   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 1996



                                                    REGISTRATION NO. 333-5455


                                                                     333-5455-01

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              AVONDALE MILLS, INC.
           (Exact name of co registrant as specified in its charter)
                             ---------------------

             ALABAMA                             2228                           63-0936782
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification Number)

                             ---------------------
                             AVONDALE INCORPORATED
           (Exact name of co registrant as specified in its charter)
                             ---------------------

             GEORGIA                             2228                           58-0477150
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification Number)

                             ---------------------
                             506 SOUTH BROAD STREET
                             MONROE, GEORGIA 30655
                                 (770) 267-2226

  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               G. STEPHEN FELKER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              AVONDALE MILLS, INC.
                             506 SOUTH BROAD STREET
                             MONROE, GEORGIA 30655
                                 (770) 267-2226

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:


                                MARY A. BERNARD

                                KING & SPALDING
                                120W 45TH STREET
                         NEW YORK, NEW YORK 10036-4003
                                 (212) 556-2100
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE


- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------
                                                                                PROPOSED
                                                                PROPOSED        MAXIMUM
                                                 AMOUNT         MAXIMUM        AGGREGATE       AMOUNT OF
     TITLE OF CLASS OF SECURITIES TO BE          TO BE      AGGREGATE PRICE     OFFERING      REGISTRATION
                 REGISTERED                    REGISTERED     PER UNIT(1)       PRICE(1)          FEE
- ------------------------------------------------------------------------------------------------------------
10 1/4% Senior Subordinated Notes Due
  2006......................................   $125,000,000       100%        $125,000,000     $43,104(2)
- ------------------------------------------------------------------------------------------------------------
Guarantees of 10 1/4% Senior Subordinated
  Notes Due 2006............................        --             --              --           None(3)
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933.

(2) Previously paid.


(3) No fee required pursuant to Rule 457(h).


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              AVONDALE MILLS, INC.

                             CROSS REFERENCE TABLE
             LOCATION IN PROXY STATEMENT/PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-4

           ITEM NUMBER AND CAPTION IN FORM S-4                       LOCATION IN PROSPECTUS
  -----------------------------------------------------  -----------------------------------------------
    A.  INFORMATION ABOUT THE TRANSACTION
    1.  Forepart of Registration Statement and Outside
          Front Cover Page of Prospectus...............  Outside Front Cover Page of Prospectus; Cover
                                                           Page of the Registration Statement
    2.  Inside Front and Outside Back Cover Pages of
          Prospectus...................................  Inside Front Cover Page; Outside Back Cover
                                                           Page
    3.  Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information................  Prospectus Summary; Risk Factors; The Company;
                                                           Selected Historical Consolidated Financial
                                                           Data
    4.  Terms of the Transaction.......................  Prospectus Summary; The Exchange Offer;
                                                           Description of the Notes; Certain Federal
                                                           Income Tax Consequences
    5.  Pro Forma Financial Information................  Summary; Selected Financial Information
    6.  Material Contacts with the Company Being
          Acquired.....................................  Not Applicable
    7.  Additional Information Required for Reoffering
          by Persons and Parties Deemed to be
          Underwriters.................................  Not Applicable
    8.  Interests of Named Experts and Counsel.........  Legal Matters
    9.  Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities..................................  Not Applicable
    B.  INFORMATION ABOUT THE REGISTRANT
   10.  Information With Respect to S-3 Registrants....  Not Applicable
   11.  Incorporation of Certain Information by
          Reference....................................  Not Applicable
   12.  Information With Respect to S-2 or S-3
          Registrants..................................  Not Applicable
   13.  Incorporation of Certain Information by
          Reference....................................  Not Applicable
   14.  Information With Respect to Registrants Other
          Than S-3 or S-2 Registrants..................  Prospectus Summary; Risk Factors;
                                                           Capitalization; Management's Discussion and
                                                           Analysis of Financial Condition and Results
                                                           of Operations; Selected Historical
                                                           Consolidated Financial Data; Business -- The
                                                           Company; Business -- Graniteville; The
                                                           Exchange Offer; The Transactions; Management;
                                                           Security Ownership of Certain Beneficial
                                                           Owners and Management; Description of Certain
                                                           Indebtedness; Description of the Notes;
                                                           Financial Statements
    C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
   15.  Information With Respect to S-3 Companies......  Not Applicable
   16.  Information With Respect to S-2 or S-3
          Companies....................................  Not Applicable
   17.  Information With Respect to Companies Other
          Than S-2 or S-3 Companies....................  Not Applicable
    D.  VOTING AND MANAGEMENT INFORMATION
   18.  Information if Proxies, Consents or
          Authorizations are to be Solicited...........  Not Applicable
   19.  Information if Proxies, Consents or
          Authorizations are not to be Solicited, or in
          an Exchange Offer............................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 1996


                              AVONDALE MILLS, INC.

                    OFFER TO EXCHANGE ALL OF ITS OUTSTANDING
                   10 1/4% SENIOR SUBORDINATED NOTES DUE 2006
                 FOR 10 1/4% SENIOR SUBORDINATED NOTES DUE 2006

          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                             ---------------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                     ON OCTOBER    , 1996, UNLESS EXTENDED.

                             ---------------------

    Avondale Mills, Inc., an Alabama corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal relating to the Exchange Offer (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10 1/4% Senior Subordinated Notes Due 2006 (the "New Notes"), which will be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for $1,000 principal amount of its outstanding 10 1/4% Senior Subordinated Notes Due 2006 (the "Old Notes", and, together with the New Notes, the "Notes"), of which an aggregate of $125,000,000 in principal amount is outstanding as of the date of this Prospectus. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by October 28, 1996, the rate at which the Old Notes bear interest will be 10 3/4% per annum from and including October 28, 1996 until but excluding the date of consummation of the Exchange Offer.

    The New Notes are not redeemable prior to May 1, 2001, except that, until May 1, 1999, the Company may redeem, at its option, up to $25 million of the principal amount of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined) if at least $100 million of the principal amount of the Notes remains outstanding after each such redemption. On or after May 1, 2001, the New Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as defined), each holder of New Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes".


    The New Notes will be unsecured and subordinated to all existing and future Senior Indebtedness (as defined) of the Company and will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. As of August 30, 1996, the Company had $178.1 million of Senior Indebtedness outstanding. The New Notes will rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the Company and senior to any other subordinated indebtedness of the Company issued after April 29, 1996. The New Notes will be fully and unconditionally guaranteed on a senior subordinated basis by Avondale Incorporated, the sole shareholder of the Company. Contemporaneously with the closing of the offering of the Old Notes, the Company entered into an amended and restated revolving credit facility (the "New Credit Facility") with a group of lenders providing for up to $225 million of loans. The indebtedness under the New Credit Facility has been guaranteed on a senior basis by Avondale Incorporated and secured by substantially all of the assets of the Company. See "Capitalization" and "Pro Forma Financial Information".



    The Company will accept for exchange any and all validly tendered Old Notes
on or prior to 5:00 p.m., New York City time, on October   , 1996, unless
extended (if and as extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer".



    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company or Avondale Incorporated within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating in, does not intend to participate in and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company or Avondale Incorporated may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.


    Each broker-dealer (other than an affiliate of the Company or Avondale Incorporated) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company or Avondale Incorporated may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."


     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE TENDERING OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.


               The date of this Prospectus is September   , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 75 Park Place, New York, New York 10007 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


     As a result of the filing of the Registration Statement with the Commission, the Company and Avondale Incorporated will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The Company intends to request the Commission to conditionally exempt the Company from the informational requirements of the Exchange Act pursuant to Staff Accounting Bulletin No. 53 and Rule 12(h) of the Exchange Act. In the event that neither the Company nor Avondale Incorporated is subject to the informational requirements of the Exchange Act, the Company or Avondale Incorporated will be required under the Indenture (as defined) to continue to file with the Commission the annual and quarterly reports, information, documents or other reports, including, without limitation, reports on Forms 10-K, 10-Q and 8-K, which would be required pursuant to the information requirements of the Exchange Act.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and historical and pro forma financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to (i) the Company or Avondale are to Avondale Mills, Inc. (the issuer of the Notes) and its subsidiaries, (ii) Graniteville are to substantially all of the assets and certain of the liabilities of the textile business of Graniteville Company and its subsidiaries, (iii) historical or pro forma financial statements or data of the Company are to the historical or pro forma financial statements or data of Avondale Incorporated, the sole shareholder of the Company, and the Company on a consolidated basis and (iv) historical financial statements or data of Graniteville are to the historical financial statements or data of the textile business of Graniteville Company. Unless the context otherwise requires, any reference to a "fiscal" year of the Company or Graniteville, as the case may be, refers to (i) the Company's fiscal year ended or ending on the last Friday of August in such year and (ii) Graniteville's fiscal year ended or ending on the Sunday in December or January nearest the last day of December in such year.


                                    AVONDALE



     Avondale is one of the largest domestic manufacturers of cotton and cotton-blend yarns and is a leading domestic producer of denim. Avondale markets its products primarily in the United States to the apparel market and, to a lesser extent, the home furnishings and industrial products markets. The Company's three operating divisions -- yarns, finished fabrics and greige (unfinished, undyed) fabrics -- operate 14 modern manufacturing facilities in the Southeast. The Company's yarn, finished fabric and greige fabric products accounted for 54.5%, 37.9% and 7.6%, respectively, of the Company's net sales of $538.7 million in fiscal 1995.


     Avondale Incorporated's predecessor was founded in 1895 by the family of G. Stephen Felker, the Company's Chairman, President and Chief Executive Officer. Prior to 1986, Avondale Incorporated's predecessor primarily manufactured and marketed greige fabrics. In July 1986, Avondale Incorporated's predecessor, together with Mr. Felker and certain other investors, acquired the Company (the "1986 Acquisition"). The 1986 Acquisition expanded the Company's product line to include yarns and finished fabrics and significantly increased the Company's revenue base. In their respective last full fiscal years preceding the 1986 Acquisition, Avondale Incorporated's predecessor and Avondale had net sales of $40.5 million and $238.3 million, respectively.

     Since the 1986 Acquisition, the Company's management team has implemented a strategy focused on producing high quality, value-added yarns and fabrics, reducing incremental manufacturing unit costs, maximizing manufacturing flexibility, optimizing raw material sourcing and utilization and providing superior customer service. Over the past 11 years, through acquisitions and improved performance, management has increased net sales from the $40.5 million achieved by Avondale Incorporated's predecessor in fiscal 1985 (the last full fiscal year prior to the 1986 Acquisition) to $538.7 million in fiscal 1995, a compound annual growth rate of 29.5%. Since the 1986 Acquisition, the Company's EBITDA margin has averaged 15.0% per year from fiscal 1987 through fiscal 1995.


     Avondale is incorporated under the laws of the State of Alabama. Avondale Incorporated is incorporated under the laws of the State of Georgia. The Company's and Avondale Incorporated's principal executive offices are located at 506 South Broad Street, Monroe, Georgia 30655, and their telephone number is
(770) 267-2226.


                                  GRANITEVILLE


     Graniteville, founded over 150 years ago, is a leading manufacturer and marketer of cotton and cotton-blend finished fabrics. Graniteville markets its products, which include utility wear fabrics, sportswear fabrics, denim and specialty fabrics, primarily in the United States to the apparel and industrial products markets. Graniteville operates 10 manufacturing facilities, including a modern piece-dyeing and finishing plant believed by the Company to be the largest in the United States (in terms of pounds processed), all within a 20-mile radius of Graniteville, South Carolina. Graniteville's utility wear fabrics, sportswear fabrics, denim and specialty fabrics accounted for 47.8%, 16.9%, 27.2% and 8.1%, respectively, of Graniteville's net sales of $505.7 million in fiscal 1995. Over the past 10 years, Graniteville's net sales have increased on a scale similar to the Company's sales growth, increasing from $279.5 million in fiscal 1986 to $505.7 million in fiscal 1995, a compound annual growth rate of 6.8%.



                            THE RECENT TRANSACTIONS



     On March 31, 1996, Avondale entered into an asset purchase agreement (the "Asset Purchase Agreement") with Triarc Companies, Inc. ("Triarc") and Graniteville Company pursuant to which Avondale acquired Graniteville on April 29, 1996 (the "Graniteville Acquisition") for aggregate consideration of $255 million in cash less the "deficit amount". The deficit amount, if any, will be equal to the excess of $242 million over the net book value, as of April 29, 1996, of assets acquired and liabilities assumed in connection with the Graniteville Acquisition. The parties are in the process of determining the deficit amount, if any. If there is a deficit amount, Graniteville Company (or Triarc as guarantor) will be required to repay to the Company an amount equal to the deficit amount, plus interest thereon from April 29, 1996. On May 21, 1996, Triarc, on behalf of Graniteville Company, paid to the Company $5.0 million, which amount will be applied to the deficit amount, if any. Interest will not accrue on such $5.0 million after the date of such payment. The Company has estimated the deficit amount to be $15.1 million in its preliminary purchase price allocation. See "Pro Forma Financial Information". In addition, Avondale paid (or will pay) $5.0 million in acquisition costs, which include, among other things, $2.6 million in prepayment penalties that were incurred by Graniteville Company and reimbursed by the Company in connection with the repayment by Graniteville Company of certain of its outstanding indebtedness.


     The purchase price for the Graniteville Acquisition was financed with the net proceeds of the following concurrent financing transactions (collectively, the "Financings"):

          (i) the offer and sale of $125.0 million principal amount of Old Notes (the "Offering");


          (ii) borrowings of $173.0 million under the New Credit Facility (which included amounts used to refinance $130.0 million of borrowings outstanding as of April 29, 1996 under the Old Credit Facility and $45.0 million to repay in full the Company's 5.65% Payment-In-Kind Subordinated Notes (the "5.65% Subordinated Notes")), which when combined with the Receivables Securitization Facility (as defined below), replaced the Company's then existing credit facility (the "Old Credit Facility"). Wachovia Bank of Georgia, N.A. ("Wachovia") and The First National Bank of Chicago ("First Chicago") act as agents under the New Credit Facility;


          (iii) proceeds of $104.0 million from the sale of certain trade receivables in connection with a securitization facility (the "Receivables Securitization Facility") of certain trade receivables originated by the Company. First Chicago provided the Receivables Securitization Facility to the Company through a special purpose vehicle administered by it; and

          (iv) an equity private placement of 2,222,223 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Avondale Incorporated for an aggregate purchase price of $40.0 million (the "Equity Private Placement"). Such shares were purchased by affiliates (collectively, the "Clipper Group") of Clipper Capital Partners, L.P. ("Clipper") and represent 16.7% of the outstanding shares of all classes of common stock of Avondale Incorporated and 7.0% of the combined outstanding voting power thereof. In March 1994, the Company repurchased all of the Class A Common Stock of Avondale Incorporated owned by certain entities that participated in the 1986 Acquisition, some of which are affiliates of certain purchasers in the Equity Private Placement.

     The Graniteville Acquisition and the Financings and the application of the net proceeds of each of the Financings (including repayment of all borrowings outstanding under the Old Credit Facility and the 5.65% Subordinated Notes) are herein collectively referred to as the "Transactions".

                               THE EXCHANGE OFFER

Securities Offered.........  $125,000,000 aggregate principal amount of 10 1/4%
                             Senior Subordinated Notes due 2006, which have been registered under the Securities Act (the "New Notes", and, together with the Old Notes, the "Notes").

The Exchange Offer.........  Upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), the Company hereby offers to exchange (the "Exchange Offer"), $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes that are validly tendered and not withdrawn on or prior to the Expiration Date (as defined). Holders of Old Notes whose Old Notes are not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture governing the Old Notes and the New Notes.


Resale.....................  Based on interpretations by the staff of the
                             Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company or Avondale Incorporated within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating in, does not intend to participate in and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company or Avondale Incorporated may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company or Avondale Incorporated) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". Any broker-dealer who is an affiliate of the Company or Avondale Incorporated may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on October   , 1996, unless
                             extended, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


Conditions to the
  Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions of the Exchange Offer." The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.


Procedures for Tendering
  Old Notes................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or facsimile thereof, together with such Old Notes and any other required documentation to The Bank of New York, the Exchange Agent, at the address set forth herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" of the Company or Avondale Incorporated within the meaning of Rule 405 under the Securities Act or, that if such holder or other person is an affiliate of the Company or Avondale Incorporated, such holder or other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange Offer -- Terms of the Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange
                             Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures".


Special Procedures for
  Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder.

                             The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The

                             Exchange Offer -- Terms of the Exchange
                             Offer -- Procedures for Tendering Old Notes".

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                             Offer -- Terms of the Exchange Offer -- Guaranteed Delivery Procedures".

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions (as described more fully in "The Exchange Offer -- Conditions of the Exchange Offer"), the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights..........  Except as otherwise provided herein, tenders of Old
                             Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes".

Certain Federal Income Tax
  Considerations...........  For a discussion of certain federal income tax considerations relating to the exchange of the New Notes for the Old Notes, see "Certain Federal Income Tax Considerations".

Exchange Agent.............  The Bank of New York is the Exchange Agent. The
                             address, telephone number and facsimile number of the Exchange Agent are set forth in "The Exchange Offer -- Exchange Agent".

Consequences of Failure to
  Exchange Old Notes.......  Holders of Old Notes who do not exchange their Old
                             Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the
                             Notes -- Registration Rights".

                         SUMMARY OF TERMS OF NEW NOTES

     The Exchange Offer applies to $125,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding.

Securities Offered.........  $125,000,000 aggregate principal amount of 10 1/4%
                             Senior Subordinated Notes Due 2006, which have been registered under the Securities Act.

Maturity Date..............  May 1, 2006.

Interest Payment Dates.....  May 1 and November 1 of each year, commencing
                             November 1, 1996.

Optional Redemption........  The Notes are not redeemable prior to May 1, 2001, except that, until May 1, 1999, the Company may redeem, at its option, up to an aggregate of $25 million of the principal amount of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings if at least $100 million of the principal amount of the Notes remain outstanding after each such redemption. On or after May 1, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. See "Description of the
                             Notes -- Optional Redemption".


Change of Control..........  Upon a Change of Control, each holder of the Notes may require the Company to repurchase the Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. See "Risk Factors -- Change of Control and Possible Inability to Repurchase Notes" and "Description of the Notes -- Change of Control".



Ranking....................  The Notes are unsecured and subordinated to all existing and future Senior Indebtedness of the Company and are effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time. As of August 30, 1996, the Company had $178.1 million of Senior Indebtedness outstanding. The Notes rank pari passu in right of payment with all existing and future senior subordinated indebtedness of the subordinated indebtedness of the Company issued after April 29, 1996. See "Description of the
                             Notes -- Ranking" and "Pro Forma Financial
                             Information".


Guaranty...................  The payment of principal and interest on the Old
                             Notes is, and, with respect to the New Notes, will be, fully and unconditionally guaranteed on a senior subordinated basis by Avondale Incorporated. The guarantee by Avondale Incorporated is subordinated to all existing and future Senior Indebtedness of Avondale Incorporated, including Avondale Incorporated's guarantee of the Company's obligations under the New Credit Facility. Avondale Incorporated currently conducts no business and has no significant assets other than the capital stock of the Company, all of which is pledged to secure Avondale Incorporated's obligations under the New Credit Facility. See "Description of the Notes -- Guaranty".

Restrictive Covenants......  The indenture under which the Old Notes were, and the New Notes will be, issued (the "Indenture") limits (i) the issuance of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on capital stock of the Company and the purchase, redemption or retire-ment of capital stock or indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and (vi) certain consolidations, mergers and transfer of assets. The Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See "Description of the Notes -- Certain Covenants".

Use of Proceeds............  The Company will not receive any proceeds from the
                             Exchange Offer. The net proceeds from the Offering were used, together with a portion of the net proceeds of the other Financings, to finance the purchase price of the Graniteville Acquisition.

Exchange Offer;
Registration Rights........  Holders of New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the holders of Old Notes, to file an Exchange Offer Registration Statement (as defined). The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement. Under certain circumstances, certain holders of Notes (including holders who may not participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such Holders. See "Description of the
                             Notes -- Registered Exchange Offer; Registration Rights".

Book-Entry; Delivery
  and Form.................  Transfers of Notes between participants in The
                             Depository Trust Company ("DTC") will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. See "Description of the Notes -- Book-Entry; Delivery and Form."

                                  RISK FACTORS

     Holders of Old Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus before making a decision to tender their Old Notes in the Exchange Offer.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA


     The following tables set forth a summary of selected consolidated financial data of (i) Avondale for each of the five fiscal years in the period ended August 25, 1995, which were derived from the audited Consolidated Financial Statements of the Company, and for the thirty-nine weeks ended May 26, 1995 and May 24, 1996, which were derived from the unaudited Consolidated Financial Statements of the Company and (ii) Graniteville for the ten months ended January 2, 1994 and each of the two fiscal years in the period ended December 31, 1995, which were derived from the audited Financial Statements of Graniteville, and for the two months ended February 28, 1993, the twelve months ended January 2, 1994 and the thirteen weeks ended April 2, 1995 and March 31, 1996, which were derived from the unaudited Financial Statements of Graniteville.


AVONDALE


                                                                                  THIRTY-NINE WEEKS ENDED
                                                  FISCAL YEAR                   ---------------------------
                                   ------------------------------------------     MAY 26,        MAY 24,
                                    1991     1992     1993     1994     1995        1995           1996
                                   ------   ------   ------   ------   ------   ------------   ------------
                                                (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIO)
STATEMENT OF INCOME DATA:
  Net sales......................  $457.3   $528.4   $495.5   $481.6   $538.7      $410.6         $423.1
  Gross profit...................    26.5    107.2     99.5     51.0     71.2        58.1           42.6
  Operating income...............     7.0     85.9     76.8     28.9     47.6        40.0           21.3
  Interest expense, net..........     9.8      4.5      2.1      6.5     14.3        11.2           10.7
  Income (loss) before
     extraordinary item and
     cumulative effect of
     accounting change...........    (2.2)    50.4     45.2     14.0     20.9        17.9            5.4
  Net income (loss)(a)...........    (5.7)    50.4     42.4     14.0     20.9        17.9            5.4
  Net income (loss) per common
     share(a)....................    (.27)    2.40     2.06      .85     1.88        1.61            .48
OTHER DATA:
  Capital expenditures...........  $ 12.1   $ 25.2   $ 36.4   $ 17.6   $ 15.8      $ 11.4         $ 24.2
  Depreciation and
     amortization................    21.3     20.3     22.4     23.3     23.8        17.8           20.5
  EBITDA(b)......................    28.1    101.8     98.3     57.8     75.1        59.2           41.2
  Ratio of earnings to fixed
     charges(c)..................      (d)    19.0x    37.2x     4.5x     3.4x        3.6x           1.7x


GRANITEVILLE

                            TWO MONTHS
                              ENDED      TEN MONTHS   TWELVE MONTHS                     THIRTEEN WEEKS ENDED
                             FEBRUARY      ENDED          ENDED         FISCAL YEAR     --------------------
                               28,       JANUARY 2,    JANUARY 2,     ---------------   APRIL 2,   MARCH 31,
                             1993(E)      1994(E)        1994(E)       1994     1995      1995       1996
                            ----------   ----------   -------------   ------   ------   --------   ---------
                                                      (IN MILLIONS, EXCEPT RATIO)
STATEMENT OF OPERATIONS
  DATA:
  Net sales...............    $ 84.9       $416.4        $ 501.3      $497.1   $505.7    $ 134.4    $ 121.0
  Gross profit............      14.7         53.8           68.5        53.0     44.3       14.1       11.7
  Operating income(f).....       9.1         21.5           30.6        21.1     14.2        6.1        3.2
  Net income (loss)(f)....       4.7          2.7            7.4         3.1     (6.3)       1.4       (1.4)
OTHER DATA:
  Capital expenditures....    $  4.3       $ 21.9        $  26.2      $ 21.4   $ 11.7    $   1.7    $   0.7
  Depreciation and
     amortization.........       1.8         10.4           12.2        13.2     14.4        3.8        3.8
  EBITDA(g)...............       8.9         30.0           38.9        36.5     34.1       12.0        7.5
  Ratio of earnings to
     fixed charges(h).....       5.6x         1.6x           2.1x        1.3x      (i)       1.6x        (i)

- ---------------

(a) Reflects a charge of $3.5 million (net of income taxes) ($.16 per share) for the cumulative effect of a change in accounting for postretirement benefits in fiscal 1991 and an extraordinary loss of $2.8 million (net of income taxes) ($.14 per share) on retirement of debt in fiscal 1993.

(b) EBITDA for Avondale is defined as net income plus (i) the extraordinary item and cumulative effect of accounting change, (ii) provision for income taxes, (iii) interest expense, net, (iv) discount and expenses on sale of receivables, and (v) depreciation and amortization and, plus or minus, as the case may be, adjustments to cost of goods sold made under the last in, first out (LIFO) inventory valuation method. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.


(c) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary item and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs, the discount and expenses on sale of receivables and the portion of rental expense that is representative of the interest factor in these rentals.

(d) In fiscal 1991, earnings were insufficient to cover fixed charges as fixed charges exceeded earnings by $3.6 million.
(e) On October 27, 1993, the board of directors of Triarc approved a change in Graniteville's fiscal year from a 52-53 week period ending on the Sunday nearest the last day of February to a 52-53 week fiscal year ending on the Sunday nearest the last day of December. Therefore, Graniteville's selected financial data for the two months ended February 28, 1993 and the twelve months ended January 2, 1994 are being presented for comparative purposes only. The selected financial data for the two months ended February 28, 1993 is compiled from Graniteville's monthly unaudited financial statements, and the selected financial data for the twelve months ended January 2, 1994 is a compilation of the unaudited financial data for the two months ended February 28, 1993 and the audited financial data for the ten months ended January 2, 1994. As a result, such selected financial data include estimates inherent in preparing interim financial statements, which estimates were based on Graniteville's actual fiscal years. Such estimates include LIFO adjustments resulting from interim and year-end calculations based on Graniteville's actual fiscal years. Had such calculations been based on the twelve months ended January 2, 1994, such calculations, and the adjustments resulting therefrom, would have been different.
(f) Reflects management and other fees paid by Graniteville to Triarc of $0.6 million, $7.7 million, $8.3 million, $4.7 million, $4.6 million, $1.1 million and $1.2 million for the two months ended February 28, 1993, the ten months ended January 2, 1994, the twelve months ended January 2, 1994, fiscal 1994, fiscal 1995 and the thirteen weeks ended April 2, 1995 and March 31, 1996, respectively.
(g) EBITDA for Graniteville is defined as net income plus (i) provision for income taxes, (ii) interest expense with affiliate, (iii) interest expense and (iv) depreciation and amortization and, plus or minus, as the case may be, adjustments to cost of goods sold made under the LIFO inventory valuation method. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.
(h) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.
(i) In fiscal 1995 and the thirteen weeks ended March 31, 1996, earnings were insufficient to cover fixed charges as fixed charges exceeded earnings by $5.5 million and $2.2 million, respectively.

                        SUMMARY PRO FORMA FINANCIAL DATA


     The following table sets forth summary pro forma financial data of the Company, which data are derived from the Pro Forma Combined Statements of Income for the year ended August 25, 1995 and the thirty-nine weeks ended May 24, 1996 appearing elsewhere in this Prospectus. The pro forma statement of income data and other data give effect to the Transactions as if they had occurred at the beginning of the periods presented. See "Pro Forma Financial Information".



                                                                     FISCAL 1995(A)
                                                   --------------------------------------------------
                                                   AVONDALE   GRANITEVILLE   ADJUSTMENTS   PRO FORMA
                                                   --------   ------------   -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF INCOME DATA:
  Net sales......................................  $538,652     $504,097      $  (2,665)   $1,040,084
  Gross profit...................................    71,217       52,387          1,030       124,634
  Operating income...............................    47,611       22,228          5,576        75,415
  Interest expense, net..........................    14,333       18,499         (4,592)       28,240
  Discount and expenses on sale of receivables...        --           --          7,249         7,249
  Net income.....................................    20,939        2,848          1,795        25,582
  Net income per common share....................      1.88                                      1.92
OTHER DATA:
  Capital expenditures...........................  $ 15,823     $ 12,815      $      --    $   28,638
  Depreciation and amortization..................    23,849       13,820         (1,030)       36,639
  EBITDA.........................................    75,124       39,568          4,546       119,238(b)
  Pro forma ratio of EBITDA to interest expense,
     net and discount and expenses on sale of
     receivables.................................                                                 3.4x
  Pro forma ratio of earnings to fixed
     charges(c)..................................                                                 2.2x



                                                        THIRTY-NINE WEEKS ENDED MAY 24, 1996(D)
                                                   --------------------------------------------------
                                                   AVONDALE   GRANITEVILLE   ADJUSTMENTS   PRO FORMA
                                                   --------   ------------   -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF INCOME DATA:
  Net sales......................................  $423,092     $335,502      $  (5,516)   $  753,078
  Gross profit...................................    42,630       28,726          1,256        72,612
  Operating income...............................    21,305        5,247          4,515        31,067
  Interest expense, net..........................    10,724       14,518         (5,695)       19,547
  Discount and expenses on sale of receivables...     2,180           --          4,990         7,170
  Net income (loss)..............................     5,421       (8,770)         3,210          (139)
  Net income (loss) per common share.............       .48                                      (.01)
OTHER DATA:
  Capital expenditures...........................  $ 24,197     $  3,905      $      --       $28,102
  Depreciation and amortization..................    20,487        9,865          1,256        29,096
  EBITDA.........................................    41,242       18,851          3,259        63,352(b)
  Pro forma ratio of EBITDA to interest expense,
     net and discount and expenses on sale of
     receivables.................................                                                 2.4x
  Pro forma ratio of earnings to fixed
     charges(c)..................................                                                 1.2x

- ---------------


(a) The pro forma statement of income data for fiscal 1995 are derived from the unaudited Pro Forma Combined Statement of Income for the year ended August 25, 1995, which is based on Avondale's audited Consolidated Statement of Income for the year ended August 25, 1995 and Graniteville's unaudited Statement of Operations for the twelve months ended July 2, 1995. See "Pro Forma Financial Information".

(b) Pro forma EBITDA for Avondale is defined as pro forma net income plus, on a pro forma basis, (i) provision for income taxes, (ii) interest expense, net, (iii) discount and expenses on sale of receivables, (iv) depreciation and amortization and, plus or minus, as the case may be, adjustments to cost of goods sold of Avondale and/or Graniteville made under the LIFO inventory valuation method. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.


(c) The pro forma ratio of earnings to fixed charges is computed by dividing pro forma earnings by pro forma fixed charges. For this purpose, "pro forma earnings" include pro forma operating income (loss) before income taxes plus pro forma fixed charges. Pro forma fixed charges include pro forma interest, whether expensed or capitalized, amortization of deferred financing costs, the discount and expenses on sale of receivables and the portion of rental expense that is representative of the interest factor in these rentals.


(d) The pro forma statement of income data for the thirty-nine weeks ended May 24, 1996 are derived from the unaudited Pro Forma Combined Statement of Income for the thirty-nine weeks ended May 24, 1996, which is based on Avondale's unaudited Consolidated Statement of Income for the thirty-nine weeks ended May 24, 1996 and Graniteville's unaudited Statement of Operations for the eight months ended April 28, 1996. See "Pro Forma Financial Information".

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully before tendering Old Notes in the Exchange Offer, although the risk factors set forth below (other than "-- Consequences of Failure to Exchange and Requirements for Transfer of New Notes") are generally applicable to the Old Notes as well as the New Notes.

CYCLICAL AND COMPETITIVE NATURE OF TEXTILE INDUSTRY

     The demand for textile products, including those offered by the Company as a result of the Graniteville Acquisition, tends to fluctuate with the general business cycle of the U.S. economy. In addition, the popularity, supply and demand for particular textile products may change significantly from year to year based on prevailing fashion trends and other factors. These factors have contributed to fluctuations in the sales and profitability of certain textile products and in the Company's results of operations. A decline in the demand for textile products, an increase in the supply of textile products due to expansion of capacity within the textile industry, changes in fashion trends or deteriorating economic conditions could have a material adverse effect on the Company's results of operations and financial condition. Pro forma for the Graniteville Acquisition, a substantial portion of the Company's pro forma net sales in fiscal 1995 were attributable to sales of yarn or fabrics to the apparel market.

     Reflecting the cyclical nature of the textile industry, many textile producers tend to increase capacity during years in which sales are strong. Such increases in capacity tend to accelerate a general economic downturn in the Company's textile markets. New yarn production capacity which became operational in the last three years was one of the significant factors that negatively impacted the results of Avondale's yarn division in fiscal 1994 and 1995 and will adversely impact results for fiscal 1996. In North America, new production capacity could negatively impact the Company's results in its denim and yarn business. The Company believes that capital investment plans in calendar 1996 will increase industry capacity for denim by approximately 11% over the next three years. Such increases and any future capacity increases in the yarn and denim industries could influence future pricing depending upon market conditions.

     The textile industry is highly competitive, and no single company is dominant. The Company's competitors include large, vertically integrated textile companies and numerous smaller companies. Increases in domestic capacity and imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers. Competition in the form of imported textile and apparel products, pricing strategies of domestic competitors and the proliferation of newly styled fabrics competing for fashion acceptance have been factors affecting the Company's business environment. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. The failure of the Company to compete effectively with respect to any of these key factors or to keep pace with rapidly changing markets could have a material adverse effect on the Company's business. See "Business -- The Company -- Competition" and "Business -- Graniteville -- Competition".


SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE DEBT



     As a result of the consummation of the Transactions, Avondale has substantial indebtedness and significant debt service requirements. As of August 30, 1996, the Company's total indebtedness was $303.1 million. The degree to which the Company is leveraged will have important consequences to holders of the Notes, including the following: (i) the ability of the Company to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available to the Company for other purposes; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable in the event of a downturn in its business; and (v) to the extent that the Company incurs any indebtedness under the New Credit Facility, which indebtedness will be at variable rates, the Company will be vulnerable to increases in interest rates. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company". As of August 30, 1996, $161.1 million in aggregate borrowings were outstanding under the New Credit Facility and available borrowings thereunder were $63.9 million. All borrowings under the New Credit Facility will mature on April 28, 2001. See "Description of Certain Indebtedness".



     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. There can be no assurance that the Company will continue to generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the New Credit Facility or from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. In addition, the terms of the New Credit Facility and the Indenture restrict the Company's ability to sell assets and the use of the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources".


     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all of such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to funding obligations under such indebtedness. In addition, such holders could proceed against their collateral (if any) which, in the case of certain indebtedness, consists of substantially all of the assets of the Company. Any default with respect to any of the Company's indebtedness could result in a default under other indebtedness or result in a bankruptcy of the Company. Such defaults or any bankruptcy of the Company could result in a default under the Indenture and could delay or preclude payment of principal of, or interest on, the Notes. See "Description of the Notes -- Ranking".


UNPREDICTABILITY OF COST AND AVAILABILITY OF RAW MATERIALS



     The primary raw material used in the Company's manufacturing processes is cotton, and the cost of cotton is one of the most significant factors affecting the Company's cost of sales. Prior to 1991, from time to time, domestic cotton prices exceeded world prices, which created a competitive disadvantage for the Company and other domestic textile manufacturers. To the extent that U.S. cotton prices exceed world cotton prices, the Company's competitiveness may be materially, adversely affected. Cotton prices are also affected by general economic conditions as well as the demand for U.S. cotton in world markets and may increase or decrease depending on other market variables at the time. Prevailing cotton prices significantly impact the Company's results of operations, and price increases could have a material adverse effect on the Company's results of operations and financial condition. In connection with its purchase of cotton, Avondale substantially covers open order requirements through direct purchases and hedging transactions. There can be no assurance that such transactions will not result in higher costs to the Company or will protect the Company from fluctuations in cotton prices. Further, since cotton is an agricultural product, its supply and quality are subject to forces of nature. Any material shortage or interruption in the supply, or variations in the quality of cotton by reason of weather, disease or other factors could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company" and "Business -- The Company -- Raw Materials".



POSSIBLE ADVERSE IMPACT OF GOVERNMENT POLICY AND REGULATIONS


     The domestic textile market is subject to various U.S. governmental policies affecting raw material costs and product supply. In addition, the policies of foreign governments may, directly or indirectly, affect the domestic market. Because U.S. textile companies are generally prohibited from importing cotton, Avondale must purchase its cotton in the domestic market. Prior to 1991, from time to time, price imbalances between world and domestic cotton prices existed. A series of U.S. legislative initiatives has resulted in the reduction of the Company's effective cotton costs to near world levels. Because the availability and cost of cotton are affected by U.S. agricultural policies, Avondale may experience increased cotton costs that cannot be entirely passed on to its customers.

     The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation. In view of the labor cost advantages and the number of foreign producers of textile products that compete with certain of the Company's products, substantial elimination of import protection for domestic textile manufacturers could have a material adverse effect on the Company's business. In January 1995, a new multilateral trade organization, the World Trade Organization ("WTO"), was formed by the members of the General Agreement on Tariffs and Trade ("GATT") to replace GATT. This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarns, fabrics, made-up textiles and apparel. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which are generally exporters of textile products) that are members of the WTO to get them to reduce their tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from third world countries. See "Business -- The Company -- Description of the
Business -- Competition".


     The North American Free Trade Agreement ("NAFTA") among Canada, Mexico and the United States, which became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards that were sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. There can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's results of operations and financial condition. See "Business -- The
Company -- Description of the Business -- Competition".


RELIANCE ON SIGNIFICANT CUSTOMERS


     VF Corporation, which has been a significant customer of the Company for over five years, accounted for approximately 28% and 23% of the Company's net sales in fiscal 1995 and the thirty-nine weeks ended May 24, 1996, respectively. Pro forma for the Graniteville Acquisition, VF Corporation would have accounted for 20.6% and 17% of the Company's net sales in fiscal 1995 and the thirty-nine weeks ended May 24, 1996, respectively. No other single customer accounted for more than 9% of the Company's net sales in these periods. The loss of VF Corporation as a customer, or a significant reduction in its purchases from the Company (substantially all of which are finished fabrics), could have a material adverse effect on the Company's business. See "Business -- The
Company -- Description of the Business -- Sales and Marketing".



POSSIBLE INABILITY TO INTEGRATE THE GRANITEVILLE ACQUISITION



     With the exception of the 1986 Acquisition, the Graniteville Acquisition was significantly larger than the Company's previous acquisitions and has substantially increased the scope of the Company's business. Graniteville's net sales for fiscal 1995 were $505.7 million, and the Company's net sales for fiscal 1995 were $538.7 million. Successful integration of Graniteville's operations will depend primarily on the Company's ability to manage Graniteville's manufacturing operations (which added 10 additional manufacturing facilities to the Company's existing 14 manufacturing facilities) and to eliminate redundancies and excess costs. There can be no assurance that the Company can successfully integrate Graniteville and any failure or any inability to do so may have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company expects to realize certain cost savings and other business synergies as a result of the

Graniteville Acquisition. Realization of such cost savings and other business synergies could be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of competitors or customers and regulatory developments. There can be no assurance that the Company will achieve the expected cost savings and other business synergies.


SUBORDINATION OF THE NOTES AND GUARANTY



     The indebtedness evidenced by the Notes constitutes senior subordinated obligations of the Company. The payment of the principal of, premium (if any) and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Company. At August 30, 1996, the Company's Senior Indebtedness was $178.1 million. In addition, the Notes are effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time, including any obligation of a Receivables Subsidiary (as defined) under the Receivables Securitization Facility. The amount of additional indebtedness that the Company may incur under the Indenture may, under certain circumstances, be substantial and, in any case, such indebtedness may be Senior Indebtedness. See "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness". As of August 30, 1996, the Company had $63.9 million of borrowing availability under the New Credit Facility. Any such amounts, when borrowed, will constitute Senior Indebtedness of the Company.


     In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the Notes only after all Senior Indebtedness of the Company has been paid in full. Sufficient funds may not exist to pay amounts due on the Notes in such event. In addition, the subordination provisions of the Indenture provide that no cash payment may be made with respect to the Notes during the continuance of a payment default under any Senior Indebtedness of the Company. Furthermore, if certain non-payment defaults exist with respect to certain Senior Indebtedness of the Company, the holders of such Senior Indebtedness will be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes -- Ranking".

     Avondale Incorporated has guaranteed the Notes on a senior subordinated basis. Avondale Incorporated currently conducts no business and has no significant assets other than the capital stock of the Company, all of which is pledged to secure Avondale Incorporated's obligations under the New Credit Facility. Thus, currently there are no resources supporting Avondale Incorporated's guarantee of the Notes that are incremental to those to which holders of the Notes already have access as direct creditors of the Company. Avondale Incorporated's guarantee of the Notes is subordinate in right of payment to the guarantee by Avondale Incorporated of the Company's obligations under the New Credit Facility. See "Description of the Notes -- Guaranty".

CONTROL BY PRINCIPAL SHAREHOLDER

     Avondale Incorporated owns 100% of the outstanding capital stock of the Company. Consequently, Avondale Incorporated has the ability to exercise control over the business and affairs of the Company through its ability to elect all of the directors of the Company and control the vote on all matters requiring shareholder approval, including mergers, the sale of substantially all of the assets of the Company and other business combinations involving the Company. As of the date of this Prospectus, G. Stephen Felker, the Chairman of the Board of Directors, President and Chief Executive Officer of Avondale Incorporated, controls approximately 71% of the outstanding combined voting power of all classes of common stock of Avondale Incorporated. As a result, Mr. Felker is able to elect Avondale Incorporated's directors and control (with limited exception) the vote on all matters submitted to a vote of holders of common stock of Avondale Incorporated. Consequently, Mr. Felker effectively controls Avondale Incorporated and, indirectly, the Company.

RELIANCE ON KEY PERSONNEL

     The Company is heavily dependent upon the skills, talents and abilities of
G. Stephen Felker and Jack R. Altherr, Jr., and the loss of the services of either Mr. Felker or Mr. Altherr could have a material adverse effect on the business of the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW NOTES


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company or Avondale Incorporated within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, does not intend to participate in and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company or Avondale Incorporated may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met. Each broker-dealer (other than an affiliate of the Company or Avondale Incorporated) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". Any broker-dealer who is an affiliate of the Company or Avondale Incorporated may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


RESTRICTIONS IMPOSED BY THE NEW CREDIT FACILITY AND THE INDENTURE

     The New Credit Facility and the Indenture contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the New Credit Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the New Credit Facility.

In the event of any such default, the lenders under the New Credit Facility could elect to declare all borrowings outstanding under the New Credit Facility, together with accrued interest and other fees, to be due and payable, to require the Company to apply all of its available cash to repay such borrowings or to prevent the Company from making debt service payments on the Notes. If the Company were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If the indebtedness under the New Credit Facility or the Notes were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of the Notes" and "Description of Certain Indebtedness -- The New Credit Facility".


CHANGE OF CONTROL AND POSSIBLE INABILITY TO REPURCHASE NOTES


     The Indenture requires the Company, in the event of a Change of Control, to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. The New Credit Facility will restrict such a purchase and such an offer would require the approval of the lenders thereunder. In addition, certain events involving a Change of Control may be an event of default under the New Credit Facility or other indebtedness of the Company that may be incurred in the future. Accordingly, the right of the holders of the Notes to require the Company to repurchase the Notes may be of limited value if the Company cannot obtain the required approval under the New Credit Facility. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. Failure to offer to repurchase the Notes under such circumstances, however, would constitute an event of default under the Indenture. See "Description of the Notes -- Change of Control".

LACK OF PUBLIC MARKET FOR THE NEW NOTES

     The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by CS First Boston Corporation, the initial purchaser of the Old Notes in the Offering (the "Initial Purchaser"), that following completion of the Exchange Offer, the Initial Purchaser intends to make a market in the New Notes. However, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficultly in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial condition of the Company.

ENVIRONMENTAL LIABILITIES; OTHER GOVERNMENTAL REGULATION


     Avondale is subject to various federal, state and local environmental laws and regulations limiting the discharge, storage, handling and disposal of a variety of substances and wastes used in or resulting from its operations and potential remediation obligations thereunder. Certain of the facilities of Graniteville acquired in connection with the Graniteville Acquisition also are subject to such laws and regulations. Pursuant to the Asset Purchase Agreement, Avondale assumed all environmental liabilities of Graniteville arising with respect to such facilities. However, Graniteville Company (and Triarc as guarantor) is obligated to indemnify the Company with respect to these environmental liabilities, subject to certain limitations. See "The Recent Transactions -- Terms of the Asset Purchase Agreement -- Indemnification". The Company's operations and the operations of Graniteville also are governed by laws and regulations relating to workplace safety and worker health which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. There can be no assurance that compliance with the foregoing environmental or health and safety laws and regulations will not adversely affect the Company's or Graniteville's operations. Avondale cannot predict what environmental or health and safety legislation or regulations will be enacted in the future or how existing or future laws or regulations will be enforced, administered or interpreted, nor can it predict the amount of future expenditures which may be required in order to comply with any such environmental or health and safety laws or regulations. See "Business -- The Company -- Description of the Business -- Governmental Regulation" and
"Business -- Graniteville -- Description of the Business -- Legal Proceedings".

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the Exchange Offer. The net proceeds from the Offering were approximately $121.3 million. The Company used these net proceeds, together with a portion of the net proceeds of the other Financings, to finance the purchase price of the Graniteville Acquisition. See "The Recent Transactions". The following table sets forth the sources and uses of funds in connection with the Transactions:



                                                                                      AMOUNT
                                                                                   -------------
                                                                                   (IN MILLIONS)
SOURCES OF FUNDS:
  Old Notes......................................................................     $ 125.0
  New Credit Facility............................................................       173.0
  Receivables Securitization Facility............................................       104.0
  Equity Private Placement(a)....................................................        40.0
                                                                                       ------
          Total sources..........................................................     $ 442.0
                                                                                       ======
USES OF FUNDS:
  Graniteville Acquisition(b)....................................................     $ 260.0
  Repayment of Old Credit Facility...............................................       130.0
  Redemption of 5.65% Subordinated Notes.........................................        45.0
  Fees and expenses(c)...........................................................         7.0
                                                                                       ------
          Total uses.............................................................     $ 442.0
                                                                                       ======


- ---------------

(a) Certain of the purchasers in the Equity Private Placement are affiliates of certain entities that participated in the 1986 Acquisition. In March 1994, Avondale repurchased all of the Class A Common Stock of Avondale Incorporated owned by such affiliated entities as a result of their participation in the 1986 Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results -- The Company -- Liquidity and Capital Resources".

(b) Includes $255.0 million, the purchase price for the Graniteville Acquisition (unadjusted for the deficit amount, if any), and $5.0 million of acquisition costs, which include, among other things, $2.6 million of prepayment penalties that were incurred by Graniteville Company and reimbursed by Avondale in connection with the repayment by Graniteville Company of certain of its outstanding indebtedness in connection with the Graniteville Acquisition. The Company has estimated the deficit amount to be $15.1 million in its preliminary purchase price allocation. See "Pro Forma Financial Information".

(c) Includes (i) the discount of $3.1 million paid by the Company to the Initial Purchaser in connection with the Offering, (ii) closing and other fees aggregating $0.7 million paid in connection with the Equity Private Placement and (iii) estimated legal, accounting and other fees aggregating $3.2 million paid or payable in connection with the Transactions.

                                 CAPITALIZATION


     The following table (amounts in thousands, except per share data) sets forth as of May 24, 1996 the consolidated short-term debt and consolidated capitalization of the Company. This table should be read in conjunction with the consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.



                                                                            AT MAY 24, 1996
                                                                            ---------------
    Short-term debt(a)....................................................     $   4,000
                                                                            ============
    Long-term debt(a):
      New Credit Facility.................................................     $ 174,425
      Old Notes...........................................................       125,000
      Other long-term debt................................................        19,000
                                                                            ---------------
              Total long-term debt........................................       318,425
                                                                            ---------------
    Shareholders' equity:
      Preferred Stock, $.01 par value, 10,000 shares authorized; no shares
         issued or outstanding............................................            --
      Class A Common Stock, $.01 par value, 100,000 authorized; 10,090
         issued and outstanding...........................................           123
      Class B Common Stock, $.01 par value; 5,000 authorized; 979 issued
         and outstanding..................................................            10
      Capital in excess of par............................................        41,844
      Retained earnings...................................................        18,238
                                                                            ---------------
              Total shareholders' equity..................................        60,215
                                                                            ---------------
              Total capitalization........................................     $ 378,640
                                                                            ============


- ---------------


(a) See Notes 4 and 7 to Consolidated Financial Statements and Condensed Consolidated Financial Statements, respectively, of the Company for a discussion of the Company's outstanding debt.

                        PRO FORMA FINANCIAL INFORMATION


     The following unaudited Pro Forma Combined Statements of Income for the year ended August 25, 1995 and the thirty-nine weeks ended May 24, 1996 give effect to the Transactions as if they had occurred at the beginning of the periods presented. The unaudited (i) Pro Forma Combined Statement of Income for the year ended August 25, 1995 is based on Avondale's audited Consolidated Statement of Income for the year ended August 25, 1995 and Graniteville's unaudited Statement of Operations for the twelve months ended July 2, 1995, and
(ii) Pro Forma Combined Statement of Income for the thirty-nine weeks ended May 24, 1996 is based on Avondale's unaudited Consolidated Statement of Income for the thirty-nine weeks ended May 24, 1996 and a compilation of Graniteville's unaudited Statements of Operations for each month during the eight months ended April 28, 1996.



     The Graniteville Acquisition has been accounted for using the purchase method of accounting. The total estimated purchase price for the Graniteville Acquisition has been allocated to tangible assets and liabilities based upon management's preliminary estimates of their fair values with the excess of cost over net assets acquired allocated to goodwill. Each of such allocations is subject to revision when additional information concerning asset and liability valuations is obtained and when the deficit amount is determined pursuant to the Asset Purchase Agreement. In the opinion of the Company's management, the asset and liability valuation for the Graniteville Acquisition is not expected to be materially different from the pro forma information presented herein. For purposes of presenting pro forma results, no changes in revenues and expenses, except for the elimination of management and other fees paid by Graniteville to Triarc (as described in Note (d) of Notes to Pro Forma Combined Statements of Income), have been made to reflect the results of any modification to operations that might have been made had the Graniteville Acquisition been consummated on the assumed effective dates as set forth above. The pro forma combined expenses include the recurring costs which are attributable to these transactions, such as interest expense, depreciation expense, amortization of debt issuance costs, losses on sales of receivables under the Receivables Securitization Facility and amortization of the excess of the cost over net assets acquired.


     The pro forma financial information does not purport to represent what the Company's results of operations or financial position would actually have been had the Transactions actually occurred on the dates set forth above or to project the Company's results of operations or financial condition for any future period or as of any date, respectively. The pro forma financial information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company and the Financial Statements and Notes thereto of Graniteville included elsewhere in this Prospectus and "Management's Discussion and Results of Operations -- The Company" and "-- Graniteville".

                     PRO FORMA COMBINED STATEMENT OF INCOME
                           YEAR ENDED AUGUST 25, 1995
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


                                                AVONDALE       GRANITEVILLE
                                                  (YEAR       (TWELVE MONTHS
                                                  ENDED           ENDED
                                                8/25/95)        7/2/95)(A)      ADJUSTMENTS          PRO FORMA
                                               -----------    --------------    -----------          ----------
Net sales...................................    $ 538,652        $504,097         $(2,665)(b)        $1,040,084
Operating costs and expenses:
  Cost of goods sold........................      443,726         437,890          (2,665)(b)           878,951
  Depreciation..............................       23,709          13,820          (1,030)(c)            36,499
  Selling and administrative expenses.......       23,606          30,159          (4,546)(d)            49,219
                                                 --------        --------         -------            ----------
Operating income............................       47,611          22,228           5,576                75,415
Interest expense, net.......................       14,333          18,499          (4,592)(e)            28,240
Discount and expenses on sale of
  receivables...............................           --              --           7,249(f)              7,249
Other income, net...........................         (761)         (1,683)             --                (2,444)
                                                 --------        --------         -------            ----------
Income before income taxes..................       34,039           5,412           2,919                42,370
Provision for income taxes..................       13,100           2,564           1,124(g)             16,788
                                                 --------        --------         -------            ----------
Net income..................................    $  20,939        $  2,848         $ 1,795            $   25,582
                                                 ========        ========         =======            ==========
Earnings per common share...................    $    1.88                                            $     1.92
                                                 ========                                            ==========
Weighted average number of shares
  outstanding...............................       11,133                           2,222(h)             13,355
                                                 ========                         =======            ==========
OTHER DATA:
  Capital expenditures......................    $  15,823        $ 12,815         $    --            $   28,638
  Depreciation and amortization.............       23,849          13,820          (1,030)               36,639
  EBITDA....................................       75,124          39,568           4,546               119,238(i)
  Pro forma ratio of EBITDA to interest
    expense, net and discount and expenses
    on sale of receivables..................                                                                3.4x
  Pro forma ratio of earnings to fixed
    charges.................................                                                                2.2x(j)


                     PRO FORMA COMBINED STATEMENT OF INCOME

                      THIRTY-NINE WEEKS ENDED MAY 24, 1996

                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


                                                      AVONDALE      GRANITEVILLE
                                                    (THIRTY-NINE      (EIGHT
                                                       WEEKS          MONTHS
                                                       ENDED           ENDED
                                                      5/24/96)      4/28/95)(A)    ADJUSTMENTS        PRO FORMA
                                                    ------------    -----------    -----------        ---------
Net sales........................................     $423,092       $ 335,502       $(5,516)(b)      $753,078
Operating costs and expenses:
  Cost of goods sold.............................      360,007         296,911        (5,516)(b)       651,402
  Depreciation...................................       20,455           9,865        (1,256)(c)        29,064
  Selling and administrative expenses............       21,325          23,479        (3,259)(d)        41,545
                                                      --------        --------       -------          --------
Operating income.................................       21,305           5,247         4,515            31,067
Interest expense, net............................       10,724          14,518        (5,695)(e)        19,547
Discount and expenses on sale of receivables.....        2,180              --         4,990(f)          7,170
Other (income) expense, net......................         (450)            221            --              (229 )
                                                      --------        --------       -------          --------
Income (loss) before income taxes................        8,851          (9,492)        5,220             4,579
Provision for (benefit of) income taxes..........        3,430            (722)        2,010(g)          4,718
                                                      --------        --------       -------          --------
Net income (loss)................................     $  5,421       $  (8,770)      $ 3,210          $   (139 )
                                                      ========                       =======
                                                                     ----------                       --------
                                                                    -----------                       --------
Earnings (loss) per common share.................     $   0.48                                        $   (.01 )
                                                      ========
                                                                                                      --------
                                                                                                      --------
Weighted average number of shares
  outstanding....................................       11,387                         1,975(h)         13,362
                                                      ========                       =======          ========
OTHER DATA:
  Capital expenditures...........................     $ 24,197       $   3,905       $    --          $ 28,102
  Depreciation and amortization..................       20,487           9,865        (1,256)           29,096
  EBITDA.........................................       41,242          18,851         3,259            63,352 (i)
  Pro forma ratio of EBITDA to interest expense,
    net and discount and expenses on sale of
    receivables..................................                                                          2.4 x
  Pro forma ratio of earnings to fixed charges...                                                          1.2 x(j)


                      (footnotes appear on following page)

                NOTES TO PRO FORMA COMBINED STATEMENTS OF INCOME


(a) Graniteville's Statements of Operations for the twelve months ended July 2, 1995 and the eight months ended April 28, 1996 represent a compilation of Graniteville's Statements of Operations for each quarterly period in the twelve-month period ended July 2, 1995 and of each month during the eight months ended April 28, 1996 (which was the day immediately preceding the date on which the Graniteville Acquisition was consummated). As a result of conforming different fiscal years, Graniteville's operating results for the months of July and August 1995 have not been included in the pro forma presentation for either period presented. Graniteville's Statements of Operations include estimates inherent in preparing interim financial statements, which estimates were based on Graniteville's actual fiscal years. Such estimates include LIFO adjustments resulting from interim and year-end calculations based on Graniteville's actual fiscal years. Had such calculations been based on the annual periods ended July 2, 1995 or April 28, 1996, such calculations, and the adjustments resulting therefrom, would have been different.


(b) Reflects elimination of intercompany sales between the Company and Graniteville during the periods presented.

(c) Reflects a decrease in depreciation and amortization expense as a result of the use of the straight-line method over the estimated useful lives set forth below applied to the allocated purchase cost of property, plant and equipment and intangible assets acquired as follows:


                                                                             PRO FORMA DEPRECIATION
                                                                                AND AMORTIZATION
                                                                            ------------------------
                                                                                             EIGHT
                                                                ESTIMATED                   MONTHS
                                                    ALLOCATED    USEFUL     YEAR ENDED       ENDED
                                                    PURCHASE      LIFE      AUGUST 25,     APRIL 28,
                                                      COST       (YEARS)       1995          1996
                                                    ---------   ---------   ----------     ---------
    Land improvements.............................   $  1,090      20        $     55       $    37
    Buildings.....................................     24,095      20           1,205           811
    Machinery and equipment (9 years).............     51,300      9            5,699         3,836
    Machinery and equipment (7 years).............     23,295      7            3,327         2,239
    Automotive equipment..........................      1,975      3              658           443
    Other.........................................      7,065    3 to 8         1,835         1,235
    Goodwill......................................        225      20              11             8
                                                                            ----------     ---------
         Pro forma depreciation and amortization
           of acquired assets.....................                             12,790         8,609
         Pro forma depreciation and amortization
           adjustment.............................                              1,030         1,256
                                                                            ----------     ---------
           Historical depreciation and
              amortization of Graniteville........                           $ 13,820       $ 9,865
                                                                             ========        ======


(d) Reflects elimination of management and other fees paid by Graniteville to Triarc.

(e) Reflects the pro forma adjustment to interest expense, net with respect to the following:


                                                                                   THIRTY-NINE
                                                                                   WEEKS ENDED
                                                                   YEAR ENDED        MAY 24,
                                                                 AUGUST 25, 1995      1996
                                                                 ---------------   -----------
    Interest and amortization of issuance costs on the New
      Credit Facility, based upon pro forma weighted average
      outstanding principal amounts of $167,739 and $158,975,
      respectively, at assumed average annual interest rates of
      8.3% and 7.4%, respectively, for the year ended August
      25, 1995 and for the thirty-nine weeks ended May 24,
      1996.....................................................     $  14,419       $   9,215
    Interest expense and amortization of deferred financing
      costs incurred in connection with the Old Notes..........        13,210           9,907
    Elimination of Graniteville historical gross interest
      expense..................................................       (19,144)        (15,035)
    Reduction in interest expense and fees on borrowings
      incurred under the New Credit Facility to refinance
      borrowings outstanding under the Old Credit Facility and
      to repay in full the 5.65% Subordinated Notes............       (13,077)         (9,782)
                                                                     --------        --------
              Net decrease in interest expense, net............      $ (4,592)      $  (5,695)
                                                                     ========        ========


     For purposes of computing pro forma amortization of debt issuance and facility costs in the above table, the following summarizes the estimated amounts and amortization periods:


                                                                                          AMORTIZATION
                                                                                          THIRTY-NINE
                                                         AMORTIZATION      PRO FORMA      WEEKS ENDED
                                             ESTIMATED      PERIOD        YEAR ENDED        MAY 24,
                                               COST        (YEARS)      AUGUST 25, 1995      1996
                                             ---------   ------------   ---------------   -----------
    Cost incurred in connection with:
      New Credit Facility..................   $ 2,755          5            $   551         $   413
      Old Notes............................     3,973         10                397             298
                                               ------                        ------          ------
                                              $ 6,728                       $   948         $   711
                                               ======                        ======          ======



(f) Reflects the pro forma adjustment for discount and expenses on sale of receivables under the Receivables Securitization Facility at estimated effective discount rates of 7.0% in the year ended August 25, 1995 and 6.1% in the thirty-nine weeks ended May 24, 1996 assuming a revolving balance of $104 million.



(g) Reflects income tax effect of the pro forma adjustments to pre-tax income at an assumed effective tax rate of 38.5%.



(h) Reflects increase in weighted average shares outstanding as a result of the issuance of shares in connection with the Equity Private Placement.



(i) Pro forma EBITDA for Avondale is defined as pro forma net income plus, on a pro forma basis, (i) provision for income taxes, (ii) interest expense, net, (iii) discount and expenses on sale of receivables and (iv) depreciation and amortization and, plus or minus, as the case may be, adjustments to cost of goods sold of Avondale and/or Graniteville made under the LIFO inventory valuation method. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.



(j) The pro forma ratio of earnings to fixed charges is computed by dividing pro forma earnings by pro forma fixed charges. For this purpose, "pro forma earnings" include pro forma operating income (loss) before income taxes plus pro forma fixed charges. Pro forma fixed charges include pro forma interest, whether expensed or capitalized, amortization of deferred financing costs, discount and expenses on sale of receivables and the portion of rental expense that is representative of the interest factor in these rentals.



(k) The Graniteville Acquisition has been accounted for using the purchase method of accounting. The preliminary allocation of the purchase price ($255,000 less estimated deficit amount of $15,145 plus acquisition costs of $5,042) and the fair value of Graniteville's assets and the liabilities assumed by Avondale in connection with the Graniteville Acquisition is summarized below:



    Current assets............................................................  $179,500
    Property, plant and equipment.............................................   116,382
    Other non-current assets..................................................        87
    Goodwill..................................................................       225
                                                                                --------
              Total assets acquired...........................................   296,194
    Fair value of assumed liabilities.........................................   (51,296)
                                                                                --------
              Net purchase price and costs....................................  $244,897
                                                                                ========



     For purposes of the purchase price allocation, Graniteville's inventories have been increased by $14,975 to eliminate Graniteville's historical LIFO reserve and to increase the value of finished goods inventories to their estimated selling prices less the estimated costs of disposal and a reasonable profit allowance for the selling effort. Graniteville's raw materials, work-in-process and certain greige fabric inventories (a substantial portion of which are purchased from outside suppliers) have not been adjusted because the carrying amounts approximate current replacement costs. The cost of the inventories acquired, including the adjustment described above, will be charged to cost of goods sold, when the current year LIFO inventory layer is liquidated or to the extent that inventory prices decline from the levels implicit in the purchase price allocation. Approximately $1,600 of this charge was made to cost of goods sold in the first month of combined operations, and is included in Avondale's Consolidated Statement of Income and Retained Earnings for the thirty-nine weeks ended May 24, 1996. However, such potential future charge has not been considered in the preparation of the Pro Forma Combined Statements of Income. Management currently expects additional charges to be made in the fourth quarter of Avondale's fiscal year ended August 30, 1996, based upon the expected pricing of the 1996 LIFO inventory layer.



     Property, plant and equipment has been increased by $5,343 to reflect the preliminary estimates of fair values.



     In addition, the assumed liabilities of Graniteville have been increased by $2,500 to reflect management's estimate of certain costs to be incurred as a result of the Graniteville Acquisition, principally consisting of costs associated with the consolidation of operations.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

AVONDALE


     The following table sets forth selected consolidated statement of income data and selected consolidated balance sheet data of Avondale for each of the five fiscal years in the period ended August 25, 1995. Such data were derived from the Consolidated Financial Statements of the Company, which have been audited by Ernst & Young LLP, independent auditors. The audited Consolidated Financial Statements and Notes thereto of the Company for each of the three fiscal years in the period ended August 25, 1995 are included elsewhere in this Prospectus. The following table also sets forth selected consolidated financial data of Avondale for the thirty-nine weeks ended May 26, 1995 and May 24, 1996. Such data were derived from the unaudited Consolidated Financial Statements of the Company included elsewhere in this Prospectus which unaudited Consolidated Financial Statements, in the opinion of the Company's management, include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the thirty-nine weeks ended May 24, 1996 are not necessarily indicative of results that may be expected for fiscal 1996. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company" and the Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.



                                                                                               THIRTY-NINE WEEKS
                                                                                                     ENDED
                                                                 FISCAL YEAR                   -----------------
                                                  ------------------------------------------   MAY 26,   MAY 24,
                                                   1991     1992     1993     1994     1995     1995      1996
                                                  ------   ------   ------   ------   ------   -------   -------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF INCOME DATA:
  Net sales.....................................  $457.3   $528.4   $495.5   $481.6   $538.7   $410.6    $423.1
  Gross profit..................................    26.5    107.2     99.5     51.0     71.2     58.1      42.6
  Operating income..............................     7.0     85.9     76.8     28.9     47.6     40.0      21.3
  Interest expense, net.........................     9.8      4.5      2.1      6.5     14.3     11.2      10.7
  Discount and expenses on sale of
    receivables.................................      --       --       --       --       --       --       2.2
  Other (income) expense, net...................     0.9     (0.1)     0.5     (0.2)    (0.8)    (0.3 )    (0.5 )
  Income (loss) before income taxes,
    extraordinary item and cumulative effect of
    accounting change...........................    (3.7)    81.5     74.2     22.6     34.0     29.2       8.9
  Provision for (benefit of) income taxes.......    (1.4)    31.1     29.0      8.5     13.1     11.3       3.5
  Income (loss) before extraordinary item and
    cumulative effect of accounting change......    (2.2)    50.4     45.2     14.0     20.9     17.9       5.4
  Net income (loss)(a)..........................    (5.7)    50.4     42.4     14.0     20.9     17.9       5.4
PER SHARE DATA:
  Income (loss) before extraordinary item and
    cumulative effect of accounting change......  $ (.11)  $ 2.40   $ 2.20   $  .85   $ 1.88   $ 1.61    $  .48
  Net income (loss).............................    (.27)    2.40     2.06      .85     1.88     1.61       .48
  Dividends declared............................     .06      .32      .96      .28      .28      .21       .21
  Weighted average number of shares
    outstanding.................................    21.1     21.0     20.6     16.6     11.1     11.1      11.4
BALANCE SHEET DATA (AT PERIOD END):
  Total assets..................................  $242.0   $267.0   $255.8   $267.6   $257.4   $278.2    $507.7
  Long-term debt, including current portion.....    93.7     57.0     37.1    200.0    169.9    190.4     318.4
  Shareholders' equity..........................    90.1    132.4    154.1      0.1     18.0     15.7      60.2
OTHER DATA:
  Capital expenditures..........................  $ 12.1   $ 25.2   $ 36.4   $ 17.6   $ 15.8   $ 11.4    $ 24.2
  Depreciation and amortization.................    21.3     20.3     22.4     23.3     23.9     17.8      20.5
  EBITDA(b).....................................    28.1    101.8     98.3     57.8     75.1     59.2      41.2
  Ratio of EBITDA to interest expense, net and
    discount and expenses on sale of
    receivables.................................     2.9x    22.6x    46.8x     8.9x     5.2x     5.3 x     3.2 x
  Ratio of earnings to fixed charges(c).........      (d)    19.0x    37.2x     4.5x     3.4x     3.6 x     1.7 x

- ---------------

(a) Reflects a charge of $3.5 million (net of income taxes) ($.16 per share) for the cumulative effect of a change in accounting for postretirement benefits in fiscal 1991 and an extraordinary loss of $2.8 million (net of income taxes) ($.14 per share) on retirement of debt in fiscal 1993.

(b) EBITDA for Avondale is defined as net income plus (i) extraordinary item and cumulative effect of accounting change, (ii) provision for income taxes,
     (iii) interest expense, net, (iv) discount and expenses on sale of receivables, and (v) depreciation and amortization and, plus or minus, as the case may be, adjustments to cost of goods sold made under the LIFO inventory valuation method. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.


(c) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes, extraordinary item and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs, the discount and expenses on sale of receivables and the portion of rental expense that is representative of the interest factor in these rentals.

(d) In fiscal 1991, earnings were insufficient to cover fixed charges as fixed charges exceeded earnings by $3.6 million.

GRANITEVILLE

     The following table sets forth the selected statement of operations data and selected balance sheet data for Graniteville for the two months ended February 28, 1993, the ten months ended January 2, 1994, the twelve months ended January 2, 1994, each of the two fiscal years in the period ended December 31, 1995 and the thirteen weeks ended April 2, 1995 and March 31, 1996. The data for the ten months ended January 2, 1994 and each of the two fiscal years in the period ended December 31, 1995 were derived from the Financial Statements of Graniteville, which have been audited by Deloitte & Touche LLP, independent auditors. The data for the two months ended February 28, 1993, the twelve months ended January 2, 1994 and the thirteen weeks ended April 2, 1995 and March 31, 1996 were derived from the unaudited Financial Statements of Graniteville. The selected financial data set forth below should be read in conjunction with the Financial Statements and Notes thereto of Graniteville included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Graniteville".


                                 TWO MONTHS    TEN MONTHS   TWELVE MONTHS                     THIRTEEN WEEKS ENDED
                                   ENDED         ENDED          ENDED         FISCAL YEAR     --------------------
                                FEBRUARY 28,   JANUARY 2,    JANUARY 2,     ---------------   APRIL 2,   MARCH 31,
                                  1993(A)       1994(A)        1994(A)       1994     1995      1995       1996
                                ------------   ----------   -------------   ------   ------   --------   ---------
                                                 (IN MILLIONS, EXCEPT PER SHARE DATA AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net sales...................     $ 84.9        $416.4        $ 501.3      $497.1   $505.7    $134.4     $ 121.0
  Gross profit................       14.7          53.8           68.5        53.0     44.3      14.1        11.7
  Operating income(b).........        9.1          21.5           30.6        21.0     14.2       6.1         3.2
  Interest expense, net.......        1.6          12.1           13.7        16.0     21.1       4.9         5.3
  Other expense (income),
    net.......................         --           1.9            1.9        (0.1)    (1.4)     (1.9)        0.1
  Income (loss) before income
    taxes.....................        7.5           7.5           15.0         5.2     (5.5)      3.2        (2.2)
  Provision for (benefit from)
    income taxes..............        2.8           4.8            7.6         2.1      0.9       1.7        (0.8)
  Net income (loss)(b)........        4.7           2.7            7.4         3.1     (6.4)      1.4        (1.4)
BALANCE SHEET DATA (AT PERIOD
  END):
  Total assets................     $233.6        $276.5        $ 276.5      $296.1   $304.6    $307.7     $ 301.6
  Long-term debt, including
    current portion...........       62.7         163.1          163.1       171.2    210.4     168.9       207.1
OTHER DATA:
  Capital expenditures........     $  4.3        $ 21.9        $  26.2      $ 21.4   $ 11.7    $  1.7     $   0.7
  Depreciation and
    amortization..............        1.8          10.4           12.2        13.2     14.4       3.8         3.8
  EBITDA(c)...................        8.9          30.0           38.9        36.5     34.1      12.0         7.5
  Ratio of EBITDA to interest
    expense, net..............        5.6x          2.5x           2.8x        2.3x     1.6x      2.5x        1.4x
  Ratio of earnings to fixed
    charges(d)................        5.6x          1.6x           2.1x        1.3x      (e)      1.6x         (e)

- ---------------

(a) On October 27, 1993, the board of directors of Triarc approved a change in Graniteville's fiscal year from a 52-53 week period ending on the Sunday nearest the last day of February to a 52-53 week fiscal year ending on the Sunday nearest the last day of December. Therefore, Graniteville's selected financial data for the two months ended February 28, 1993 and the twelve months ended January 2, 1994 are being presented for comparative purposes only. The selected financial data for the two months ended February 28, 1993 is compiled from Graniteville's monthly unaudited financial statements, and the selected financial data for the twelve months ended January 2, 1994 is a compilation of the unaudited financial data for the two months ended February 28, 1993 and the audited financial data for the ten months ended January 2, 1994. As a result, such selected financial data include estimates inherent in preparing interim financial statements, which estimates were based on Graniteville's actual fiscal years. Such estimates include LIFO adjustments resulting from interim and year-end calculations based on Graniteville's actual fiscal years. Had such calculations been based on the twelve months ended January 2, 1994, such calculations, and the adjustments resulting therefrom, would have been different.
(b) Reflects management and other fees paid by Graniteville to Triarc of $0.6 million, $7.7 million, $8.3 million, $4.7 million, $4.6 million, $1.1 million and $1.2 million for the two months ended February 28, 1993, the ten months ended January 2, 1994, the twelve months ended January 2, 1994, fiscal 1994, fiscal 1995 and the thirteen weeks ended April 2, 1995 and March 31, 1996, respectively.
(c) EBITDA for Graniteville is defined as net income plus (i) provision for income taxes, (ii) interest expense with affiliate, (iii) interest expense, net and (iv) depreciation and amortization and plus or minus, as the case may be, adjustments to cost of goods sold made under the LIFO inventory valuation method. EBITDA is presented not as an alternative measure of operating results or cash flow from operations (as determined in accordance with generally accepted accounting principles), but because it is a widely accepted financial indicator of a company's ability to incur and service debt.
(d) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include operating income (loss) before income taxes plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of deferred financing costs and the portion of rental expense that is representative of the interest factor in these rentals.
(e) In fiscal 1995 and the thirteen weeks ended March 31, 1996, earnings were insufficient to cover fixed charges as fixed charges exceeded earnings by $5.5 million and $2.2 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company and the Financial Statements and Notes thereto of Graniteville included elsewhere in this Prospectus.

OVERVIEW

     Avondale and Graniteville produce and dye cotton and cotton-blend yarns and fabrics used in the manufacture of low cost/high intrinsic value apparel and, to a lesser extent, home furnishings, recreational, military and industrial products. Avondale's and Graniteville's results of operations have been impacted, in part, by general business cycles of the U.S. economy, trends toward more casual dress, especially high cotton content casual apparel, raw material costs, and government legislation. See "Business -- The Company -- Description of the Business -- Raw Materials" and "-- Competition".

THE COMPANY

GENERAL

     Avondale Incorporated's predecessor was founded in 1895 by the family of G. Stephen Felker, the Company's Chairman, President and Chief Executive Officer. Yarn, finished fabrics and greige fabrics accounted for 54.5%, 37.9% and 7.6%, respectively, of the Company's net sales of $538.7 million in fiscal 1995. Prior to 1986, Avondale Incorporated's predecessor primarily manufactured and marketed greige fabrics. In July 1986, Avondale Incorporated's predecessor, together with Mr. Felker and certain other investors, acquired Avondale for approximately $126 million. In their respective last full fiscal years preceding the 1986 Acquisition, Avondale Incorporated's predecessor and Avondale had net sales of $40.5 million and $238.3 million, respectively.

     Since the 1986 Acquisition, the Company's management team has implemented a strategy focused on producing high quality, value-added yarns and fabrics, reducing incremental manufacturing unit costs, maximizing manufacturing flexibility, optimizing raw material sourcing and utilization and providing superior customer service. Avondale has also successfully redeployed capital by closing certain manufacturing facilities and, in other cases, moving manufacturing equipment among its locations. Over the past 11 years, through acquisitions and improved performance, management has increased net sales from the $40.5 million achieved by Avondale's predecessor in fiscal 1985 (the last full fiscal year prior to the 1986 Acquisition) to $538.7 million in fiscal 1995.

     Avondale's expansion and modernization efforts since the 1986 Acquisition have included, among other things, the following initiatives:

     - 1986 -- Expanded its greige fabrics manufacturing facility and installed more new looms in its greige fabrics division

     - 1987 -- Constructed a new dye range in its finished fabrics division

     - 1988, 1989 and 1990 -- Upgraded a portion of its existing open-end spinning technology and converted a ring-spun yarn manufacturing facility to open-end spinning technology

     - 1989 -- Acquired the property, plant and equipment of three yarn manufacturing facilities

     - 1990 -- Sold an acrylic yarn manufacturing facility (that was not compatible with the Company's production and manufacturing strategy) and closed a greige fabrics manufacturing facility

     - 1991 -- Sold a ring-spun yarn manufacturing facility as the Company continued to focus on open-end spinning technology

     - 1991, 1992 and 1993 -- Replaced earlier generation open-end spinning equipment (which generally was less than 10 years old) in the yarns division with the most technologically advanced equipment available

     - 1992 and 1993 -- Replaced all remaining fly shuttle looms in the greige fabrics division and replaced some earlier generation projectile looms with technologically advanced, high speed looms and began construction of a new state-of-the-art indigo-dye range in the finished fabrics division

     - 1994 and 1995 -- Completed construction of state-of-the-art indigo-dye range in the finished fabrics division and replaced open-end spinning equipment with new generation, advanced spinning technology

     - 1996 -- Replaced earlier generation projectile looms and rapier looms with high speed airjet looms and rapier looms and replaced carding equipment at two plants with modern carding and drawing systems and replaced older winders at a third plant with fully automated winders

     Avondale is currently implementing a $31 million expansion of its denim manufacturing operations. Avondale expects this project, which should be completed by the middle of fiscal 1997, to expand its denim manufacturing by 25%. The current expansion will allow the Company to fully utilize the previously installed indigo-dyeing capacity, which should provide enhanced cash flow returns on the current investment. The Company expects the program to have a positive impact on its financial results beginning in 1997. See "-- The Company -- Liquidity and Capital Resources".


     On March 31, 1996 Avondale entered into the Asset Purchase Agreement pursuant to which the Company acquired Graniteville on April 29, 1996. The Graniteville Acquisition has significantly increased the size of the Company. Pro forma for the Graniteville Acquisition, the Company's net sales and EBITDA in fiscal 1995 would have been $1.0 billion and $119.2 million, respectively. Avondale believes that the Graniteville Acquisition has or will (as the case may be), among other things, (i) significantly enhance its presence in the denim market, establishing it as one of the world's largest producers of enhanced denim fabrics, (ii) expand substantially its denim customer base, giving rise to various cross-selling opportunities, (iii) expand its existing product lines as well as provide entry into new markets, (iv) enhance the vertical integration of its operations, (v) result in substantial raw material purchasing leverage, (vi) provide important raw material sourcing opportunities that the Company believes should enhance capacity utilization and improve Graniteville's profit margins,
(vii) better position Avondale to take advantage of market opportunities as they arise within the textile industry as the trend towards consolidation of textile manufacturing operations continues and (viii) result in certain cost savings and business synergies. However, there can be no assurance that any of these expected savings can be achieved or that they will not be offset by unexpected, unforeseen increases in other costs not directly related to the Graniteville Acquisition. See "Risk Factors -- Possible Inability to Integrate the Graniteville Acquisition".

RESULTS OF OPERATIONS

     The table below sets forth for the periods indicated statement of income data expressed as a percentage of net sales:


                                                                               THIRTY-NINE WEEKS
                                                                                     ENDED
                                                            FISCAL YEAR        -----------------
                                                       ---------------------   MAY 26,   MAY 24,
                                                       1993    1994    1995     1995      1996
                                                       -----   -----   -----   -------   -------
    Net sales........................................  100.0%  100.0%  100.0%   100.0%    100.0%
      Yarn sales.....................................   55.6    53.8    54.5     55.6      45.8
      Finished fabric sales..........................   37.2    38.4    37.9     37.1      46.6
      Greige fabric sales............................    7.2     7.8     7.6      7.3       7.6
    Cost of goods sold:
      Raw materials..................................   40.1    46.8    49.2     49.1      50.8
      Conversion costs...............................   35.3    37.8    33.2     32.4      34.3
              Total..................................   75.4    84.6    82.4     81.5      85.1
    Depreciation.....................................    4.5     4.8     4.4      4.3       4.8
    Selling and administrative expenses..............    4.6     4.6     4.4      4.5       5.1
    Operating income.................................   15.5     6.0     8.8      9.7       5.0
    Interest expense, net............................    0.4     1.4     2.7      2.6       2.4
    Discount and expenses on sale of receivables.....     --      --      --       --       0.5
    Provision for income taxes.......................    5.9     1.8     2.4      2.7       0.8
    Income before extraordinary item.................    9.1     2.9     3.9      4.4       1.3
    Net income.......................................    8.6     2.9     3.9      4.4       1.3



 Thirty-Nine Weeks Ended May 24, 1996 Compared to Thirty-Nine Weeks Ended May 26, 1995



     Net Sales. Net sales decreased 3.0% to $423.1 million in the thirty-nine weeks ended May 24, 1996 from $410.6 million for the thirty-nine weeks ended May 26, 1995.



     Yarn sales decreased 15.1% to $193.7 million for the thirty-nine weeks ended May 24, 1996 from $228.3 million for the thirty-nine weeks ended May 26, 1995. This decrease resulted from a 14.6% decline in pounds sold due to weak demand in the apparel market and excess production capacity within the industry. Average selling prices remained relatively constant.



     Finished fabric sales increased 29.2% to $197.1 million for the thirty-nine weeks ended May 24, 1996 from $152.6 million for the thirty-nine weeks ended May 26, 1995. This increase was primarily attributable to the inclusion of $44.2 million in sales for the business units acquired in the Graniteville Acquisition on April 29, 1996. This increase in sales reflected a 24.5% increase in yards sold, which was accompanied by a 4.0% increase in average selling prices.



     Greige fabric sales increased 8.5% to $32.3 million for the thirty-nine weeks ended May 24, 1996 from $29.8 million for the thirty-nine weeks ended May 26, 1995. This increase resulted from a shift in product mix to the home furnishings and industrial products markets, combined with a 6.8% increase in average selling prices.



     Cost of Goods Sold. Cost of goods sold increased 7.5% to $360.0 million in the thirty-nine weeks ended May 24, 1996 from $334.8 million in the thirty-nine weeks ended May 26, 1995. Cost of goods sold as a percentage of net sales increased to 85.1% in the thirty-nine weeks ended May 24, 1996 from 81.5% in the thirty-nine weeks ended May 26, 1995, primarily due to increased cotton costs and a decrease in absorption of fixed manufacturing costs due to somewhat lower levels of capacity utilization during the thirty-nine weeks ended May 24, 1996. Raw material costs as a percentage of net sales increased to 50.8% in the thirty-nine weeks ended May 24, 1996 from 49.1% in the thirty-nine weeks ended May 26, 1995, while conversion costs increased to 34.3% from 32.4% during the same periods.

     Selling and Administrative Expenses. Selling and administrative expenses increased 17.6% to $21.3 million in the thirty-nine weeks ended May 24, 1996 from $18.1 million in the thirty-nine weeks ended May 26, 1995. This increase was primarily the result of additional expenses associated with the Graniteville business units.



     Interest Expense, Net. Interest expense, net decreased 4.0% to $10.7 million in the thirty-nine weeks ended May 24, 1996 from $11.2 million in the thirty-nine weeks ended May 26, 1995. This decrease reflected more favorable interest rates during the thirty-nine weeks ended May 24, 1996.



     Discount and Expenses on Sale of Receivables. Discount and expenses on sale of receivables was $2.2 million for the thirty-nine weeks ended May 24, 1996, which related to the Receivables Securitization Facility established by the Company in connection with the Graniteville Acquisition.



     Provision for Income Taxes. Provision for income taxes decreased 69.5% to $3.4 million in the thirty-nine weeks ended May 24, 1996 from $11.3 million in the thirty-nine weeks ended May 26, 1995. The Company's effective tax rate was 38.8% in the thirty-nine weeks ended May 24, 1996 compared to 38.6% in the thirty-nine weeks ended May 26, 1995.


  Fiscal 1995 Compared to Fiscal 1994

     Net Sales. Net sales increased 11.9% to $538.7 million in fiscal 1995 from $481.6 million in fiscal 1994, primarily reflecting higher average selling prices as a result of the Company's ability to pass on to customers higher raw material costs and strong demand for high-end denim, other apparel products and home furnishing fabrics.

     Yarn sales increased 13.2% to $293.4 million in fiscal 1995 from $259.2 million in fiscal 1994 due to a 13.1% increase in average selling prices. This increase resulted from strong consumer demand in the knit and woven apparel markets and the ability of the Company to pass on higher raw material costs to its customers during fiscal 1995.

     Finished fabric sales increased 10.2% to $204.0 million in fiscal 1995 from $185.1 million in fiscal 1994. This increase resulted primarily from a 3.0% increase in average selling prices and a 7.0% increase in yards sold due to increased consumer demand for denim and other apparel products during fiscal 1995.

     Greige fabric sales increased 10.7% to $41.2 million in fiscal 1995 from $37.2 million in fiscal 1994. This increase resulted primarily from a 7.1% increase in average selling prices and a 3.4% increase in yards sold, reflecting price increases in the apparel and home furnishings markets and a shift in the Company's product mix to serve those markets.

     Cost of Goods Sold. Cost of goods sold increased 8.9% to $443.7 million in fiscal 1995 from $407.4 million in fiscal 1994. This increase reflected a substantial increase in cotton costs, which were partially offset by improved absorption of fixed manufacturing costs due to high levels of capacity utilization during fiscal 1995. Cost of goods sold as a percentage of net sales declined to 82.4% in fiscal 1995 from 84.6% in fiscal 1994. Raw material costs as a percentage of net sales increased to 49.2% in fiscal 1995 from 46.8% in fiscal 1994 as average cotton costs increased 15.7% during fiscal 1995. Total conversion costs as a percentage of net sales decreased to 33.2% in fiscal 1995 from 37.8% in fiscal 1994.

     Selling and Administrative Expenses. Selling and administrative expenses increased 7.0% to $23.6 million in fiscal 1995 from $22.1 million in fiscal 1994, reflecting higher profit sharing and incentive payments.

     Interest Expense, Net. Net interest expense increased 119.1% to $14.3 million in fiscal 1995 from $6.5 million in fiscal 1994. This increase reflected a substantial increase in aggregate borrowings outstanding during fiscal 1995 due to the repurchase of shares of outstanding common stock in March 1994.

     Provision for Income Taxes. Provision for income taxes increased to $13.1 million in fiscal 1995 from $8.5 million in fiscal 1994. The Company's effective tax rate was 38.5% in fiscal 1995 compared to 37.8% in fiscal 1994.

  Fiscal 1994 Compared to Fiscal 1993

     Net Sales. Net sales decreased 2.8% to $481.6 million in fiscal 1994 from $495.5 million in fiscal 1993 primarily as a result of a decline in consumer demand within the apparel market during fiscal 1994 from high levels of demand in fiscal 1993.

     Yarn sales decreased 5.9% to $259.2 million in fiscal 1994 from $275.6 million in fiscal 1993 due to a 9.6% decrease in average selling price and a 4.1% increase in pounds sold. This decrease was attributable to weakening demand and competitive pricing in the tee shirt, jersey and fleece markets.

     Finished fabric sales increased 0.5% to $185.1 million in fiscal 1994 from $184.1 million in fiscal 1993. This increase resulted primarily from a 2.2% increase in yards sold, which was partially offset by a 1.6% decrease in average selling prices. The decrease in average selling prices reflected decreased demand for bottomweight fabrics within the apparel market during fiscal 1994.

     Greige fabric sales increased 3.8% to $37.2 million in fiscal 1994 from $35.8 million in fiscal 1993. This increase resulted primarily from a 5.1% increase in average selling prices, which reflected increased demand in the home furnishings and industrial products markets. This increase was partially offset by a 1.2% decrease in yards sold as demand declined in the apparel market during fiscal 1994.

     Cost of Goods Sold. Cost of goods sold increased 9.0% to $407.4 million in fiscal 1994 from $373.7 million in fiscal 1993. Cost of goods sold as a percentage of net sales increased to 84.6% in fiscal 1994 from 75.4% in fiscal 1993 principally due to increased raw material costs. Raw material costs as a percentage of net sales increased to 46.8% in fiscal 1994 from 40.1% in fiscal 1993 primarily due to a 12.5% increase in average cotton costs during fiscal 1994.

     Selling and Administrative Expenses. Selling and administrative expenses decreased 2.7% to $22.1 million in fiscal 1994 from $22.7 million in fiscal 1993, which reflected lower profit sharing and incentive payments.

     Interest Expense, Net. Net interest expense increased 218.9% to $6.5 million in fiscal 1994 from $2.1 million in fiscal 1993. This increase reflected a substantial increase in aggregate borrowings outstanding during fiscal 1994 due to the repurchase of shares of outstanding common stock in March 1994.

     Provision for Income Taxes. Provision for income taxes decreased 70.6% to $8.5 million in fiscal 1994 from $29.0 million in fiscal 1993. The Company's effective tax rate was 37.8% in fiscal 1994 compared to 39.1% in fiscal 1993.

LIQUIDITY AND CAPITAL RESOURCES


     Avondale has funded its working capital requirements and capital expenditures from net cash provided by operating activities, borrowings under its bank credit facilities, borrowings under subordinated notes and proceeds received in connection with the issuance of equity and debt securities and industrial revenue bonds. See "Capitalization". At August 30, 1996, Avondale had borrowings of $161.1 million outstanding under the New Credit Facility and $63.9 million of borrowing availability thereunder. See "Capitalization". Such borrowings bore interest at a weighted average of 7.2% per annum.



     In connection with the Graniteville Acquisition, Avondale entered into the New Credit Facility, which consists of a five-year revolving credit facility of up to $225 million. Borrowings under the New Credit Facility consist of revolving loans to be provided by the lenders ("Revolver Loans") and up to $5 million of revolving swing loans to be provided by Wachovia ("Swing Revolver Loans"). Interest accrues on Revolver Loans (i) at the Company's option at either LIBOR (adjusted for reserves) plus a specified number of basis points or the base rate, which is the higher of Wachovia's prime rate and the overnight federal funds rate plus 0.5%, or (ii) if the Company and the lenders under the New Credit Facility (the "Lenders") agree, at the "set" rate, which shall be an interest rate agreed to by the Company and the Lenders at the time such Revolver Loan is made. In addition, the Company is required to pay certain structuring, administration and funding fees under the New Credit Facility. The New Credit Facility is secured by a security interest in substantially all of the Company's assets (including the assets acquired pursuant to the Graniteville Acquisition) and is guaranteed by Avondale Incorporated. In addition, the New Credit Facility contains customary covenants, including requirements to maintain certain financial ratios.


     The Company has used interest rate swap agreements to effectively fix the interest rate with respect to a portion of its outstanding borrowings, which bear interest at floating rates. Such agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments for the term of such agreements without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the outstanding Revolver Loans. The related amount payable to or receivable from counterparties is included in other liabilities or assets. At August 30, 1996, the Company had swap agreements with notional amounts aggregating $125.0 million, providing an effective interest rate of 7.4% on that equivalent portion of the outstanding Revolver Loans.



     The Company's capital expenditures aggregated $24.2 million for the thirty-nine weeks ended May 24, 1996. These expenditures were primarily for the expansion of the Company's denim manufacturing operations. This project involves the replacement of earlier generation projectile looms with high speed air jet looms and the addition of two integrated finishing ranges. The Company anticipates these improvements will increase the capacity of its denim operations by 25%. The Company also acquired and installed new high speed rapier looms in the greige fabrics division and completed other modernization projects at other manufacturing facilities. Management estimates that capital expenditures for the balance of fiscal 1996 will be approximately $9.0 million and that such amounts will be used primarily for the finished fabrics division expansion program and card modernization in the yarns division. Management also estimates that capital expenditures for fiscal 1997 will be approximately $75.0 million, and that such amounts will be used primarily for the replacement of yarn spinning equipment, upgrading of Graniteville's weaving equipment and completion of the finished fabrics expansion program.



     Net cash provided by operating activities was $12.1 million in the thirty-nine weeks ended May 24, 1996. Principal working capital changes included a $16.5 million increase in accounts receivable, a $7.2 million increase in inventories and an $8.0 million increase in accounts payable. The increase in accounts receivable was primarily attributable to the substantial increase in net sales resulting from the Graniteville Acquisition and normal fluctuations in the timing of sales and accounts receivable collections. The increase in inventories and accounts payable during the thirty-nine weeks ended May 24, 1996 resulted primarily from an increase in raw material inventories. The Company's investing activities included the capital improvements described above and a $7.5 million subordinated loan to Oneita Industries, Inc. ("Oneita"), a yarn customer of the Company. Net cash provided by financing activities aggregated $281.1 million, which was used primarily to finance the Graniteville Acquisition.



     In January 1996, the Company made a $7.5 million subordinated loan to Oneita pursuant to a promissory note (the "Oneita Note"). The Oneita Note provided for interest on such loan at the rate of 10% per annum and was to mature on February 26, 1999. Pursuant to an agreement with Oneita, on August 27, 1996, the Company converted the Oneita Note (principal plus accrued interest) into 2,270,833 shares of common stock of Oneita (representing a conversion price of $3.50 per share). On such date, such shares represented approximately 24.8% of Oneita's outstanding common stock.



     Net cash provided by operating activities was $50.4 million in fiscal 1995. Principal working capital changes included a $6.1 million decrease in accounts receivable, a $4.9 million increase in inventories and a $2.0 million decrease in prepaid expenses. These changes in working capital primarily reflected normal fluctuations in the timing of sales and accounts receivable collections and an increase in the unit cost of raw materials. The Company's investing activities included the investment of $15.8 million in capital improvements, as well as the receipt of proceeds from the sale of equipment that was replaced in connection with the ongoing modernization of the Company's manufacturing facilities and a non-refundable deposit in connection with the possible sale of undeveloped beach property on the Florida Gulf owned by the Company. Net cash used in financing activities aggregated $35.5 million, including $32.4 million used to repay long-term indebtedness and $3.1 million used to pay dividends on outstanding capital stock.


     Net cash provided by operating activities was $22.9 million in fiscal 1994. Principal working capital changes included a $18.1 million increase in accounts receivable and a $3.5 million reduction in inventories.

These changes in working capital during fiscal 1994 primarily reflected normal fluctuations in the timing of sales and accounts receivable collections and a general improvement in business conditions from fiscal 1993. The Company's investing activities included the investment of $17.6 million in capital improvements and the receipt of proceeds from the sale of property and equipment relating to equipment being replaced in the ongoing modernization of the Company's manufacturing facilities. Net cash used in financing activities aggregated $5.5 million, including $124.7 million used to repurchase an aggregate of 9,413,080 shares of Class A Common Stock of Avondale Incorporated in March 1994 in a negotiated transaction from Metropolitan Life Insurance Company, certain affiliates of CS First Boston Corporation, John F. Maypole and The George and Sandra Weiksner Foundation (the "Stock Repurchase"), $2.0 million used to repay outstanding long-term indebtedness and $3.8 million used to pay dividends on outstanding capital stock.



     Net cash provided by operating activities was $61.4 million in fiscal 1993. Principal working capital changes included a $11.2 million decrease in accounts payable, a $9.3 million decrease in accounts receivable and a $4.3 million decrease in income taxes payable. These changes in working capital during fiscal 1993 reflected a decrease in net sales from fiscal 1992. The Company's investing activities included the investment of $36.4 million in capital improvements and the receipt of proceeds from the sale of equipment that was replaced in connection with the ongoing modernization of the Company's manufacturing facilities, offset by $3.8 million in restricted funds held for the purchase of property, plant and equipment. Net cash used in financing activities aggregated $43.7 million, including $33.8 million used to repay outstanding long-term indebtedness, $1.6 million used to repurchase shares of outstanding capital stock and $19.4 million used to pay dividends on outstanding capital stock, which was offset by the issuance of $11.1 million of long-term debt.


     Management believes that cash generated from operations, together with borrowings available under the New Credit Facility and proceeds received in connection with the issuance of industrial revenue bonds, will be sufficient to meet the Company's working capital and capital expenditure needs in the foreseeable future. The Company will also continue to consider other options available to it in connection with funding future working capital and capital expenditure needs, including the issuance of additional debt and equity securities.

SEASONALITY


     The Company's sales are broadly distributed over markets with staggered seasonality and, therefore, generally do not exhibit significant seasonal trends.


NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when circumstances indicate that the carrying amount of an asset may not be recoverable. Avondale will adopt Statement No. 121 in the first fiscal quarter of 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

     Avondale accounts for its stock compensation arrangements described in Note 6 of Notes to Consolidated Financial Statements under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and intends to continue to do so.

GRANITEVILLE

GENERAL

     Graniteville, founded over 150 years ago, is a leading manufacturer and marketer of cotton and cotton-blend finished fabrics. Graniteville is a vertically integrated manufacturer, capable of converting raw cotton and polyester into a variety of finished fabrics. However, Graniteville's dyeing and finishing capacity is greater than its spinning and weaving capacity, requiring it to purchase yarn and greige fabric from outside suppliers (which currently include the Company). The Company views dyeing and finishing as Graniteville's core competencies and its facilities include a modern piece-dyeing and finishing plant which the Company believes to be the largest (in terms of pounds processed) in the United States. Graniteville's utility wear, sportswear, denim and specialty fabrics accounted for 47.8%, 16.9%, 27.2% and 8.1%, respectively, of Graniteville's net sales of $505.7 million in fiscal 1995.

RESULTS OF OPERATIONS

     The table below sets forth for the periods indicated statement of income data expressed as a percentage of net sales:

                                                     TWELVE
                                                     MONTHS                     THIRTEEN WEEKS ENDED
                                                     ENDED       FISCAL YEAR    --------------------
                                                   JANUARY 2,   -------------   APRIL 2,   MARCH 31,
                                                      1994      1994    1995      1995       1996
                                                   ----------   -----   -----   --------   ---------
    Net sales....................................     100.0%    100.0%  100.0%    100.0%     100.0%
      Utility wear fabric sales..................      42.3      46.8    47.8      49.6       42.9
      Sportswear fabric sales....................      25.3      22.8    16.9      18.1       18.2
      Denim......................................      23.5      20.8    27.2      22.6       33.0
      Specialty fabrics..........................       8.9       9.6     8.1       9.7        5.9
    Cost of goods sold:
      Raw materials..............................      42.1      44.9    46.9      45.1       44.1
      Conversion costs...........................      41.8      41.8    41.5      41.6       43.1
              Total..............................      83.9      86.7    88.4      86.7       87.2
    Depreciation and amortization................       2.4       2.7     2.9       2.8        3.1
    Selling and administrative expenses..........       7.6       6.4     6.0       5.9        7.1
    Operating income.............................       6.1       4.2     2.8       4.6        2.6
    Interest expense, net........................       2.7       3.1     3.8       3.6        4.4
    Provision for (benefit from) income taxes....       1.5       0.4     0.2       1.3       (0.6)
    Net income (loss)............................       1.5       0.6    (1.3)      1.1       (1.2)

  Thirteen Weeks Ended March 31, 1996 Compared to Thirteen Weeks Ended April 2, 1995

     Net Sales. Net sales decreased 9.9% to $121.0 million in the thirteen weeks ended March 31, 1996 from $134.4 million in the thirteen weeks ended April 2, 1995 due to reduced demand for utility wear, sportswear and specialty fabrics, partially offset by higher average selling prices for sportswear fabrics and increased volume and higher average selling prices for denim fabrics.

     Utility wear fabric sales decreased 22.0% to $52.0 million in the thirteen weeks ended March 31, 1996 from $66.6 million in the thirteen weeks ended April 2, 1995 due to a 22.0% decrease in yards sold and relatively flat average selling prices.

     Sportswear fabric sales decreased 9.5% to $22.0 million in the thirteen weeks ended March 31, 1996 from $24.3 million in the thirteen weeks ended April 2, 1995 due to a 16.9% decrease in yards sold, which was partially offset by a 9.0% increase in average selling prices.

     Denim sales increased 31.4% to $39.9 million in the thirteen weeks ended March 31, 1996 from $30.4 million in the thirteen weeks ended April 2, 1995 due to a 23.6% increase in yards sold and a 6.5% increase in average selling prices. The increase in yards sold and average selling prices reflected strong demand for denim in the thirteen weeks ended March 31, 1996.

     Specialty fabric sales decreased 45.6% to $7.1 million in the thirteen weeks ended March 31, 1996 from $13.1 million in the thirteen weeks ended April 2, 1995 due to a 32.4% decrease in yards sold and a 19.6% decrease in average selling prices. These decreases reflected curtailment in military procurement of specialty fabric products.

     Cost of Goods Sold. Cost of goods sold, excluding depreciation and amortization, decreased 9.4% to $105.5 million in the thirteen weeks ended March 31, 1996 from $116.5 million in the thirteen weeks ended April 2, 1995. Cost of goods sold as a percentage of net sales increased to 87.2% in the thirteen weeks ended March 31, 1996 from 86.7% in the thirteen weeks ended April 2, 1995. Raw material costs (which includes the cost of purchased greige fabrics) as a percentage of net sales decreased to 44.1% in the thirteen weeks ended March 31, 1996 from 45.1% in the thirteen weeks ended April 2, 1995 due to improved average selling prices relative to the cost of raw materials in the thirteen weeks ended March 31, 1996. Conversion costs as a percentage of net sales increased to 43.1% in the thirteen weeks ended March 31, 1996 from 41.6% in the thirteen weeks ended April 2, 1995. This increase reflected a decrease in absorption of fixed manufacturing costs due to lower levels of capacity utilization during the thirteen weeks ended March 31, 1996.

     Selling and Administrative Expenses. Selling and administrative expenses, including management and other fees payable by Graniteville to Triarc, increased 6.9% to $8.5 million in the thirteen weeks ended March 31, 1996 from $8.0 million in the thirteen weeks ended April 2, 1995, primarily as a result of increased bad debt expense and expenditures related to the sale of Graniteville, which were partially offset by a decrease in incentive compensation expense.

     Interest Expense, Net. Interest expense, net increased 8.7% to $5.3 million in the thirteen weeks ended March 31, 1996 from $4.9 million in the thirteen weeks ended April 2, 1995. This increase reflected increased borrowings to advance funds to Triarc and for other corporate purposes, which were partially offset by a decrease in interest rates on outstanding borrowings.

     Provision for Income Taxes. A benefit from income taxes was recorded at an effective tax rate of 35.5% in the thirteen weeks ended March 31, 1996 as compared to a provision for income taxes at an effective rate of 54.9% in the thirteen weeks ended April 2, 1995. The provision for income taxes in the thirteen weeks ended April 2, 1995 was higher than the expected rate due to the effect of items not deductible for income tax purposes.

  Fiscal 1995 Compared to Fiscal 1994

       Net Sales. Net sales increased 1.7% to $505.7 million in fiscal 1995 from $497.1 million in fiscal 1994 due to improved demand for denim products and higher average selling prices for utility wear fabrics, sportswear fabrics and denim, which were significantly offset by decreased volume in sportswear fabrics.

     Utility wear fabric sales increased 3.8% to $241.7 million in fiscal 1995 from $232.8 million in fiscal 1994 due to a 0.6% increase in yards sold and a 3.2% increase in average selling prices, which reflected in part the ability of Graniteville to pass on higher raw material costs to customers during fiscal 1995.

     Sportswear fabric sales decreased 24.4% to $85.6 million in fiscal 1995 from $113.2 million in fiscal 1994 due to a decrease in yards sold, which resulted from weak retail demand and Graniteville's decision to forego some business where acceptable margins could not be achieved.

     Denim sales increased 32.8% to $137.4 million in fiscal 1995 from $103.5 million in fiscal 1994. This increase reflected strong demand for indigo-dyed denim as the number of yards sold increased 20.4% and average selling prices increased 10.4%.

     Specialty fabric sales decreased 13.7% to $41.0 million in fiscal 1995 from $47.5 million in fiscal 1994 due to a 15.3% decrease in yards sold offset by a 2.0% increase in average selling prices, reflecting curtailment in military procurement programs resulting in decreased sales of specialty fabrics sold to military products manufacturers.

     Cost of Goods Sold. Cost of goods sold, excluding depreciation and amortization, increased 3.7% to $446.9 million in fiscal 1995 compared to $430.8 million in fiscal 1994. This increase reflected increases in cotton and polyester costs and a decrease in absorption of fixed manufacturing costs due to lower levels of capacity utilization during fiscal 1995. Cost of goods sold as a percentage of net sales increased to 88.4% in fiscal 1995 from 86.7% in fiscal 1994. Raw material costs (which includes the cost of purchased greige fabrics) as a percentage of net sales increased to 46.9% in fiscal 1995 from 44.9% in fiscal 1994 as average cotton costs increased 16.7% during fiscal 1995. Conversion costs as a percentage of net sales decreased to 41.5% in fiscal 1995 from 41.8% in fiscal 1994.

     Selling and Administrative Expenses. Selling and administrative expenses, including management and other fees payable by Graniteville to Triarc, decreased 5.6% to $30.2 million in fiscal 1995 from $32.0 million in fiscal 1994, primarily as a result of lower incentive compensation expense in fiscal 1995 and the absence of accruals for the cost of relocating Graniteville's marketing management to headquarters in Graniteville, South Carolina, which was fully accrued in fiscal 1994.

     Interest Expense, Net. Interest expense, net increased 31.9% to $21.1 million in fiscal 1995 from $16.0 million in fiscal 1994. This increase reflected both higher average levels of outstanding borrowings and higher interest rates applicable to such borrowings.

     Provision for Income Taxes. Provision for income taxes decreased to $0.9 million in fiscal 1995 from $2.1 million in fiscal 1994. This decrease reflected a $10.7 million decrease in income before income taxes, which was partially offset by deferred tax items. Graniteville's effective tax rate was (15.7%) in fiscal 1995 and 40.7% in fiscal 1994. The rate in fiscal 1995 was impacted significantly by the provision for income tax contingencies of $2.5 million.

  Fiscal 1994 Compared to the Twelve Months Ended January 2, 1994 (the "1993 Period")

     Net Sales. Net sales decreased 0.8% to $497.1 million in fiscal 1994 from $501.3 in the 1993 Period reflecting decreased sales of sportswear fabrics and denim, which were partially offset by increased sales of utility wear fabrics.

     Utility wear fabric sales increased 9.9% to $232.8 million in fiscal 1994 from $211.9 million in the 1993 Period. This increase primarily resulted from a 10.5% increase in yards sold, which was partially offset by a 0.9% decrease in average selling prices. The increase in yards sold reflected increased market share due to continued high levels of employment, and the decrease in average selling prices reflected primarily consumer resistance to price increases.

     Sportswear fabric sales decreased 10.6% to $113.2 million in fiscal 1994 from $126.6 million in the 1993 Period. This decrease resulted from a 1.0% decrease in average selling prices, coupled with a 9.7% decrease in yards sold.

     Denim sales decreased 12.1% to $103.5 million in fiscal 1994 from $117.8 million in the 1993 Period. This decrease was the result of a 6.4% decrease in average selling prices coupled with a 6.3% decrease in yards sold reflecting excess supply in the denim markets.

     Specialty product sales increased 5.6% to $47.5 million in fiscal 1994 from $45.0 million in the 1993 Period, which reflected an increase in average selling prices of 54.3%, which was offset in part by a 31.6% decrease in yards sold. This increase reflects a shift in the product mix to higher priced fabrics sold to military products manufacturers.

     Cost of Goods Sold. Cost of goods sold, excluding depreciation and amortization, increased 2.4% to $430.8 million in fiscal 1994 from $420.6 million in the 1993 Period. Cost of goods sold as a percentage of net sales increased to 86.7% in fiscal 1994 from 83.9% in the 1993 Period. Raw material costs (which includes the cost of purchased greige fabrics) as a percentage of net sales increased to 44.9% in fiscal 1994 from 42.1% in the 1993 Period due in part to a 16.4% increase in cotton prices.

     Selling and Administrative Expenses. Selling and administrative expenses decreased 15.6% to $31.9 million in fiscal 1994 from $37.9 million in the 1993 Period reflecting a restructuring charge of $1.8 million in the 1993 Period relating to Graniteville's allocated portion of the cost to terminate the lease on Triarc's existing corporate headquarters and the allocated cost of a consulting agreement with the former Vice Chairman of Triarc and a $3.3 million decrease in administrative charges from Triarc.

     Interest Expense, Net. Interest expense, net increased 16.8% to $16.0 million in fiscal 1994 from $13.7 million in the 1993 Period. This increase reflected increased borrowings to advance funds to Triarc and to finance capital expenditures and an increase in the interest rate on outstanding borrowings.

     Provision for Income Taxes. Graniteville's effective tax rate was 40.7% in fiscal 1994 and 50.6% in the 1993 Period. The effective tax rate was higher in the 1993 Period because of capital loss carryforwards for which no tax benefit was recorded and the additional provision for deferred taxes required as a result of the increase in the federal tax rate to 35%.

LIQUIDITY AND CAPITAL RESOURCES

     Graniteville has funded its working capital requirements and capital expenditures with cash from operations and borrowings under its credit facilities. At March 31, 1996, Graniteville had borrowings of $195.9 million outstanding under its credit facilities and borrowing availability of $15.6 million.

     Graniteville's capital expenditures aggregated $26.5 million, $21.4 million, $11.7 million and $0.7 million in the 1993 Period, fiscal 1994, fiscal 1995 and the thirteen weeks ended March 31, 1996, respectively. These expenditures were primarily for ongoing modernization of Graniteville's manufacturing facilities, including the construction of a new indigo yarn dyeing facility, which was completed in fiscal 1994.


     Net cash provided by operating activities was $3.0 million for the thirteen weeks ended March 31, 1996 compared to $4.2 million for the thirteen weeks ended April 2, 1995. Principal working capital changes included a $7.5 million increase in inventories, a $3.5 million decrease in accounts receivable and $2.2 million increase in accounts payable and accrued items. These changes in working capital for the thirteen weeks ended March 31, 1996 reflected normal fluctuations in the timing of sales and accounts receivable collections and the collection of Graniteville's insurance receivable during such period. Graniteville's investing activities included the investment of $0.7 million in capital improvements. Net cash used in financing activities aggregated $4.1 million, consisting of $3.2 million used to repay outstanding long-term indebtedness, $0.5 million of net distributions to affiliates in connection with the carve-out of Graniteville from Graniteville Company and deferred financing costs of $0.4 million.



     Net cash provided by operating activities was $0.5 million in fiscal 1995. Principal working capital changes included a $14.7 million increase in accounts receivable and a $4.9 million decrease in inventories. These changes in working capital in fiscal 1995 reflected normal fluctuations in the timing of sales, accounts receivable collections, production and raw material purchases. Graniteville's investing activities included the investment of $11.7 million in capital improvements. Net cash provided by financing activities aggregated $10.1 million, consisting of $48.0 million of proceeds from long-term indebtedness, partially offset by the repayment of $8.8 million of long-term indebtedness, $27.2 million of net distributions to affiliates in connection with the carve-out of Graniteville from Graniteville Company and deferred financing costs of $1.9 million.



     Net cash provided by operating activities was $17.5 million in fiscal 1994. Principal working capital changes included an $8.5 million decrease in inventories and an $8.6 million increase in accounts receivables. These changes in working capital in fiscal 1994 reflected normal fluctuations in the timing of sales, accounts receivable collections, production and raw material purchases. Net cash used in investing activities included the investment of $21.4 million in capital improvements, which was offset in part by proceeds received in connection with the sale of property. Net cash provided by financing activities aggregated $5.0 million, consisting of $12.7 million used to repay outstanding long-term indebtedness and $2.5 million of net distributions to affiliates in connection with the carve-out of Graniteville from Graniteville Company, which was offset by the issuance of $20.5 million of long-term indebtedness.



     Net cash used in operating activities was $10.3 million in the 1993 Period. Principal working capital changes included a $24.7 million increase in accounts receivable and a $14.6 million increase in inventories. A significant portion of this increase in accounts receivable in the 1993 Period was due to Graniteville repurchasing accounts receivables previously sold under a factoring agreement. The increase in inventories in the 1993 Period reflected higher raw material costs. Net cash used in investing activities included the investment of $26.2 million in capital improvements. Net cash provided by financing activities aggregated $35.5 million, consisting of the issuance of $169.4 million of long-term indebtedness, partially offset by $70.6 million used to repay outstanding long-term indebtedness, $57.3 million of net distributions to affiliates in connection with the carve-out of Graniteville from Graniteville Company and $6.0 million in deferred financing costs.

                               INDUSTRY OVERVIEW

     The North American textile industry has experienced dramatic changes over the past decade in response to trends toward more casual dress, rapid changes in consumer preferences, a decline in retailer and distributor inventories and an increasingly global market place. North American textile producers have reacted by (i) investing in modern machinery resulting in flexible, cost-efficient and high volume operations, (ii) forming partnerships with retailers to better predict and respond to fashion trends and (iii) with the implementation of NAFTA (and the Caribbean Basin Initiative), joining with labor intensive apparel operations in Mexico and the Caribbean to form partnerships that can effectively compete against companies based in the Pacific Rim.

DENIM

     Total domestic demand for denim apparel increased dramatically, 10.4% compounded annually, from 1992 to 1995. This growth was due primarily to positive demographic changes, an increase in the variety of products and fashions incorporating denim and a general trend towards more casual dress throughout the United States, particularly in the workplace.

     The "baby boom" generation, the first generation to include denim apparel as part of their casual dress, continue to include denim apparel in their wardrobe as they enter middle age. As their disposable income increases, they demand higher quality products with more diverse styling, requiring denim apparel manufacturers to produce higher quality denim in a full range of colors. Demand for denim has also been impacted by changes in the size of the 15 to 24 year-old segment of the population, traditionally a significant purchaser of denim products. In recent years, this segment has been declining in size; however, it is now expanding and is expected to peak around the year 2000.

     Internationally, the Company believes demand for denim is expected to grow in industrialized countries as they continue to adopt U.S. casual fashion trends. In less industrialized countries, the Company believes demand for denim will increase as per capita income increases.

     The Company believes denim demand has benefited from a trend towards more casual dress in the workplace. In addition, market growth has been driven by a dramatic increase in the variety of colors, fabric finishes and constructions in which denim is available, the popularization of "relaxed-fitting" jeans and a dramatic increase in nonjeans applications such as shorts, shirts and jackets.

     As fashions continue to change and new products are developed at faster rates, retailers have reduced inventories to decrease the risk of being left with obsolete inventory. To accommodate this reduction of inventory, denim manufacturers provide faster turnaround times on orders and seek to increase the flexibility of manufacturing operations to include a greater variety of denim products. The ability to provide a rapid turnaround on orders has provided domestic denim producers with an advantage over foreign denim producers.

YARN

     Demand for yarn products is generally dependent on economic conditions and consumer preferences. Total North American demand for cotton yarn grew at an annual rate of 13% from 1989 through 1994. The market in 1994 was 1.8 billion pounds. This growth has been driven by trends to more casual wear such as T-shirts and fleece sportswear.

     Like denim apparel manufacturers, knit apparel manufacturers require yarn delivery on short notice to enable them to reduce inventories and respond to fashion changes. The ability to provide a rapid turnaround on orders has provided domestic yarn producers with an advantage over foreign yarn producers. The North American yarn industry has capitalized on this opportunity and invested heavily in modern, low cost, low labor technologies to produce yarns which are competitive with imports.

     Management believes that apparel manufacturers are outsourcing increasing amounts of their yarn requirements. This outsourcing is a result of the capital intensive nature of yarn production which enables large modern yarn manufacturers to produce and sell yarn to apparel manufacturers at a lower price than their internal cost of production.

UTILITY WEAR


     The utility wear market consists of apparel manufacturers who supply utility wear to industrial laundries for rental to their customers and to manufacturers who sell directly to the retail market. The utility wear market is comprised of the following sectors: basic industrial workwear, image or career wear, and protective wear. All three sectors demand performance, durability (withstanding repeated laundering) and affordability. In order to meet such standards, fabrics for this market are generally piece-dyed. The utility wear industry is generally dependant on economic conditions, particularly levels of unemployment.

                            BUSINESS -- THE COMPANY

GENERAL

     Avondale is one of the largest domestic manufacturers of cotton and cotton-blend yarns and is a leading domestic producer of denim. Avondale markets its products primarily in the United States to the apparel market, and, to a lesser extent, the home furnishings and industrial products markets. The Company's three operating divisions -- yarns, finished fabrics and greige (unfinished, undyed) fabrics -- operate 14 modern manufacturing facilities in the Southeast. The Company's yarn, finished fabric and greige fabric products accounted for 54.5%, 37.9% and 7.6%, respectively, of the Company's net sales of $538.7 million in fiscal 1995.

     Avondale Incorporated's predecessor was founded in 1895 by the family of G. Stephen Felker, the Company's Chairman, President and Chief Executive Officer. Prior to 1986, Avondale Incorporated's predecessor primarily manufactured and marketed greige fabrics. In July 1986, Avondale Incorporated's predecessor, together with Mr. Felker and certain other investors, acquired the Company (the "1986 Acquisition"). The 1986 Acquisition expanded the Company's product line to include yarns and finished fabrics and significantly increased the Company's revenue base. In their respective last full fiscal years preceding the 1986 Acquisition, Avondale Incorporated's predecessor and Avondale had net sales of $40.5 million and $238.3 million, respectively.

     Since the 1986 Acquisition, the Company's management team has implemented a strategy focused on producing high quality, value-added yarns and fabrics, reducing incremental manufacturing unit costs, maximizing manufacturing flexibility, optimizing raw material sourcing and utilization, and providing superior customer service. Over the past 11 years, through acquisitions and improved performance, management has increased net sales from the $40.5 million achieved by Avondale Incorporated's predecessor in fiscal 1985 (the last full fiscal year prior to the 1986 Acquisition) to $538.7 million in fiscal 1995, a compound annual growth rate of 29.5%. Since the 1986 Acquisition, the Company's EBITDA margin has averaged 15.0% per year from fiscal 1987 through fiscal 1995.

     The Company's operations have been expanded through acquisitions, an ongoing capital improvements program and management's ability to optimize the productive output of the Company's manufacturing facilities. The Company's ongoing capital improvements program focuses on modernizing and expanding the Company's operations to maximize manufacturing flexibility, increase capacity and reduce incremental unit costs. Avondale has invested over $100 million during the past five fiscal years in connection with this capital improvements program. Avondale is currently implementing a $31 million expansion of its denim manufacturing operations. Avondale expects this project, which should be completed by the end of fiscal 1997, will expand its denim manufacturing capacity by 25%. This expansion follows a previous 15% denim expansion completed in fiscal 1995 during which the Company installed indigo-dyeing capacity in excess of its weaving and finishing capacity. The Company's current denim expansion program will allow the Company to fully utilize the previously installed indigo-dyeing capacity, which should enhance cash flow returns on the current investment. Avondale has also successfully redeployed capital by closing certain manufacturing facilities and, in other cases, moving manufacturing equipment among its locations.

PURPOSE OF THE GRANITEVILLE ACQUISITION

     Avondale believes that the Graniteville Acquisition will significantly enhance its competitive position and business prospects. Avondale expects the Graniteville Acquisition will provide it with the following benefits:

     - Leading Position in Denim. As a result of the consummation of the Graniteville Acquisition, Avondale believes that it is one of the world's largest producers of enhanced denim fabrics (based on the current manufacturing capacity of Avondale and Graniteville). Pro forma for the Graniteville Acquisition, the Company's fiscal 1995 denim sales would have been $308.6 million. The U.S. denim market is highly concentrated, and the Company believes that approximately four denim manufacturers currently supply 65% of the market. The high cost of building new manufacturing capacity and the expertise required in indigo-dyeing operations are generally barriers to entry. The Graniteville Acquisition approximately doubled the Company's current denim manufacturing capacity and market share, and Avondale believes that, pro forma for the Graniteville Acquisition, it would have supplied approximately 15% of the denim market in fiscal 1995 and that it would have been among five denim manufacturers supplying approximately 80% of the market. In addition, Avondale is currently implementing a 25% expansion of its denim manufacturing capacity, which should be completed by the end of fiscal 1997. Avondale believes that its significantly enhanced presence in the denim market will improve its competitive position.

     - Expanded Denim Customer Base. Graniteville's denim customer base is broader and less concentrated than the Company's customer base, and Avondale and Graniteville generally do not sell denim to the same customers. During their respective fiscal 1995, Avondale and Graniteville sold denim products to approximately 130 and 300 customers, respectively. Avondale believes that it is the leading supplier of denim to VF Corporation, the maker of Lee(R), Rider(R), Wrangler(R), Rustler(R), Girbaud(R) and HealthTex(TM) brands. Sales to VF Corporation in fiscal 1995 accounted for approximately 28% of the Company's net sales. None of Graniteville's denim customers accounted for more than 5% of its denim sales in fiscal 1995. Avondale believes that this expansion of its denim customer base will enable it to increase denim sales due to cross-selling opportunities.

     - Expanded Product Line. The Graniteville Acquisition has expanded the Company's existing product lines as well as provided entry into new markets. Graniteville is a leading manufacturer of piece-dyed fabrics used primarily in the manufacture of sportswear, casual wear, outer wear and utility wear. Avondale currently has no piece-dyeing capabilities. As a result of the Graniteville Acquisition, Avondale now operates what it believes is the largest (in terms of pounds processed) piece-dyeing and finishing plant in the United States.

      Avondale believes that Graniteville is the largest domestic manufacturer and marketer of fabrics used in the manufacture of utility wear (principally uniforms and other occupational apparel) for the U.S. rental and retail markets in which it competes. Prior to the Graniteville Acquisition, the Company did not participate in those markets. The utility wear fabric segment of the textile industry is generally less cyclical than the industry as a whole as its end-markets are not as sensitive to changes in prevailing fashion trends or discretionary consumer spending. Pro forma for the Graniteville Acquisition, utility wear fabric sales would have accounted for 23.0% of the Company's net sales in fiscal 1995. As a result, Avondale believes that the addition of utility wear fabrics to its product line will help reduce the cyclicality of the Company's results of operations.

      The Graniteville Acquisition has expanded the Company's line of denim products and fashion fabrics sold to manufacturers of sportswear, casual wear and outerwear. Graniteville produces enhanced denim fabrics for the branded and private label segments of the denim market. Although Avondale produces some fashion fabrics for use in the manufacture of sportswear, casual wear and outerwear, sales of such fashion fabrics accounted for only 8.1% of the Company's finished fabric sales in fiscal 1995. Avondale has been unable in recent years to expand its fashion fabrics business because it does not own a piece-dyeing and finishing plant and has been unable to access consistent and reliable dyeing and finishing capacity. As a result of the Graniteville Acquisition, Avondale believes it will have significant opportunities to cross-sell Graniteville's fashion fabrics to the Company's existing denim customers.

     - Enhanced Vertical Integration. Graniteville's manufacturing operations consume substantial amounts of yarn. Although Graniteville produces a significant portion of its yarn requirements, it purchases large quantities from outside suppliers (which currently include the Company). In fiscal 1995, Graniteville purchased approximately 13 million pounds of yarn from outside suppliers. Pro forma for the Graniteville Acquisition, during fiscal 1995, the Company would have produced approximately 431 million pounds of yarn for internal consumption and sale to outside customers.

      Avondale expects that its option to supply Graniteville's yarn needs will enhance its ability to maintain high operating rates within its yarn division during periods of reduced demand. The Company's focus on maintaining high capacity utilization helps to lower unit production costs generally and to maintain relatively constant unit production costs during periods of weak economic conditions within the textile industry. Further, the Company's yarn manufacturing operations are more cost-efficient than those of Graniteville. Consequently, Avondale believes that it will be able to improve Graniteville's profit margins by reducing raw material costs to the extent the Company supplies an increased portion of Graniteville's yarn needs as well as through productivity and cost improvements as discussed below.

     - Raw Material Purchasing Leverage. As a result of the Graniteville Acquisition, Avondale believes that it will be the largest U.S. consumer of raw cotton as well as a substantial consumer of polyester. Avondale believes this purchasing leverage, together with Avondale's strategic buying practices developed through significant experience in raw material markets, will further enhance its ability to manage cotton and polyester costs and to obtain these raw materials at the most favorable prices available.

     - Global Raw Material Sourcing Flexibility. In fiscal 1995, Graniteville's operations consumed approximately 199 million yards of greige fabrics, 42.3% of which was purchased from outside suppliers. Currently, the differential between domestic and world greige fabric prices is not significant enough to make sourcing greige fabrics in foreign markets attractive. However, historically there have existed periods of substantial price differentials between domestic and world greige fabric prices. As a result of the Graniteville Acquisition, Avondale, as a substantial consumer of greige fabrics, will be in a position to capitalize on any such future imbalances.

     - Greater Critical Mass. The Graniteville Acquisition has significantly increased the Company's revenue base. Pro forma for the Graniteville Acquisition, the Company's net sales for fiscal 1995 would have been over $1.0 billion. Avondale believes that the trend towards consolidation within the textile industry will continue. Avondale believes that its increased size and presence in the textile industry will better position it to take advantage of market opportunities as they arise.


     - Cost Savings and other Business Synergies. As a result of the consummation of the Graniteville Acquisition, Avondale expects to realize cost savings from, among other things, general and administrative expense reductions and improvements in Graniteville's cost of goods sold. Avondale intends to implement a multi-year capital improvements program to improve Graniteville's manufacturing operations by modernizing and reconfiguring its manufacturing processes consistent with the Company's own modernization strategy. Avondale expects these improvements will significantly increase Graniteville's manufacturing flexibility and productivity while reducing costs. Avondale also believes that the Graniteville Acquisition will involve business synergies including, among others, enhanced vertical integration and raw material sourcing and substantial cross-selling opportunities, which may enable the Company to increase its sales and improve its cost structure. However, there can be no assurance that Avondale will achieve the foregoing cost savings or business synergies. See "Risk Factors -- Possible Inability to Integrate the Graniteville Acquisition".


BUSINESS STRATEGY

     Avondale's business strategy is to maximize profitability over complete business cycles. As part of this strategy, Avondale generally maintains high levels of capacity utilization and capitalizes on its manufacturing flexibility through all phases of the business cycle. By adjusting its product mix quickly in response to changes in consumer demand, Avondale is able to operate its manufacturing facilities at substantially full capacity even during weak phases in the business cycle, thereby maintaining lower labor turnover and better control over manufacturing costs per unit. As a result, management believes that profit margins recover faster as strong demand returns.

     The principal components of the Company's strategy include the following:

     - Cost Improvement. Avondale generally uses the most advanced manufacturing technologies, runs its facilities at substantially full capacity and enhances operational efficiencies to maximize productivity and minimize manufacturing costs per unit. Management believes that running the Company's manufacturing facilities at substantially full capacity enables management to control more effectively manufacturing costs per unit and positions the Company to maximize profitability during periods of strong demand. As a result, Avondale has developed a strong record of reducing incremental unit costs and generating a high average EBITDA margin.

     - Value-Added Products. Avondale focuses on developing, manufacturing and marketing value-added yarns and fabrics, particularly in its finished fabrics division, to complement its low-cost and volume-oriented yarn manufacturing capability. Avondale has benefitted significantly from the substantial increase in recent years in consumer demand for moderately priced, 100% cotton or high cotton content casual apparel for both work and leisure. The Company's finished fabrics division has a product design staff devoted to creating new, innovative fabric styles and constructions, independently and in collaboration with customers of both the finished and greige fabrics divisions, which enables such customers to respond to anticipated shifts in consumer demand for apparel products. The finished fabrics division also devotes significant resources to quality assurance, which is intended to ensure that fabrics fully satisfy customer specifications and have consistent characteristics within shipments.

     - Manufacturing Flexibility. Avondale designs and equips its facilities to increase manufacturing flexibility, which enables it to adjust its product mix quickly in response to changes in customer demand. Management believes that the Company's ability to manufacture a wide range and significant volume of cotton and cotton-blend yarns and fabrics on short lead times enables the Company to improve profit margins and gives the Company a competitive advantage. In its yarns division, the Company has aggressively replaced earlier generation open-end spinning equipment (which was generally less than ten years old) with the most technologically advanced equipment available. In its greige fabrics division, the Company has replaced all fly shuttle looms with high speed rapier looms. In its finished fabrics division, Avondale has installed new projectile looms with wide-width capability and constructed a large capacity, state-of-the-art indigo-dyeing facility. Avondale expects these efforts to enhance flexibility, increase capacity and reduce manufacturing costs.

     - Raw Material Sourcing and Utilization. Avondale, which believes it will be the largest U.S. consumer of raw cotton as a result of the Graniteville Acquisition, employs strategic buying practices intended to manage its cotton costs and ensure a continuous supply. As a result of the volume of its cotton purchases, Avondale has developed significant experience and purchasing leverage in the cotton market. Avondale also conducts comprehensive testing of every bale of cotton it purchases, categorizes each bale into one of over 150 inventory groupings and, based on a computer analysis, matches cotton in inventory with customer order specifications to help ensure cost efficient utilization of raw cotton. The Company's testing procedures enable the Company to maximize its cotton mixes to achieve the cost effective utilization.

     - Customer Service. Avondale is committed to being an industry leader in providing superior customer service through innovative product development, the manufacture of high quality, value-added yarns and fabrics, just-in-time delivery and quick response manufacturing. Avondale targets customers who demand a high level of customer service and structures its operations and product mix to respond to their needs. Avondale has the manufacturing capacity and flexibility to meet the demand for yarns and fabrics with varying characteristics and to respond quickly to changes in customer needs. Avondale also has a dedicated transportation fleet to ensure rapid delivery of yarn directly to customers, which reduces their inventory requirements. Avondale also employs "quick response" manufacturing techniques along with electronic data interchange to improve overall customer service.

DESCRIPTION OF THE BUSINESS

  Products

     Yarns. Avondale is one of the largest domestic producers and marketers of cotton and cotton-blend yarns and believes it is the largest supplier of open-end yarns to the domestic knitting and weaving industry. The Company's yarns business has experienced significant growth since the 1986 Acquisition, more than doubling its production of open-end spun yarn and achieving compound annual sales growth through fiscal 1995 of approximately 5%. The yarns division produces a wide range of cotton and cotton-blend carded and combed yarns that are marketed to the knitting and weaving industry. The Company's yarns are used in the manufacture of a broad range of items, including apparel (primarily T-shirts, underwear, hosiery, knitted outerwear, denim, and woven and fleece sportswear) and home furnishings. The Company's yarns division has experienced increased demand for its products as a result of the shift in consumer preferences in recent years to moderately priced 100% cotton or high cotton content apparel for both work and leisure. Although the yarns division may provide a portion of the yarn used by the finished and greige fabrics divisions, the yarns division markets substantially all of its production to over 450 unaffiliated customers. Yarn sales accounted for 55.6%, 53.8% and 54.5% of the Company's net sales in fiscal 1993, 1994 and 1995, respectively.

     The Company's principal strategy for its yarns division is to capitalize on its broad customer base and manufacturing flexibility and capacity while producing yarns at the lowest cost possible. Management believes that the Company led the industry in moving to more efficient, cost-effective, open-end spinning equipment, which has been further modernized since such move. Open-end spinning eliminates several labor intensive steps from the traditional ring spinning production process and substantially increases productivity while reducing defects in finished yarns. Avondale has made additional capital improvements by aggressively replacing earlier generation open-end spinning equipment (which generally was less than 10 years old) with the most technologically advanced equipment available. This modernization program has enabled the Company to enhance the quality of its yarns, increase its manufacturing flexibility and cost efficiency and improve its responsiveness to customers. Avondale competes with other yarn manufacturers by being a low-cost producer due to its high volume production capability and by using its manufacturing flexibility to respond quickly and efficiently to shifts in customer demand. Avondale also has a dedicated transportation fleet to ensure rapid deliveries of yarn directly to customers.

     Finished Fabrics. Avondale is a leading producer of woven cotton finished fabrics, principally denim, used in the manufacture of jeans, sportswear and activewear. The Company develops and manufacturers a broad range of high quality, value-added denim fabrics. The principal product produced by the finished fabrics division is "range-dyed" denim. Range-dyeing involves dyeing the yarn in such a way that the dye only coats the outside of the yarn and does not penetrate it. The result is a fabric that fades and has the variations in color that give denim its distinctive appearance. The finished fabrics division also produces twill and canvas fabrics woven from "vat-dyed" yarns, which are also marketed to apparel manufacturers. "Vat dyeing" involves placing the yarn in a kier in which dye is forced to penetrate the yarn under heat and pressure. Avondale dyes and weaves fabrics pursuant to customer orders, not projected sales, in order to control its inventory of finished fabrics and reduce the risk of inventory obsolescence. Finished fabric sales accounted for 37.2%, 38.4% and 37.9% of the Company's net sales in fiscal 1993, 1994 and 1995, respectively. Finished fabric customers include, among others, VF Corporation (the maker of Lee(R), Rider(R), Wrangler(R), Rustler(R), Girbaud(R) and HealthTex(TM) brands), OshKosh B'Gosh, Inc., Guess(TM), The Gap Stores, Inc., Liberty Trousers and Cactus Apparel. Avondale believes that, as a result of its competitive focus, it has become the leading supplier of denim fabrics to VF Corporation. See "Risk Factors -- Reliance on Significant Customers".

     The finished fabrics division focuses on the development and manufacture of high quality, value-added fabrics and management believes that the Company is a leader in the production of enhanced denim fabrics. The Company's modern and flexible manufacturing process allows it to produce a broad range of denim styles and finishes. Management believes that styling of denim is a key competitive factor in the market for denim fabrics. The styling process involves the creation of a variety of fabric colors, shades and patterns in traditional and innovative weaves. After weaving, denim fabrics (as well as other finished fabrics) are processed further in the division's finishing operations to enhance fabric performance and to produce other desired physical properties. Although the markets for denim are diverse, Avondale produces primarily heavyweight denim, which is used primarily in jeans, the largest segment of the denim market. The Company's denim fabrics are used principally in the manufacture of medium priced jeans.

     To remain one of the leading manufacturers of enhanced denim fabrics, the Company's principal strategy is to provide its customers with superior product development and service. The division's product design staff seeks to identify new product ideas and fashion trends in the domestic apparel market by attending apparel fashion shows throughout North America and Europe. The product design staff then works independently and in cooperation with customers to create new, innovative fabric styles and constructions, which enables customers to respond to anticipated shifts in domestic consumer demand for apparel products. In these efforts, the product design staff uses on-line, computer-aided design systems. Management believes that the

Company's emphasis on product development and service has resulted in the development of strong working relationships with key customers.

     The finished fabrics division also markets specialty fashion fabrics, which are cotton and cotton-blend, dyed and printed fabrics used principally in the manufacture of sportswear. The finished fabric division's product design staff develops fabric designs that are presented to customers. Once approved, the division then either uses greige fabric produced by the Company or purchases such fabric from other manufacturers and contracts to have the fabric dyed or printed to meet the customer's specifications. These specialty fashion fabrics expand the finished fabrics line offered by the Company.

     Greige Fabrics. Avondale produces undyed, unfinished cotton and cotton-blend fabrics that are marketed to apparel, home furnishing and industrial products manufacturers. The Company's modernization efforts in recent years (which have primarily involved replacing all remaining fly shuttle looms and early generation shuttleless looms with high speed rapier looms) have significantly increased the greige fabrics division's manufacturing flexibility by increasing the range of products that can be manufactured and lowering unit manufacturing costs. Avondale capitalizes on its manufacturing flexibility within this division by altering its overall product mix to meet changing customer needs while maintaining high production efficiencies. The finished fabric division's product design staff works with greige fabric customers to create new fabric styles and constructions. Greige fabric sales accounted for 7.2%, 7.7% and 7.6% of the Company's net sales in fiscal 1993, 1994 and 1995, respectively.

  Sales and Marketing

     Avondale sold yarns, finished fabrics and greige fabrics to approximately 450, 175 and 50 customers, respectively, in fiscal 1995. None of the Company's yarn customers accounted for more than 9% of the Company's net sales in fiscal 1995. The Company believes it is the leading supplier of denim to VF Corporation (the maker of Lee(R), Rider(R), Wrangler(R), Rustler(R), Girbaud(R) and HealthTex(TM) brand jeans). Avondale believes that it has a strong working relationship with VF Corporation. See "Risk Factors -- Reliance on Significant Customers".

     Avondale targets customers who demand a high level of customer service. The Company's three yarn sales offices are located geographically to be close to customers' manufacturing facilities, and its five fabrics sales offices are generally located near the headquarters of key customers. Sales associates visit their customers on a regular basis and are primarily responsible for processing customer orders and interacting with the Company's production scheduling personnel. Sales associates assist customers in coordinating their own production scheduling by monitoring the status of customers' orders through the production process. Fabric sales associates, and in some cases fabric customers directly, have access via computer to product information and shipping schedules. The Company's sales associates are paid a base salary plus sales incentives to the extent certain performance targets are met. The Company's independent sales representatives are paid on a commission basis.

  Manufacturing

     Avondale is a vertically integrated manufacturer of yarns and fabrics. Through modernizing its manufacturing facilities, the Company has sought to reduce lead times, minimize inventory levels and maximize flexibility to respond to changes in customer demand.

     Yarn Facilities. Avondale operates 10 yarn manufacturing plants. At these facilities, raw cotton and synthetic fibers are spun into cotton and cotton-blend yarns. Avondale has aggressively modernized its yarn manufacturing facilities, installing advanced carding, drawing, combing and open-end spinning equipment. The Company has aggressively replaced earlier generation open-end spinning equipment (which was generally less than 10 years old) with the most technologically advanced equipment available. Open-end spinning produces high quality yarns at higher speeds with fewer imperfections and eliminates several labor-intensive steps in the production process, requiring fewer operators than ring spinning. The Company nevertheless maintains some ring spinning capability to offer a full line of yarns and to respond to customer demand for both types of yarn. The Company believes that it is a leader in the textile industry in the use of modern spinning technology.

     Fabric Facilities. Avondale operates three fabric manufacturing plants and one finishing plant. At these facilities raw fibers are spun into yarn, which may be supplemented with yarn supplied by the Company's yarns division. Yarn to be used in the manufacture of finished fabrics is then dyed utilizing either "range" or "vat" dyeing techniques. The finished fabrics and greige fabrics divisions weave dyed or undyed yarn into fabric according to customer specifications. Avondale generally employs only modern, high-speed looms for weaving. These looms enhance the Company's manufacturing flexibility as they can manufacture fabrics that have a variety of widths and weaves. After weaving, fabrics produced in the finished fabrics division are transported to the Company's finishing plant, where they are treated and subjected to several processes which "set" the fabric to ensure that its characteristics (including shrinkage, color and shade variation) are consistent within shipments. Within its greige fabrics division, Avondale has replaced all remaining fly shuttle looms and earlier generation shuttleless looms with high speed rapier looms and, in its finished fabrics division, Avondale has installed new projectile looms with wide-width capability and constructed a large capacity, state-of-the-art indigo-dyeing facility.

     Expansion and Modernization. Over the past 11 years, management has increased net sales from the $40.5 million achieved by Avondale Incorporated's predecessor in fiscal 1985 (the last full fiscal year prior to the 1986 Acquisition) to $538.7 million in fiscal 1995. During that period, Avondale has expanded its operations through acquisitions, an ongoing capital improvements program and management's ability to optimize the productive output of the Company's manufacturing facilities. As part of its expansion and modernization efforts, the Company has also successfully redeployed capital by closing certain manufacturing facilities and, in other cases, moving manufacturing equipment among its locations. The Company's expansion and modernization efforts over the past 11 fiscal years have included, among others, the following principal initiatives:

     - 1986 -- Avondale Incorporated acquired a controlling interest in the Company, which consisted of 10 yarn manufacturing facilities, two fabric manufacturing facilities and one finishing plant, expanded its greige fabrics manufacturing facility and installed more new looms in its greige fabrics division

     - 1987 -- Constructed a new dye range in its finished fabrics division

     - 1988, 1989 and 1990 -- Upgraded a portion of its existing open-end spinning technology and converted a ring-spun yarn manufacturing facility to open-end spinning technology

     - 1989 -- Acquired the property, plant and equipment of three yarn manufacturing facilities

     - 1990 -- Sold an acrylic yarn manufacturing facility (that was not compatible with the Company's production and manufacturing strategy) and closed a greige fabrics manufacturing facility

     - 1991 -- Sold a ring-spun yarn manufacturing facility as the Company continued to focus on open-end spinning technology

     - 1991, 1992 and 1993 -- Replaced earlier generation open-end spinning equipment (which generally was less than 10 years old) in the yarns division with the most technologically advanced equipment available

     - 1992 and 1993 -- Replaced all remaining fly shuttle looms in the greige fabrics division and replaced some earlier generation projectile looms with technologically advanced, high speed looms and began construction of a new state-of-the-art indigo-dye range in the finished fabrics division

     - 1994 and 1995 -- Completed construction of state-of-the-art indigo-dye range in the finished fabrics division and replaced open-end spinning equipment with new generation, advanced spinning technology

     - 1996 -- Replaced earlier generation projectile looms and rapier looms with high speed airjet looms and rapier looms and replaced carding equipment at two plants with modern carding and drawing systems and replaced older winders at a third plant with fully automated winders

     Avondale has invested over $100 million over the past five fiscal years in connection with this capital improvements program. Avondale is currently implementing a $31 million expansion of its denim manufacturing operations. Avondale expects this project, which should be completed by the end of fiscal 1997, will expand its denim manufacturing capacity by 25%. This expansion follows a previous 15% denim expansion completed in fiscal 1995 during which the Company installed indigo-dyeing capacity in excess of its weaving and finishing capacity. This current denim expansion program will allow the Company to fully utilize the previously installed indigo-dyeing capacity, which should enhance cash flow returns on the current investment.

     Customer Service and Quality Assurance. Avondale is committed to being an industry leader in providing superior customer service. In addition to ensuring the manufacturing capacity and flexibility to enable the Company to respond quickly to changes in customer needs, Avondale has structured its manufacturing processes to meet the increasingly demanding "just-in-time" and "quick response" delivery requirements of its customers. These techniques reduce in-process inventories and the time required to process a particular order. In addition, Avondale has instituted electronic data interchange programs with certain key customers to facilitate a more efficient, targeted scheduling of their manufacturing processes. These programs assist the Company in working effectively with apparel manufacturers to coordinate their operations with the demands of retailers and, as such, are an important part of the domestic textile industry's "quick response" program designed to improve its competitive position compared to imports.

     Avondale devotes significant resources to quality assurance, which is intended to ensure that its yarns and fabrics satisfy fully customer specifications. The Company's manufacturing plants employ computer-aided control systems to monitor the manufacturing process and computer-aided product testing equipment to measure the quality of its yarns and finished fabrics. Avondale also strives to increase its customers' competitiveness by developing finished fabrics that reduce the amount of further treatment or finishing required by such customers. These efforts reduce customers' manufacturing costs and improve production efficiencies.

  Raw Materials


     Avondale is one of the largest U.S. consumers of raw cotton, the principle raw material used in its manufacturing processes. Consequently, the Company's results of operations may be impacted significantly due to fluctuations in the supply, quality and price of cotton. Since cotton is an agricultural product, its supply and quality are subject to forces of nature. Although the Company has always obtained sufficient supplies of cotton, any material shortage or interruption in the supply or variations in the quality of cotton by reason of weather, disease or other factors could have a material adverse effect on the Company's results of operations. See "Risk Factors -- Unpredictability of Cost and Availability of Raw Materials". Avondale believes that it will be able to obtain adequate supplies of cotton in the future.


     Because the importation of cotton is generally prohibited, imbalances between the domestic and world price of cotton can occur. Beginning in 1985, Congress passed a series of legislative initiatives to ensure that U.S. cotton was priced competitively with world markets. The Food Security Act of 1985 (the "1985 Food Act") modified the Commodity Credit Corporation marketing loan program for cotton producers by linking the amount of non-recourse loans available under the program and their required repayment levels to world cotton prices, allowing U.S. cotton producers to meet world cotton prices. The 1985 Food Act also included a one-time payment in kind in August 1986 to domestic textile mills with respect to certain cotton in inventory to offset in part the disparity between world and domestic prices. The Food, Agriculture, Conservation and Trade Act of 1990 (the "1990 Trade Act") and the regulations promulgated thereunder established a three-step competitiveness plan designed to make domestic cotton prices approximate world cotton prices through further modifications to Commodity Credit Corporation loans, payments to users of domestic cotton and a trigger mechanism to modify the prohibition on cotton imports if U.S. prices exceed world prices for an extended period of time. The 1985 Food Act and the 1990 Trade Act have resulted in increased domestic cotton production and a decline in domestic cotton prices, which, together with certain price equalization payments authorized under both pieces of legislation, have reduced the Company's effective cotton costs to near world levels. This legislation and the increased availability of cotton worldwide has improved the imbalance between world and domestic cotton prices, but there can be no assurance that this will continue to be the case. President Clinton recently signed into law the Farm Agricultural Improvements and Reform Act of 1996, which establishes certain support programs that, among other things, continue the three-step competitiveness plan established under the 1990 Trade Act through 2002. See "Risk Factors -- Possible Adverse Impact of Government Policy and Regulation".


     Avondale closely monitors the cotton market and manages its cotton-buying practices. The Company's Chief Executive Officer is a member of the board of directors of the National Cotton Council, a trade organization that spearheads legislative initiatives to implement U.S. cotton industry policy, which helps the Company stay abreast of developments in the cotton market. As a result of the volume of its cotton purchases, Avondale has developed significant experience and purchasing leverage in the cotton market. Avondale employs strategic buying practices intended to manage its cotton costs and ensure a continuous supply. Avondale attempts to purchase cotton as necessary to produce customer orders, although the Company's purchases may be short of or in excess of the quantity needed to produce customer orders depending on its market outlook. Avondale generally enters into cotton purchase contracts several months in advance of the scheduled date of delivery. Prices for such purchases are fixed either on the date of the contract or thereafter on a date prior to delivery and, as a result, Avondale may be favorably or adversely affected if cotton prices fluctuate during the contract period.

     Avondale employs systems and controls designed to ensure cost-efficient utilization of raw cotton that the Company believes differentiate it from its competitors. Raw cotton is graded according to U.S. government standards and is priced based upon its grade. The wide variety of yarns and fabrics produced by the Company use a broad range of cotton grades, which enhances the Company's ability to optimize its use of cotton. After purchase by the Company, a sample from each bale of cotton is sent to the Company's testing facility, which tests the sample and then categorizes it according to its characteristics into one of over 150 inventory groupings. Cotton bales are then selected to produce customer orders based on a computer analysis that matches cotton in inventory with customer order specifications (e.g., tear strength and dye characteristics) to ensure the most cost effective raw material mix. The Company's testing procedures also enable the Company to identify bales that do not meet contractual quality specifications and thus can be returned to the supplier or purchased at a lower price.


     The principal man-made fiber purchased by the Company is polyester. Avondale currently purchases man-made fibers for its products from several suppliers, and such fibers are readily available from other suppliers. Avondale maintains a limited supply of such fibers in inventory. Avondale has never experienced difficulty in obtaining sufficient quantities of man-made fibers. Avondale also purchases dyes and chemicals used in its manufacturing and finishing processes, and these raw materials have normally been available in adequate supplies through a number of suppliers. See "The Recent
Transactions -- Terms of the Asset Purchase Agreement -- Supply Agreement".


  Competition

     The textile industry is highly competitive, and no single company is dominant. Management believes that the Company is one of the largest domestic yarns supplier and one of nine principal domestic denim manufacturers. The Company's competitors include large, vertically integrated textile companies and numerous smaller companies. In recent years there has been a trend toward consolidation and deleveraging within certain markets within the textile industry, and, within the Company's markets, increases in manufacturing capacity. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. The failure of the Company to compete effectively with respect to any of these key factors or to keep pace with rapidly changing markets could have a material adverse effect on the Company's results of operations and financial condition.

     Increases in domestic capacity and imports of foreign-made textile and apparel products are a significant source of competition for many domestic textile manufacturers. The U.S. government attempts to regulate the growth of certain textile and apparel imports by establishing quotas on imports from countries that historically account for significant shares of U.S. imports. Despite these efforts, imported apparel represent a significant portion of the U.S. apparel market, although the rate of import growth has slowed considerably in recent years.


     The extent of import protection afforded by the U.S. government to domestic textile producers has been, and is likely to remain, subject to considerable domestic political deliberation and foreign considerations. In January 1995, a new multilateral trade organization, the WTO, was formed by the members of GATT to replace GATT. This new body has set forth the mechanisms by which world trade in textiles and clothing will be progressively liberalized with the elimination of quotas and the reduction of duties. The implementation began in January 1995 with the phasing-out of quotas and the reduction of duties to take place over a 10-year period. The selection of products at each phase is made by each importing country and must be drawn from each of the four main textile groups: yarns, fabrics, made-up textiles and apparel. As it implements the WTO mechanisms, the U.S. government is negotiating bilateral trade agreements with developing countries (which generally are exporters of textile products) that are members of the WTO for purposes of reducing their tariffs on imports of textiles and apparel. The elimination of quotas and the reduction of tariffs under the WTO may result in increased imports of certain textile products and apparel into North America. These factors could make the Company's products less competitive against low cost imports from third world countries. See "Risk Factors -- Possible Adverse Impact of Government Policy and Regulations".



     The North American Free Trade Agreement among the United States, Canada and Mexico, which became effective on January 1, 1994, has created the world's largest free-trade zone. The agreement contains safeguards sought by the U.S. textile industry, including a rule of origin requirement that products be processed in one of the three countries in order to benefit from NAFTA. NAFTA will phase out all trade restrictions and tariffs on textiles and apparel among the three countries. In addition, NAFTA requires merchandise to be made from yarns and fabrics originating in North America in order to avoid trade restrictions. Thus, not only must apparel be made from North American fabric but the fabric must be woven from North American spun yarn. Although management believes that the Company may benefit from NAFTA, there can be no assurance that the removal of these barriers to trade will not have a material adverse effect on the Company's business. See "Risk Factors -- "Possible Adverse Impact of Government Policy and Regulations".


     Avondale has attempted to offset the negative impact of increased imports by focusing on the manufacture of yarns, finished fabrics and greige fabrics for use in garments that are less vulnerable to import penetration. The relatively low labor content of these yarns, fabrics and resulting garments, coupled with demand for high levels of quality, styling and service, present barriers to foreign competition. Capital expenditures and systems improvements have centered on strengthening product and market differentiation and on increasing productivity, lowering costs and improving quality. In addition, the Company's U.S. manufacturing presence and its emphasis on shortening production and lead times allows the Company to respond more quickly than foreign producers to changing fashion trends and to its domestic customers' requirement that suppliers meet tight production schedules and provide rapid delivery. In addition to being affected by the level of imports, the Company's continued success will be affected by the ability of certain of the Company's customers to remain competitive, the Company's ability to maintain its manufacturing flexibility and capacity and, most importantly, the Company's ability to continue to produce innovative, quality products to satisfy specific customer needs.

  Backlog


     The Company's order backlog was approximately $249.8 million at May 24, 1996, as compared to approximately $280.8 million at May 26, 1995, and the Company's order backlog was approximately $378.6 million at August 25, 1995, as compared to approximately $194.5 million at August 26, 1994. Orders on hand are not necessarily indicative of total future sales. Substantially all of the orders outstanding at May 24, 1996 are expected to have been filled by the end of fiscal 1996.


  Properties

     Avondale currently operates 14 modern manufacturing facilities in the United States, of which eight are located in Alabama, three are located in North Carolina, two are located in Georgia and one is located in South Carolina. Avondale owns 12 of these facilities and leases two facilities in connection with its prior issuance of industrial revenue bonds. Of the Company's manufacturing facilities, ten are used for the production of yarns, three are integrated yarn and fabric manufacturing facilities, and one is a fabric finishing plant. The Company's plants generally operate 24 hours a day, seven days a week throughout the year. The Company considers its plants and equipment to be in good condition and adequate for its current operations. The Company's principal executive offices are located in Monroe, Georgia, in a building owned by the Company. The Company also has executive offices in Sylacauga, Alabama, which are located in a building owned by the Company. All of the Company's sales offices are leased from unrelated third parties.

     The following table sets forth certain information relating to the Company's manufacturing facilities.

                PLANT NAME                 LOCATION            PRODUCTS PRODUCED
        --------------------------    -------------------    ---------------------
        Alice Plant                   Sylacauga, AL          Plyed yarn
        Bevelle Plant                 Alexander City, AL     Open-end spun yarn;
                                                               indigo-dyed fabric
        Bon Air Plant                 Childersburg, AL       Open-end spun yarn
        Burnsville Plant              Burnsville, NC         Open-end spun yarn
        Catherine Plant               Sylacauga, AL          Open-end spun yarn
        Coosa Plant                   Rockford, AL           Ring spun yarn
        Eva Jane Plant                Sylacauga, AL          Open-end spun yarn;
                                                               indigo-dyed fabric
        Lee Plant                     Sanford, NC            Open-end spun yarn
        Pell City Plant               Pell City, AL          Ring spun yarn
        Sanford Plant                 Sanford, NC            Open-end spun yarn
        Sylacauga Finishing Plant     Sylacauga, AL          Finished denim
        Tifton Plant                  Tifton, GA             Open-end spun yarn
        Walhalla Plant                Walhalla, SC           Open-end spun yarn
        Walton Plant                  Monroe, GA             Open-end spun yarn;
                                                               greige fabric

  Governmental Regulation

     Avondale is subject to various federal, state and local environmental laws and regulations limiting the discharge, storage, handling and disposal of a variety of substances and wastes used in or resulting from its operations and potential remediation obligations thereunder, particularly the Federal Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act (including amendments relating to underground tanks) and the Comprehensive Environmental Response, Compensation and Liability Act, commonly referred to as "Superfund" or "CERCLA". Avondale has obtained, and is in compliance in all material respects with, all material permits required to be issued by federal, state or local law in connection with the operation of the Company's business as described herein.

     The Company's operations also are governed by laws and regulations relating to workplace safety and worker health, principally the Occupational Safety and Health Act and regulations thereunder which, among other things, establish cotton dust, formaldehyde, asbestos and noise standards, and regulate the use of hazardous chemicals in the workplace. The Company uses resins containing formaldehyde in processing some of its products. Although the Company does not use asbestos in the manufacture of its products, some of its facilities contain some structural asbestos that management believes is all properly contained.

     Many of the Company's manufacturing facilities have been in operation for several decades. Historical waste disposal and hazardous substance releases and storage practices may have resulted in on-site and off-site remediation liability for which the Company would be responsible. In addition, certain wastewater treatment facilities and air emission sources may have to be upgraded to meet more stringent environmental requirements in the future. Although the Company cannot with certainty assess at this time the impact of future emission standards or enforcement practices under the foregoing environmental laws and regulations and, in particular, under the 1990 Clean Air Act, upon its operations or capital expenditure requirements, Avondale believes that it currently is in compliance in all material respects with the foregoing environmental or health and safety laws and regulations.

Associates


     At May 24, 1996, Avondale had approximately 3,900 associates. None of the Company's associates is covered by a collective bargaining agreement, and management believes that the Company's relations with its associates are good.


Legal Proceedings

     On March 3, 1993, a case was filed in the Circuit Court of Jefferson County, Alabama by Joe and Darnell Sullivan and Tommy and Stella Fay Gould against the Alabama Power Company, the Company and certain other parties. The complaint alleges that the Company negligently or willfully discharged industrial waste water containing hazardous materials, which allegedly damaged the plaintiffs' riparian rights. The complaint seeks an award of unspecified damages. The Company is vigorously defending this case and believes that it has a number of defenses available to it. The Company cannot currently predict whether the plaintiffs will prevail on their claims or the magnitude of their potential recovery, if any. Based on currently available information, although there can be no assurance, the Company does not believe that this case will have a material adverse effect on its results of operations or financial condition.


     Avondale is also a party to litigation incidental to its business from time to time. Avondale is not currently a party to any litigation that management believes, if determined adversely to the Company, would have a material adverse effect on the Company.

                            BUSINESS -- GRANITEVILLE

GENERAL

     Graniteville, founded over 150 years ago, is a leading manufacturer and marketer of cotton and cotton-blend finished fabrics. Graniteville markets its products, which include utility wear fabrics, sportswear fabrics, denim and specialty fabrics, primarily in the United States to the apparel and industrial products markets. Graniteville operates 10 manufacturing facilities, including a modern piece-dyeing and finishing plant believed by the Company to be the largest in the United States (in terms of pounds processed), all within a 20-mile radius of Graniteville, South Carolina. Graniteville's utility wear fabrics, sportswear fabrics, denim and specialty fabrics accounted for 47.8%, 16.9%, 27.2% and 8.1%, respectively, of Graniteville's net sales of $505.7 in fiscal 1995.

DESCRIPTION OF THE BUSINESS

  Products

     Utility Wear Fabrics. Avondale believes Graniteville is the largest domestic manufacturer and marketer of fabrics used in the manufacture of utility wear (principally uniforms and other occupational apparel) for the U.S. rental and retail markets in which it competes. Graniteville's utility wear fabric customers require durable fabrics characterized by long wear and easy care. Graniteville works closely with customers to develop fabrics with these and other enhanced performance characteristics. Utility wear fabric sales accounted for 42.3%, 46.9% and 47.8% of Graniteville's net sales in the 1993 Period, fiscal 1994 and 1995, respectively. Graniteville's utility wear fabric customers include, among others, Red Kap Industries, Inc., Williamson-Dickie Mfg. Co., Inc., Carhartt, Inc., Cintas Corporation and American Uniform Company, Inc.

     Sportswear Fabrics. Graniteville is a leading manufacturer and marketer of woven cotton piece-dyed fabrics that are used primarily in the manufacture of men's, women's and children's sportswear, casual wear and outerwear. Fabrics are produced for customers in a wide variety of styles, colors, textures and weights according to individual customer specifications. Sportswear fabric sales accounted for 25.3%, 22.8% and 16.9% of Graniteville's net sales in the 1993 Period, fiscal 1994 and 1995, respectively. Graniteville's sportswear fabric customers include, among others, Liz Claiborne Inc., Farah Incorporated, Disenos De Alta Moda, S.A. (a Mexican Guess(TM) licensee), Levi Strauss & Co. Inc. (Dockers(TM)and Brittania(TM)) and Wrangler, Inc.

     Denim. Graniteville is a leading manufacturer of indigo-dyed denim fabric used in the production of branded and private label men's, women's and children's fashion apparel as well as casual jeans, sportswear and outerwear. Graniteville develops and manufactures new and innovative colors, textures, weaves and finishes for its customers, which has helped make Graniteville's denim fabrics leaders in the branded and private label, fashion-oriented segment of the apparel market. Denim fabric sales accounted for 23.5%, 20.8% and 27.2% of Graniteville's net sales in the 1993 Period, fiscal 1994 and 1995, respectively. Graniteville's denim customers include, among others, Stuffed Shirt Inc., Michael Caruso & Company Inc. (Bongo(R)), The Gap Stores Inc. and Levi Strauss & Co. Inc.

     Specialty Fabrics. Graniteville produces a variety of fabrics that are marketed to recreational, industrial and military products manufacturers. Graniteville's specialty fabrics include coated fabrics for awnings, tents, boat covers and camper tops. Graniteville also dyes customers' finished apparel products, which enables customers to meet short delivery schedules while minimizing inventories. Specialty fabric sales accounted for 9.0%, 9.5% and 8.1% of Graniteville's net sales in the 1993 Period, fiscal 1994 and 1995, respectively.

  Sales and Marketing

     Graniteville sold utility wear fabrics, sportswear fabrics, denim and specialty fabrics to approximately 275, 250, 300 and 150 customers, respectively, in fiscal 1995. VF Corporation accounted for approximately 11% of Graniteville's net sales in fiscal 1995. Other than VF Corporation, none of Graniteville's customers accounted for more than 10% of Graniteville's net sales in fiscal 1995.

     Graniteville's fabrics, including utility wear fabrics, sportswear fabrics and denim, are marketed and sold by its apparel marketing group. The apparel marketing group recently moved its headquarters from New York City to Graniteville's headquarters in South Carolina, which has enabled Graniteville to reduce its marketing expenses. In addition to its South Carolina headquarters, the apparel marketing group maintains regional offices in New York City, Boston, Greensboro, NC, Greenville, SC, Dallas, TX, and San Francisco, CA. Independent sales agents in Los Angeles, California and Canada also market certain of Graniteville's fabrics. Graniteville's specialty products are sold directly by its speciality products group located in Graniteville, South Carolina.

  Manufacturing

     Graniteville is a vertically integrated manufacturer. Graniteville purchases raw cotton and polyester which it spins into yarn that is either dyed and then woven into fabrics or woven into fabrics and then dyed according to customer specifications (as in the case of piece-dyed fabrics). Graniteville also purchases yarn that it weaves into greige fabrics and that it dyes and finishes.

     Manufacturing Facilities. Graniteville operates four weaving plants, two indigo-dyeing facilities, one indigo-finishing facility, one piece-dyeing and finishing facility, one coating facility and one garment-dyeing facility. Graniteville has recently installed state-of-the-art open-end spinning equipment and high speed air-jet and rapier looms in its weaving plants, which have improved quality and increased the capacity and efficiency of Graniteville's spinning and weaving production processes. Graniteville's dyeing and finishing facilities use a wide range of technologies, including sophisticated computer-based monitoring and control systems. These systems allow Graniteville to continuously monitor and control each phase of the dyeing and finishing process, which helps to improve productivity, efficiency, consistency and quality.

     Expansion and Modernization. Graniteville has invested over $75 million to modernize its manufacturing operations during its past five fiscal years. Graniteville's modernization efforts have focused on updating its yarn spinning and weaving operations by replacing older generation spinning equipment and looms with advanced, computer-controlled spinning machinery and high speed air-jet and rapier looms, which have significantly increased productivity while allowing Graniteville to maintain its high quality manufacturing standards. In addition, in fiscal 1994, Graniteville completed construction of a new indigo-dyeing facility.

  Raw Materials


     The principal raw materials used by Graniteville in its manufacturing processes are cotton and man-made fibers (primarily polyester). Graniteville purchases cotton from a number of domestic suppliers at the time it receives orders from customers and generally maintains orders for a four to six month supply of cotton. Polyester is generally purchased from one principal supplier, although there are numerous alternative domestic sources for polyester. Polyester is purchased pursuant to periodic negotiations whereby Graniteville seeks to assure itself of a consistent, cost-effective supply. In addition, Graniteville purchases yarn and greige fabrics from other manufacturers to supplement its internal production. These fabrics have normally been available in adequate supplies from a number of domestic sources. Graniteville also purchases bulk dyes and specialty chemicals manufactured by various domestic producers, including C. H. Patrick & Company, Inc. ("Patrick"), which was, prior to the Graniteville Acquisition, a wholly owned subsidiary of Graniteville that sells chemicals and dyes to the textile industry. See "The Recent
Transactions -- Terms of the Asset Purchase Agreement -- Supply Agreement".


  Competition

     Graniteville competes in many of the same markets within the textile industry as the Company and, as a result, is generally subject to the same competitive environment. See "Business -- The Company -- Description of the Business -- Competition".

  Backlog

     Graniteville's order backlog was approximately $244.3 million at December 31, 1995, as compared to approximately $276.7 million at January 1, 1995. Orders on hand are not necessarily indicative of total future sales. Substantially all of the orders outstanding at December 31, 1995 are expected to have been filled by the end of fiscal 1996.

  Properties

     The following table sets forth certain information relating to Graniteville's manufacturing facilities.

                 PLANT NAME                  LOCATION                PRODUCTS PRODUCED
        -----------------------------    -----------------    --------------------------------
        Gregg Dyeing and Finishing       Graniteville, SC     Piece-dyeing and finishing of
                                                                100% cotton and blended
                                                                bottom-weight fabrics
        Hickman                          Graniteville, SC     Open-end spun yarn; greige
                                                                fabrics for piece-dyed
                                                                sportswear; Indigo-dyed
                                                                fabrics
        Kingsmore Indigo Dyeing          Graniteville, SC     Indigo-dyed yarn
        Sibley                           Augusta, GA          Open-end and ring spun yarn;
                                                                indigo dyed fabrics
        Sibley Dyeing and Finishing      Augusta, GA          Stock-dyed cotton; finished
                                                                denim
        Swint                            Graniteville, SC     Open-end and ring spun yarn;
                                                                greige fabrics for piece-dyed
                                                                sportswear
        Townsend                         Graniteville, SC     Open-end and ring spun yarn;
                                                                greige fabrics for piece-dyed
                                                                sportswear; indigo-dyed
                                                                fabrics
        Warren Dyeing                    Graniteville, SC     Indigo-dyed yarn
        Warren Garment Processing        Graniteville, SC     Garment dyed apparel
        Woodhead                         Graniteville, SC     Finished coated fabrics

  Governmental Regulation

     Graniteville is subject to various federal, state and local environmental laws and regulations limiting the discharge, storage, handling and disposal of a variety of substances and wastes used in or resulting from its operations and potential remediation obligations thereunder, particularly the Federal Water Pollution Control Act, the Clean Air Act, the Resource Conservation and Recovery Act (including amendments relating to underground tanks) and CERCLA. Graniteville has obtained and is in compliance in all material respects with all material permits required to be issued by federal, state or local law in connection with the operation of the business of Graniteville as described herein.

     Many of Graniteville's manufacturing facilities have been in operation for several decades. Historical waste disposal and hazardous substance releases and storage practices may have resulted in on-site and off-site remediation liability for which Graniteville would be responsible. From time to time, the Graniteville facilities have been subject to enforcement actions from governmental authorities regarding alleged noncompliance with environmental requirements. In the past, such enforcement actions typically have resulted in the institution of compliance programs and may have resulted in minor penalty assessments.

     In 1987, Graniteville was notified by the South Carolina Department of Health and Environmental Control (the "DHEC") that it had discovered certain contamination of a pond near Graniteville, South Carolina and that Graniteville may be one of the responsible parties. In 1990 and 1991, Graniteville provided reports to the DHEC summarizing its required study and investigation of the alleged pollution and its sources which concluded that pond sediments should be left undisturbed and that other remediation alternatives either provided no significant benefit or themselves involved adverse effects. In 1995 Graniteville submitted a proposal regarding periodic monitoring of the site, to which the DHEC responded with a request for additional information. Graniteville provided such information to the DHEC in February 1996. In April 1996, DHEC accepted the proposed protocol for monitoring pond sediment which is expected to occur over the next two years. The cost of such monitoring is currently expected to range from $25,000 to $35,000 annually. The Company is unable to predict at this time whether any further actions will be required with respect to the site or what the cost thereof may be.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on April 23, 1996 to the Initial Purchaser in reliance on Section 4(2) of the Securities Act. The Initial Purchaser offered and sold the Old Notes only to "qualified institutional buyers" (as defined in Rule 144A) in compliance with Rule 144A and to a limited number of other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that, prior to their purchase of Old Notes, delivered to the Initial Purchaser a letter containing certain representations and agreements.

     In connection with the sale of the Old Notes, the Company, Avondale Incorporated and the Initial Purchaser entered into a Registration Rights Agreement dated April 23, 1996 (the "Registration Rights Agreement"), which generally requires the Company (i) to cause the Old Notes to be registered under the Securities Act pursuant to the Shelf Registration Statement (as defined) or
(ii) to file with the Commission the Exchange Offer Registration Statement with respect to the Exchange Offer. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder with regard to the Notes. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the registrar's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes, by book-entry transfer at DTC.


     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than broker-dealers, as set forth below, and any such holder that is an "affiliate" of the Company or Avondale Incorporated within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating in, does not intend to participate in and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes or who is an affiliate of the Company may not rely upon such interpretations by the staff of the Commission and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liabilities under the Securities Act for which the holder is not indemnified by the Company. Each broker-dealer (other than an affiliate of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make the Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company or Avondale Incorporated may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.


     By tendering in the Exchange Offer, each holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder of Old Notes nor any such other person is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) neither the holder nor any such other person is an "affiliate" of the Company as defined in Rule 405 under the Securities Act or, if such holder is an "affiliate," that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if the holder is not a broker-dealer, that neither the holder nor any such other person is engaged in or intends to engage in the distribution of such New Notes, or (v) if such holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.


     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to participate. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on whether to participate in the Exchange Offer.

TERMS OF THE EXCHANGE OFFER

     General. Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company hereby offers to exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in amounts that are integral multiples of $1,000 principal amount.

     The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.


     As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about September   , 1996 to all holders
known to the Company.


     Holders of Old Notes do not have any appraisal or dissenters' rights under the Alabama Business Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and interest thereon will continue to accrue.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses".


     Expiration Date; Extensions; Amendments.  The term "Expiration Date" shall
mean 5:00 p.m., New York City time, on October   , 1996, unless the Company, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first New York Stock Exchange trading day following the Expiration Date.


     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" below shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the holders of Old Notes. If the Exchange Offer is amended in any manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offer otherwise would expire during such period.

     In all cases, issuance of the New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in the tender of Old Notes. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC), unless otherwise provided in the Letter of Transmittal, as promptly as practicable after the expiration or termination of the Exchange Offer.

     Interest on the New Notes. Holders of Old Notes that are accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each New Note will bear interest from the most recent date to which interest has been paid on the Old Notes or New Notes, or if no interest has been paid on the Old Notes or New Notes, from April 29, 1996.

     Procedures for Tendering Old Notes. The tender to the Company of Old Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. A holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing Old Notes being tendered (or confirmation of a book-entry-transfer of such Old

Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below) and any required signature guarantees, to the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC (also referred to as a book-entry facility) whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes or Old Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided below) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in principal amount greater than the principal amount of Old Notes being tendered by such tendering holder, such unaccepted or non-exchanged Old Notes will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

     Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     Guaranteed Delivery Procedures. If a holder desires to participate in the Exchange Offer and such holder's Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent has received from an Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the tendering holder, the name(s) in which the Old Notes are registered, the certificate number(s) of the Old Notes to be tendered and the amount tendered, and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with any other documents required by the Letter of Transmittal and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a confirmation of book-entry transfer such Old Notes into the Exchange Agent's account at DTC, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New Stock Exchange Trading Days after the date of execution of the Notice of Guaranteed Delivery. Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     Terms and Conditions of the Letter of Transmittal. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's true and lawful agent and attorney-in-fact with respect to such tendered Old Notes, with full power of substitution, among other things, to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges, encumbrances and adverse claims. The Transferor also warrants that it will, upon request, execute and deliver any additional documents reasonably requested by the Company or the Exchange Agent as necessary or desirable to complete and give effect to the transactions contemplated by the Letter of Transmittal. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of such Transferor.

     By executing a Letter of Transmittal, each holder will make to the Company the representations set forth above under the heading "-- Purpose and Effect of the Exchange Offer".

     Withdrawal of Tenders of Old Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such holder is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and
(v) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, which determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the reasonable judgment of the Company, seeks to or would prohibit, restrict, materially delay or otherwise render illegal consummation of the Exchange Offer; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company, or

          (c) there shall occur a change in the current interpretations by the staff of the Commission which, in the Company's reasonable judgment, might materially impair the Company's ability to proceed with the Exchange Offer.


If the Company determines in its reasonable judgment that any of the above conditions is not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date, subject, however, to the right of holders to withdraw such Old Notes (see
"-- Terms of the Exchange Offer -- Withdrawal of Tenders of Old Notes") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all validly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of Old Notes, and the Company will extend the Exchange Offer for a period of time, depending upon the significance of the waiver and the manner of disclosure to the such holders, if the Exchange Offer otherwise would expire during such period.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    By Hand or Overnight Courier:            By Registered or Certified Mail:

          The Bank of New York                    The Bank of New York
          Corporate Trust Services                101 Barclay Street-7E
          Window, Ground Level                    New York, New York 10286
          101 Barclay Street-7E                   Attn: Ms. Jodi Smith
          New York, New York 10286
          Attn: Ms. Jodi Smith

          By Facsimile Transmission (for Eligible Institutions only):

                                 (212) 815-6339
                              Attn: Ms. Jodi Smith
                             Confirm by Telephone:
                                 (212) 815-2791

            For information with respect to the Exchange Offer, call

                     Ms. Jodi Smith of the Exchange Agent:

                                 (212) 815-2791

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

     The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include, among others, fees and expenses of the Exchange Agent, accounting and legal fees and printing costs.

     The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Old Notes may be resold only (i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Old Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Old Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Old Notes could be adversely affected by the Exchange Offer.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.


                            THE RECENT TRANSACTIONS


TERMS OF THE ASSET PURCHASE AGREEMENT

     General. Pursuant to the Asset Purchase Agreement, the Company purchased substantially all of the assets and certain of the liabilities of the textile business of Graniteville Company on April 29, 1996.


     Purchase Price. Pursuant to the Asset Purchase Agreement, the aggregate consideration paid by the Company was $255 million in cash less the "deficit amount". The deficit amount, if any, will be equal to the excess of $242 million over the net book value, as of April 29, 1996, of assets acquired and liabilities assumed in connection with the Graniteville Acquisition. The parties are in the process of determining the deficit amount, if any. If there is a "deficit amount", Graniteville Company (or Triarc as guarantor) will be required to repay to the Company an amount equal to the deficit amount, plus interest thereon from April 29, 1996. On May 21, 1996, Triarc, on behalf of Graniteville Company, paid to the Company $5.0 million, which amount will be applied to the deficit amount, if any. Interest will not accrue on such $5.0 million after the date of such payment. The Company has estimated the deficit amount to be $15.1 million in its preliminary purchase price allocation. See "Pro Forma Financial Information". In addition, Avondale paid (or will pay) $5.0 million in acquisition costs, which include, among other things, $2.6 million in prepayment penalties that were incurred by Graniteville Company and reimbursed by Avondale in connection with the repayment by Graniteville Company of certain of its outstanding indebtedness.


     Indemnification. Graniteville Company (and Triarc as guarantor) is required to indemnify the Company and its subsidiaries and affiliates and each of their respective officers, directors, employees, agents and representatives with respect to all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and other judgements and damages ("Losses") arising out of or relating to (i) certain liabilities of Graniteville not assumed by the Company;
(ii) certain liabilities of Graniteville assumed by the Company which are not included as liabilities on the statement of the net book values of the assets and liabilities of Graniteville Company that is agreed upon by the Company and Graniteville Company after the closing; (iii) all or any portion of any such liability that is in excess of the amount thereof included as a liability on such statement; (iv) any breach or inaccuracy of any representation or warranty of Graniteville Company or any of its affiliates in the Asset Purchase Agreement; (v) any breach of any covenant, agreement or undertaking made by Graniteville Company or any of its affiliates in the Asset Purchase Agreement;
(vi) any liability or obligation relating to certain environmental conditions that existed or occurred at or prior to the closing in connection with the operation of Graniteville's business; (vii) any fraud by Graniteville Company or any of its affiliates in connection with the Graniteville Acquisition; or (viii) any knowing and intentional breach of certain representations and warranties made by Graniteville Company or any of its affiliates in the Asset Purchase Agreement. The right of the Company to indemnification with respect to a Loss will be limited to the extent that reserves have been established by Graniteville Company for such Loss.

     The Company (and Avondale Incorporated as guarantor) is required to indemnify Graniteville Company, Triarc, their respective subsidiaries and affiliates and each of their respective officers, directors, employees, agents and representatives with respect to all Losses arising out of or relating to (i) any liability of Graniteville assumed by the Company, except to the extent the Company is entitled to be indemnified against such liability; (ii) any breach or inaccuracy of any representation or warranty of the Company in the Asset Purchase Agreement or in certain related documents; (iii) any breach of certain covenants, agreements or undertakings made by the Company in the Asset Purchase Agreement or in certain related documents; or (iv) subject to certain exceptions, the conduct of Graniteville's business after the closing date.

     Claims for indemnification by the Company with respect to Losses resulting from the breach or inaccuracy of certain specified representation and warranties may be made at any time, except as limited by law. Claims for indemnification with respect to environmental matters must be made on or prior to the third anniversary of the closing date. All other claims must be made on or prior to the date which is eighteen months after the closing date.

     Under the Asset Purchase Agreement, Graniteville will only be liable for Losses arising from breaches of representations and warranties and certain other matters, if and to the extent such Losses (other than those with respect to claims which may be made at any time after the closing date) exceed $5 million. In addition, the obligation of Graniteville Company to indemnify the Company is capped at $100 million, except that Losses with respect to claims which may be made at any time after the closing date shall not be included in the calculation of such $100 million cap and there is no limit on the indemnification obligations of Graniteville with respect to such claims.

     Triarc Guarantee. Triarc has guaranteed, among other things, the obligations of Graniteville Company under the indemnification provisions of the Asset Purchase Agreement.

     Supply Agreement. The Company and Patrick have entered into a 10-year Supply Agreement (the "Supply Agreement") in connection with the Graniteville Acquisition. The Supply Agreement generally provides that Patrick will have the opportunity to provide certain dyes and chemicals utilized by the Company (including Graniteville) if Patrick meets certain conditions, including the ability to provide the applicable dyes and chemicals in accordance with the Company's specifications and delivery requirements. The Supply Agreement is terminable by the Company prior to the end of the ten-year term in the event of a pattern of repeated, material failures of Patrick to satisfy its obligations with respect to Product specifications, delivery schedules or other material terms.

EQUITY PRIVATE PLACEMENT

     General. In connection with the Graniteville Acquisition, Avondale Incorporated consummated the Equity Private Placement to finance a portion of the purchase price for the Graniteville Acquisition. In connection with the Equity Private Placement, Avondale Incorporated issued and sold 2,222,223 shares of Class A Common Stock to The Clipper Group and certain of its affiliates (collectively, the "investors") for an aggregate purchase price of $40 million. In connection with the Equity Private Placement, Avondale Incorporated paid a closing fee of $600,000 to Clipper.

     Shareholders Agreement. In connection with the Equity Private Placement, Avondale Incorporated entered into a Shareholders Agreement (the "Shareholders Agreement") with the investors, G. Stephen Felker ("Felker") and an affiliate of Felker. The Shareholders Agreement grants the investors the right to appoint a member of the Board of Directors of Avondale Incorporated so long as the investors own (in the aggregate) at least one million shares of Class A Common Stock (as adjusted for stock splits, etc.). The Shareholders Agreement also (i) grants the investors preemptive rights with respect to future issuances of Common Stock by Avondale Incorporated (subject to certain exceptions), (ii) allows the investors to participate in any sale of Common Stock by Felker or his affiliates and (iii) permits Felker to require the investors to sell their shares of Class A Common Stock in connection with certain sales by the other shareholders of Avondale Incorporated. The Shareholders Agreement terminates upon the earlier of the twentieth anniversary of its execution or the consummation of a "Qualified Public Offering" (as defined in the Shareholders Agreement).

     Registration Rights Agreement. In connection with the Equity Private Placement, Avondale Incorporated entered into a Registration Rights Agreement (the "Registration Agreement") with the investors. Under the Registration Agreement, after the earlier to occur of three years after the execution thereof and completion of an initial public offering by Avondale Incorporated, the investors have the right to require Avondale Incorporated to register their shares of Class A Common Stock under the Securities Act for sale to the public, subject to certain limitations. Avondale is required to pay all expenses (other than discounts and commissions) in connection with two such demand registrations. In addition, if the Company elects to register securities under the Securities Act for its own account or the account of other shareholders, the investors have the right to register their shares of Class A Common Stock under any such registration statement, subject to certain limitations.

OTHER FINANCINGS

     For a description of the New Credit Facility and Receivables Securitization Facility, see "Description of Certain Indebtedness".

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and Avondale Incorporated are as follows:


            NAME               AGE                    POSITIONS HELD
- -----------------------------  ---   -------------------------------------------------
G. Stephen Felker............  44    Chairman of the Board, President and Chief
                                       Executive Officer of the Company and Avondale
                                       Incorporated
Jack R. Altherr, Jr. ........  47    Vice Chairman, Chief Financial Officer, Secretary
                                       and director of the Company and Avondale
                                       Incorporated
T. Wayne Spraggins...........  59    Vice President of the Company and President -
                                       Manufacturing Operations
Keith M. Hull................  43    Vice President of the Company and
                                       President - Apparel Fabrics*
Robert G. Nelson.............  47    Vice President of the Company and President -
                                       Avondale Yarns*
Craig S. Crockard............  54    Vice President, Planning and Development of the
                                       Company
Bill W. Henry................  62    Vice President, Raw Material Purchasing of the
                                       Company
M. Delen Boyd................  40    Vice President and Controller of the Company and
                                       Assistant Secretary of the Company and Avondale
                                       Incorporated
J. Elliott Woodward..........  44    Vice President and Treasurer of the Company and
                                       Assistant Secretary of the Company and Avondale
                                       Incorporated
Sharon L. Rodgers............  40    Vice President, Human Resources of the Company
Kenneth H. Callaway(a).......  41    Director of the Company and Avondale Incorporated
Robert B. Calhoun(b).........  53    Director of the Company and Avondale Incorporated
Harry C. Howard(b)...........  67    Director of the Company and Avondale Incorporated
C. Linden Longino, Jr.(b)....  60    Director of the Company and Avondale Incorporated
Dale J. Boden(a).............  39    Director of the Company and Avondale Incorporated
John P. Stevens(a)...........  67    Director of the Company and Avondale Incorporated


- ---------------

  * Avondale Yarns and Apparel Fabrics refer to the yarns division and finished fabrics division, respectively.
(a) Member of Compensation Committee.
(b) Member of Audit Committee.

     G. Stephen Felker has served as Chairman of the Board of Avondale Incorporated since 1992 and President and Chief Executive Officer of Avondale Incorporated since 1980. Mr. Felker also served as Treasurer of Avondale Incorporated from 1977 until August 1993 and has served Avondale Incorporated in various capacities since 1974. Mr. Felker has served as Chairman of the Board and Chief Executive Officer of the Company since 1986, when Avondale Incorporated acquired the Company, and President of the Company since 1995. Mr. Felker is a member of the board of directors of Wachovia Bank of Georgia, N.A.

     Jack R. Altherr, Jr. has served as Vice Chairman of Avondale Incorporated and the Company since May 1996, Chief Financial Officer and a director of Avondale Incorporated since December 1989, Chief Financial Officer and Secretary of the Company since October 1988 and a director of the Company since 1993. Mr. Altherr served as Vice President of Avondale Incorporated and the Company from December 1989 and October 1988, respectively, to May 1996. With the exception of fiscal 1995, he has served as Secretary of the Company and Avondale Incorporated since August 1993. Mr. Altherr has served the Company in various other capacities since July 1982. Mr. Altherr began serving as a director of Oneita in February 1996 in connection with the Company's subordinated loan to Oneita. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Company -- Liquidity and Capital Resources".

     T. Wayne Spraggins has served as Vice President of the Company and President - Manufacturing Operations since May 1996. Mr. Spraggins served as Vice President, Manufacturing of the Company from November 1984 until May 1996. Mr. Spraggins joined the Company as a standards engineer in August 1961 and has served the Company in various other capacities, including Plant Manager, since that time.

     Keith M. Hull has served as President - Apparel Fabrics, the finished fabrics division of the Company following the Graniteville Acquisition, since May 1996. He has served as Vice President of the Company since April 1989. Mr. Hull served as President of Avondale Fabrics, the finished fabrics division of the Company prior to the Graniteville Acquisition, from April 1989 until May 1986. Mr. Hull served as Vice President, Merchandising of Avondale Yarns, from February 1989 to April 1989. Prior to joining the Company, Mr. Hull served as Vice President, Marketing of Avondale Incorporated from November 1984 to February 1989 and served Avondale Incorporated in various other capacities since 1977. Mr. Hull has served as a director of Cherokee, Inc. since July 1995.

     Robert G. Nelson has served as President - Avondale Yarns since March 1996 and Vice President of the Company since August 1993. He served as President - Walton Fabrics, the greige fabrics division, from August 1993 through March 1996. Mr. Nelson served as Executive Vice President and Chief Operating Officer of Avondale Incorporated from December 1988 until August 1993 and as Vice President, Marketing of Avondale Incorporated from November 1988 to December 1989. Prior to joining Avondale Incorporated, Mr. Nelson had served in various capacities with Springs Industries, Inc., a textile manufacturer, since January 1972.

     Craig S. Crockard has served as Vice President, Planning and Development of the Company since September 1983. Mr. Crockard has served the Company in various other capacities, including Vice President, Corporate Services, since September 1966.

     Bill W. Henry has served as Vice President, Raw Material Purchasing of the Company since July 1987. Mr. Henry has served the Company in various other capacities, including Manager of the Cotton Department, since January 1969.

     M. Delen Boyd has served as Vice President and Controller of the Company and Assistant Secretary of the Company and Avondale Incorporated since May 1996. Mr. Boyd has served as controller of the Company since 1987. Mr. Boyd joined the Company in 1982 and has served in various capacities, including Assistant Controller and Corporate Director of Accounting and Taxes.

     J. Elliott Woodward has served as Vice President and Treasurer of the Company since May 1996. Mr. Woodward served as Vice President and Controller of Graniteville Company from 1993 to May 1996. Mr. Woodward joined Graniteville Company in 1984 and served in various capacities from 1984 to May 1996, including Manager of General Accounting and Controller.

     Sharon L. Rodgers has served as Vice President, Human Resources since May 1996. Ms. Rodgers served as Vice President, legal and Assistant Secretary of Graniteville Company from 1993 to May 1996. Prior to 1993, Ms. Rodgers served in various other capacities at Graniteville Company during the fifteen years ending in 1993.

     Kenneth H. Callaway has served as a director of Avondale Incorporated since November 1987 and of the Company since August 1993. Mr. Callaway has been President of Calgati Chemical Company, a specialty chemical exporter, since December 1991. From 1987 through 1991, Mr. Callaway served as president of three privately-owned retail computer businesses.

     Robert B. Calhoun has served as a director of Avondale Incorporated since August 1993 and of the Company since November 1991. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991, and of Clipper Capital Corporation, the sole general partner of Clipper, an affiliated private investment firm, since 1993. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm and the Initial Purchaser in the Offering. Mr. Calhoun is also a director of HighwayMaster Communications, Inc. and Interstate Bakeries Corporation.

     Harry C. Howard has served as a director of Avondale Incorporated since August 1993 and of the Company since July 1986. Mr. Howard retired from the law firm of King & Spalding, where he had practiced law since 1956, as of December 31, 1992. Mr. Howard serves as a director of Cresent Banking Company, a bank holding company.

     C. Linden Longino, Jr. has served as a director of Avondale Incorporated since November 1975 and of the Company since August 1993. Mr. Longino has been Senior Vice President of SunTrust Bank, Atlanta (formerly, Trust Company Bank) since December 1978. During his 31-year career with SunTrust Bank, Atlanta, Mr. Longino has served in various management capacities and is currently on special assignment as advisor to the Carter Presidential Center in Atlanta, Georgia.

     Dale J. Boden has served as a director of Avondale Incorporated and the Company since November 1994. Mr. Boden has served as President and Chief Executive Officer of BF Capital, Inc., a private investment company, since January 1993.

     John P. Stevens has served as a director of Avondale Incorporated since January 1970 and of the Company since July 1986. Mr. Stevens served as Executive Vice President of Wachovia Bank of Georgia, N.A. from April 1981 until his retirement in January 1994 and was responsible for managing the Government Banking and Public Finance department. Mr. Stevens served as a consultant to Wachovia Bank of Georgia, N.A. from February 1994 to February 1996. In addition, from February 1994 until the present time, Mr. Stevens has been a partner in The Stevens Group, a consulting firm specializing in providing assistance in a wide range of business and governmental affairs.

     The Company is a wholly owned subsidiary of Avondale Incorporated, which therefore controls the election of the Board of Directors of the Company. During fiscal 1995, the Company paid its non-employee directors an annual fee of $12,000 plus $1,500 for each board meeting attended (plus out-of-pocket expenses) and $500 for each committee meeting attended.

     All executive officers of the Company are elected annually by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The table below sets forth certain information concerning the compensation earned during fiscal 1995 by the Company's Chief Executive Officer and its four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION(A)
                                                         -----------------------------    ALL OTHER
                                                         FISCAL                          COMPENSATION
              NAME AND PRINCIPAL POSITION                 YEAR    SALARY($)   BONUS($)      ($)(B)
- -------------------------------------------------------  ------   ---------   --------   ------------
G. Stephen Felker......................................   1995    $ 773,016   $993,182     $ 12,763
  Chairman of the Board, President and Chief Executive
  Officer
Jack R. Altherr, Jr....................................   1995      234,508    159,424        7,376
  Vice Chairman, Chief Financial Officer and Secretary
Richard H. Monk, Jr.(c)................................   1995      209,848    132,946       10,978
  President and Chief Administrative Officer
T. Wayne Spraggins.....................................   1995      188,840    122,720       10,517
  Vice President and President - Manufacturing
  Operations
C. Michael Billingsley(d)..............................   1995      187,508    115,041        6,810
  Vice President and President - Avondale Yarns

- ---------------

(a) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.
(b) Amounts shown reflect (i) matching 401(k) contributions made by the Company to the Company's Associate Profit Sharing and Savings Plan of $1,125 on behalf of each Named Executive Officer, (ii) profit sharing contributions made by the Company to the Company's Associate Profit Sharing and Savings Plan of $4,776 on behalf of each Named Executive Officer, and (iii) life insurance premiums of $6,862, $1,475, $5,077, $4,616 and $909 paid by the Company, on behalf of Messrs. Felker, Altherr, Monk, Spraggins and Billingsley, respectively.
(c) Mr. Monk resigned as an executive officer of the Company effective as of November 2, 1995.
(d) Mr. Billingsley resigned as an executive officer of the Company effective March 1996. Upon his resignation from the Company, Mr. Billingsley became President of Oneita Industries, Inc., a customer of Avondale's yarns division. Mr. Billingsley's stock options and phantom unit awards will continue to vest through November 1999.

     Option Grants Table. The table below sets forth certain information relating to options granted during fiscal 1995 to each Named Executive Officer.

                              OPTION GRANTS TABLE

                                               INDIVIDUAL GRANTS(A)
                                  ----------------------------------------------
                                                 % OF                                POTENTIAL REALIZABLE
                                    NUMBER       TOTAL                                 VALUE AT ASSUMED
                                      OF        OPTIONS                                 ANNUAL RATES OF
                                  SECURITIES    GRANTED                                   STOCK PRICE
                                  UNDERLYING      TO       EXERCISE                      APPRECIATION
                                   OPTIONS     EMPLOYEES    PRICE                       FOR OPTION TERM
                                   GRANTED     IN FISCAL     PER      EXPIRATION    -----------------------
                                     (#)         YEAR       SHARE        DATE           5%          10%
                                  ----------   ---------   --------   ----------    ----------   ----------
G. Stephen Felker...............    240,000       37.5      $12.50       11/1/04    $1,886,400   $4,780,800
Jack R. Altherr, Jr.............    100,000       15.6       12.50       11/1/04       786,000    1,992,000
Richard H. Monk, Jr.(b).........         --         --          --            --            --           --
T. Wayne Spraggins..............     50,000        7.8       12.50       11/1/04       393,000      996,000
C. Michael Billingsley..........     50,000        7.8       12.50       11/1/04       393,000      996,000

- ---------------

(a) All of the options shown (i) are options to purchase Class A Common Stock of Avondale Incorporated and (ii) vest in 20% increments commencing one year after the date of issue.
(b) Excludes 50,000 options granted to Mr. Monk during fiscal 1995, which terminated in accordance with their terms following his resignation.

     Aggregated Option Table. The table below sets forth certain information with respect to options held at the end of fiscal 1995 by each Named Executive Officer. None of the options held at the end of fiscal 1995 were exercisable and consequently no options were exercised during fiscal 1995.

                            AGGREGATED OPTIONS TABLE

                                                                    NUMBER OF           VALUE OF
                                                                 SHARES SUBJECT       UNEXERCISED
                                                                 TO UNEXERCISED       IN-THE-MONEY
                                                                   OPTIONS AT          OPTIONS AT
                                                                 AUGUST 25, 1995   AUGUST 25, 1995(A)
                                                                 ---------------   ------------------
G. Stephen Felker..............................................      240,000            $331,200
Jack R. Altherr, Jr............................................      100,000             138,000
Richard H. Monk, Jr............................................           --                  --
T. Wayne Spraggins.............................................       50,000              69,000
C. Michael Billingsley.........................................       50,000              69,000

- ---------------

(a) All options are options to purchase Class A Common Stock of Avondale Incorporated. There is no existing public market for the Class A Common Stock. The values shown are based on management's estimate of the fair market value of the Class A Common Stock at August 25, 1995.

     Long-Term Incentive Plans. The table below sets forth certain information with respect to phantom units held at the end of fiscal 1995 by each Named Executive Officer. No phantom units were awarded during fiscal 1995.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                   PERFORMANCE           PERFORMANCE
                                                  AGGREGATE      OR OTHER PERIOD      ESTIMATED FUTURE
                                                   PHANTOM      UNTIL MATURATION       PAYOUTS FOR ALL
                     NAME                       UNITS HELD(A)   OR PAYOUT (YEARS)   PHANTOM UNITS HELD(B)
- ----------------------------------------------  -------------   -----------------   ---------------------
G. Stephen Felker.............................       150                20                $ 932,700
Jack R. Altherr, Jr. .........................        90                18                  559,620
Richard H. Monk, Jr. .........................       110                 8                  273,729
T. Wayne Spraggins............................        50                 6                  310,900
C. Michael Billingsley........................        90                20                  559,620

- ---------------

(a) Each phantom unit equals 398.606 phantom shares. The value of each phantom share is equal to the result obtained by dividing (i) five times the Company's earnings before depreciation, amortization, LIFO inventory adjustments, interest and income taxes for the 10 fiscal quarters immediately preceding such date divided by 2.5, plus (ii) certain "balance sheet adjustments" by the sum of (i) the aggregate number of outstanding phantom shares plus (ii) the aggregate number of outstanding Class A Common Stock and Class B Common Stock of Avondale Incorporated. Phantom units vest at the rate of 5.0% per year for each full and uninterrupted year that the Named Executive Officer remains employed by the Company after August 31, 1989, and vest fully if the Named Executive Officer dies before his employment is terminated. The value of vested phantom units is payable beginning on the later of the date on which the Named Executive Officer reaches the age of 65 or the date on which the employment of such Named Executive Officer terminates (the "Normal Payment Date"), in 10 equal annual installments, with interest equal to the one-year U.S. Treasury Bill rate in effect on the Normal Payment Date. If the Named Executive Officer dies before his employment with the Company is terminated, the value of his phantom units, calculated as of the date of death, is payable to his beneficiary as described above. If the Named Executive Officer dies after his Normal Payment Date, the present value of the balance of the annual installments is payable in a lump sum to his beneficiary. A Named Executive Officer will forfeit all interest in his Phantom Stock Units (whether or not vested) if he violates certain non-compete covenants, applicable during such Named Executive Officer's employment and for a period of five years after termination of such employment.

(b) There are no threshold, target or maximum amounts payable with respect to phantom unit awards made by the Company. The amounts shown reflect the future value, excluding interest payable during the installment payment period, as of September 1, 1995 of vested and non-vested phantom units held at the end of fiscal 1995 based on the results of the Company for the 10 fiscal quarters ended August 25, 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1995, the Compensation Committee consisted of Messrs. Stevens, Boden and Callaway. The Compensation Committee is responsible for recommending to the Board of Directors the compensation for the Company's executive officers, which compensation is then approved by the full Board of Directors.

     C. Linden Longino, Jr., a director of the Company, is an officer of SunTrust Bank, Atlanta. Avondale and SunTrust Bank, Atlanta are parties to five letter of credit agreements relating to industrial revenue bonds issued in connection with certain of the Company's manufacturing facilities. In addition, SunTrust Bank, Atlanta has performed other banking services for the Company over the past three fiscal years. Aggregate payments by the Company to SunTrust Bank, Atlanta for such services did not exceed 5% of the Company's net sales or SunTrust Bank, Atlanta's gross revenues in any of such fiscal years.

     Harry C. Howard, a director of the Company, is a former partner of the law firm of King & Spalding. Mr. Howard retired from King & Spalding as of January 1, 1993. King & Spalding has for many years provided legal services to the Company and is providing certain legal services to the Company in connection with the Offering. See "Legal Matters".

     G. Stephen Felker is a director of Wachovia, a former executive officer of which, John P. Stevens, is a director of the Company. Avondale maintains the New Credit Facility, under which it has aggregate borrowing availability of $225 million, with a syndicate of banks, including Wachovia, for which Wachovia serves as an agent, pursuant to a loan agreement dated April 29, 1996. The greatest amount owed by the Company under the New Credit Facility (and its predecessor agreements) during fiscal 1993, 1994 and 1995 was $43.5 million, $145.1 million and $137.0 million, respectively, and aggregate interest paid by the Company under such agreements during fiscal 1993, 1994 and 1995 was $1.1 million, $3.0 million and $11.0 million, respectively. In addition, Wachovia has performed other banking services for the Company over the past three fiscal years. Aggregate payments by the Company to Wachovia for such services did not exceed 5% of the Company's net sales or Wachovia's gross revenues in any of such fiscal years.

     Robert B. Calhoun, a director of the Company, is an affiliate of certain of the investors in the Equity Private Placement. As a result, Mr. Calhoun is deemed to beneficially own the 2,222,223 shares of Class A Common Stock of Avondale Incorporated that were purchased by the investors. In addition, Mr. Calhoun is an affiliate of Clipper, to which the Company paid a $600,000 closing fee in connection with the Equity Private Placement.

     Avondale believes that its bank credit facilities, including the New Credit Facility, have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable facilities with other borrowers. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- The Company -- Liquidity and Capital Resources".

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


     All of the capital stock of the Company is owned by Avondale Incorporated. The table below sets forth certain information regarding the beneficial ownership of the Common Stock of Avondale Incorporated as of August 30, 1996 by
(i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Class A Common Stock or Class B Common Stock, (ii) each of the Named Executive Officers, (iii) each of the directors of the Company and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.



                                                   BENEFICIAL OWNERSHIP     BENEFICIAL OWNERSHIP
                                                        OF CLASS A               OF CLASS B
                                                       COMMON STOCK             COMMON STOCK
                                                  ----------------------    ---------------------    PERCENTAGE OF
                                                   NUMBER       PERCENT      NUMBER      PERCENT       COMBINED
          NAME OF BENEFICIAL OWNER(A)             OF SHARES     OF CLASS    OF SHARES    OF CLASS    VOTING POWER
- ------------------------------------------------  ---------     --------    ---------    --------    -------------
G. Stephen Felker...............................  4,120,689(b)     30.9%     978,939        100%          71.1%
Jack R. Altherr, Jr.............................    127,199(c)      1.0%          --         --          *
Richard H. Monk, Jr.............................     20,750(d)     *              --         --          *
T. Wayne Spraggins..............................     92,628(e)     *              --         --          *
C. Michael Billingsley..........................     11,750(f)     *              --         --          *
Dale J. Boden...................................    113,500(g)     *              --         --          *
Kenneth H. Callaway.............................     37,500        *              --         --          *
Robert B. Calhoun(h)(i)(j)......................  2,245,523        18.2%          --         --            7.0%
Harry C. Howard.................................     45,000        *              --         --          *
C. Linden Longino, Jr...........................     34,500(k)     *              --         --          *
John P. Stevens.................................     98,500(l)     *              --         --          *
The Clipper Group(i)(j)(m)......................  2,222,223        18.1%          --         --            7.0%
Grayward Company(n).............................  3,754,500        30.5%          --         --           11.8%
Felker Investments, Ltd.(o).....................  2,093,750        17.0%          --         --            6.6%
Avondale Mills, Inc.
  Associate Profit Sharing and Savings
  Plan(p).......................................    600,000         4.9%          --         --            1.9%
All directors and executive officers as a group
  (16 persons)..................................  7,034,066        52.5%     978,939        100%          80.1%


- ---------------

  *  Less than 1%
(a) Except as otherwise noted, the address of each person who is an officer or a director of the Company is c/o Avondale Mills, Inc., 506 South Broad Street, Monroe, Georgia 30655.
(b) Reflects (i) 2,093,750 shares of Class A Common Stock held of record by Felker Investments, Ltd., a partnership of which Mr. Felker is the general partner (as the general partner, Mr. Felker is deemed to beneficially own such shares under Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), (ii) 978,939 shares of Class A Common Stock issuable upon conversion of the 978,939 shares of Class B Common Stock beneficially owned by Mr. Felker and (iii) 48,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Felker, which shares are deemed beneficially owned by Mr. Felker under Rule 13d-3 under the Exchange Act.
(c) Reflects 20,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Altherr, which shares are deemed beneficially owned by Mr. Altherr under Rule 13d-3 under the Exchange Act.
(d) Reflects 2,000 shares of Class A Common Stock beneficially owned by Mr. Monk's spouse.
(e) Reflects 10,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Spraggins, which shares are deemed beneficially owned by Mr. Spraggins under Rule 13d-3 under the Exchange Act.
(f) Reflects 10,000 shares of Class A Common Stock issuable upon exercise of stock options beneficially owned by Mr. Billingsley, which shares are deemed beneficially owned by Mr. Billingsley under Rule 13d-3 under the Exchange Act.
(g) Includes (i) 2,500 shares beneficially owned by BF Capital, Inc. and (ii) 111,000 shares beneficially owned by Hilliard Lyons Trust Co. Trustee Dale Boden and Charles Boden Irrevocable T/U/A dated July 21, 1993, with respect to which Mr. Boden is a beneficiary. Mr. Boden is the majority shareholder of BF Capital, Inc. and, consequently, is deemed to beneficially own under Rule 13d-3 under the Exchange Act all of the shares beneficially owned by the Trust.
(h) The address of Mr. Calhoun is c/o Clipper Capital Partners, L.P., 12 East 49th Street, New York, New York 10017.
(i) Reflects shares beneficially owned by Clipper Capital Associates, L.P. ("CCA"), Clipper/Merchant Partners, L.P. and Clipper Equity Partners I, L.P. (whose address is 12 East 49th Street, New York, New York 10017), Clipper/Merban, L.P. ("Merban") and Clipper/European Re, L.P. (whose address is c/o CITCO, De Ruyterkade,

     62, P.O. Box 812, Curacao, Netherlands Antilles) and CS First Boston Merchant Investments 1995/96, L.P. ("Merchant") (whose address is 55 East 52nd Street, New York, New York 10055).
(j) CCA is the general partner of all of the Clipper Group partnerships other than Merchant. The general partner of CCA is Clipper Capital Associates, Inc. ("CCI"), and Mr. Calhoun is the sole stockholder and a director of CCI. Clipper, an affiliate of Mr. Calhoun, has sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by Merchant. As a result, each of Mr. Calhoun, CCA and CCI is deemed to beneficially own all shares of Class A Common Stock beneficially owned by the Clipper Group (other than Merchant), and Mr. Calhoun is deemed to beneficially own the shares of Class A Common Stock beneficially owned by Merchant. It is anticipated that Merban will beneficially own shares of Class A Common Stock representing approximately 5.5% of the outstanding Class A Common Stock and that none of the other members of the Clipper Group will beneficially own more than 5% of the outstanding Class A Common Stock.
(k)  Reflects 14,500 shares beneficially owned by Mr. Longino's spouse.
(l)  Reflects 9,500 shares beneficially owned by Mr. Steven's spouse.
(m) Merchant Capital, Inc. ("Merchant Capital"), an affiliate of CS First Boston Corporation, is the general partner of Merchant and the 99% limited partner of Clipper/Merchant Partners, L.P. CS Holding, an affiliate of CS First Boston Corporation, is the indirect 99% limited partner of Merban. CS First Boston Corporation acted as the Initial Purchaser in the Offering. None of Merchant, Merchant Capital, CS First Boston Corporation and CS Holding is an affiliate of Clipper or CCA.
(n) Grayward Company's address is c/o Third National Bank, P.O. Box 305110, Nashville, Tennessee 37230. Grayward Company is a trust of which Third National Bank serves as trustee. As trustee, Third National Bank is deemed to beneficially own under Rule 13d-3 under the Exchange Act all of the shares beneficially owned by Grayward Company.
(o) The address of Felker Investments, Ltd. is c/o G. Stephen Felker, 506 South Broad Street, Monroe, Georgia 30655.
(p) The address of the Avondale Mills, Inc. Associate Profit Sharing and Savings Plan (the "Plan") is c/o Wachovia Bank of North Carolina, N.A., P.O. Box 3099, Winston-Salem, N.C. 27150. Wachovia Bank of North Carolina, N.A., serves as trustee for the Plan and, as such, is deemed to beneficially own under Rule 13d-3 under the Exchange Act all of the shares beneficially owned by the Plan.

                              CERTAIN TRANSACTIONS

     C. Linden Longino, Jr., a director of the Company, is an officer of SunTrust Bank, Atlanta. The Company and SunTrust Bank, Atlanta are parties to five letter of credit agreements relating to industrial revenue bonds issued in connection with certain of the Company's facilities. See
"Management -- Compensation Committee Interlocks and Insider Participation".

     Harry C. Howard, a director of the Company, is a former partner of the law firm of King & Spalding. Mr. Howard retired from King & Spalding as of January 1, 1993. King & Spalding has for many years provided legal services to the Company and is providing certain legal services to the Company in connection with the Offering. See "Legal Matters".

     John P. Stevens, a director of the Company, is a former executive officer of Wachovia. The Company maintains the New Credit Facility, under which the Company has aggregate borrowing availability of $225 million with a syndicate of banks, including Wachovia, for which Wachovia served as an agent, pursuant to a loan agreement dated April 29, 1996. See "Management -- Compensation Committee Interlocks and Insider Participation". The Company believes that its bank credit facilities, including the New Credit Facility, have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable facilities with other borrowers. See "Management's Discussion and Analysis of Financial Position and Results of Operations -- The Company -- Liquidity and Capital Resources".

     Robert B. Calhoun, a director of the Company, is an affiliate of certain of the investors in the Equity Private Placement. As a result, Mr. Calhoun is deemed to beneficially own the 2,222,223 shares of Class A Common Stock of Avondale Incorporated that were purchased by the investors. In addition, Mr. Calhoun is an affiliate of Clipper, to which the Company paid a $600,000 closing fee in connection with the Equity Private Placement.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE NEW CREDIT FACILITY

     The following is a summary of the material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to its detailed provisions and various documents entered into in connection with the New Credit Facility.

     The New Credit Facility consists of a five-year revolving credit facility of up to $225 million. Borrowings under the New Credit Facility consist of revolving loans to be provided by the Lenders ("Revolver Loans") and up to $5 million of revolving swing loans to be provided by Wachovia ("Swing Revolver Loans").

     Interest accrues on Revolver Loans (i) at the Company's option at either LIBOR (adjusted for any reserves) plus a specified margin ranging from 0.75% to 1.75% or the base rate, which is the higher of Wachovia's prime rate and the overnight federal funds rate plus 0.50% (the "Base Rate"), or (ii) if the Company and the Lenders agree, at the "set" rate, which shall be an interest rate agreed to by the Company and the Lenders at the time such Revolver Loan is made. Swing Revolver Loans bear interest at the Base Rate.

     The aggregate commitment under the New Credit Facility will be reduced by an amount equal to the net proceeds from certain specified asset sales (including accounts receivable sold pursuant to the Receivables Securitization Facility). The Company may terminate or reduce the amount available under the New Credit Facility to the extent such amounts are unused in certain minimum amounts.

     Under the New Credit Facility, the Company paid certain structuring fees to Wachovia and First Chicago upon the closing. In addition, the Company paid certain arrangement and funding fees on the closing date and will pay certain annual administration fees.

     The New Credit Facility is secured by a security interest in substantially all of the Company's assets (including the assets acquired pursuant to the Graniteville Acquisition) and is guaranteed by Avondale Incorporated.

     The New Credit Facility contains a number of significant covenants that, among other things, will restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, enter into certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, create liens, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, under the New Credit Facility, the Company is required to comply with specified financial ratios and tests, including a fixed charge coverage ratio, a leverage ratio and ratios relating to cash flow.

THE RECEIVABLES SECURITIZATION FACILITY

     The following is a summary of certain terms and conditions of the Receivables Securitization Facility. This summary does not purport to be a complete description of the Receivables Securitization Facility and is subject to its detailed provisions and various documents entered into in connection with the Receivables Securitization Facility, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The Company and First Chicago have entered into an agreement whereby First Chicago has provided to the Company, through a special purpose vehicle administered by it, the Receivables Securitization Facility of up to $120 million for the securitization of certain trade receivables (the "Receivables") originated by the Company. The Company acts as the initial servicer for the Receivables. The Company received $104.0 million in proceeds under the Receivables Securitization Facility concurrently with the consummation of the Offering.

     The Company transferred the Receivables to a newly-established, wholly-owned, limited-purpose subsidiary of the Company (the "Receivables Company"), which sold the Receivables to a trust (the "Trust"). The Trust issued variable funding certificates to lending or financial institutions or other investors evidencing undivided interests in the assets of the Trust (the "Certificates") in an aggregate principal amount of $104.0 million. The Receivables Securitization Facility permits draws and repayments on a revolving basis prior to May 1, 2001 or such earlier time as certain events occur (the "Amortization Commencement Date"). The Certificates, which represent beneficial interests in the Trust, entitle the holders thereof to (i) receipt of collections from the Receivables, (ii) all rights of the Company or the Receivables Company in goods the sale of which gave rise to the Receivables, (iii) all collateral and other arrangements supporting the Receivables, (iv) all rights to proceeds of any of the foregoing held in lock-boxes and bank accounts of the Company or the Receivables Company, (v) rights and interests of the Receivables Company under the documents for the Receivables Securitization Facility and (vi) all collections and other proceeds of the assets described above. The Certificates represent beneficial interests in the Trust only, and do not represent obligations or interests in, and are not guaranteed or insured by, the Receivables Company, the Company or Avondale Incorporated.

     The rate of interest on the Receivables Securitization Facility is the Eurodollar rate (adjusted for any reserves) plus 0.625% or First Chicago's alternate base rate. A commitment fee calculated on the unused portion of the Receivables Securitization Facility is payable quarterly by the Company, accruing from the closing date. The final maturity of the Certificates is expected to occur six months after the Amortization Commencement Date. All collections attributable to the Certificates will be set aside commencing on the Amortization Commencement Date to repay the Certificates in full. Amounts set aside will be applied on a monthly basis to repay the Certificates in full.

     In connection with the Receivables Securitization Facility, the Company paid (or will pay, as the case may be) to First Chicago Capital Markets, Inc. ("FCCM"), an affiliate of First Chicago, certain commitment fees relating to the Receivables Securitization Facility on the closing date and, subject to certain conditions, on the sixth month anniversary of the closing date.

     The Receivables Securitization Facility contains covenants, representations and warranties customary for such facilities and consistent with those that First Chicago reasonably believes are required to obtain an "A" rating from the rating agencies. Financial covenants are not included in the documentation relating to the Receivables Securitization Facility nor are any provisions relating to cross defaults to any other obligations of the Company.

     The Company has engaged FCCM as its exclusive financial advisor to assist in structuring and documenting a receivables securitization facility (the "Replacement Receivables Facility") which will, if entered into, replace the Receivables Securitization Facility. It is contemplated that the financing and/or sale of receivables for the Replacement Receivables Facility would be obtained through (i) the issuance of rated medium-term certificates of beneficial interest or rated medium-term notes backed by the Receivables (the "Replacement Certificates"), (ii) the sale of rated participation interests in the Receivables (the "Participations"), and/or (iii) any other form of securitization backed by the Receivables (the "Alternative Receivables Backed Instruments" and, together with the Replacement Certificates and the Participations, the "Receivables Backed Instruments"). The Receivables Backed Instruments may be issued either by the Receivables Company, the Trust or by another newly-formed, special purpose entity or entities (a "Special Purpose Entity") established for the sole purpose of issuing the Receivables Backed Instruments and purchasing or being made a transferee of the Receivables, or interests in the Receivables, from the Receivables Company and/or making loans to the Receivables Company secured by the Receivables.

     The size of the Replacement Receivables Facility will be up to approximately $125 million, or such other amount as FCCM and the Company deem to be reasonably practicable (the "Program Amount").

     FCCM has been engaged, subject to certain conditions, to serve as the exclusive placement agent or sole manager to place any securities and/or Alternative Receivables Backed Instruments issued in connection with the Replacement Receivables Facility. FCCM is not committed to act as an underwriter or placement agent in connection with any offering or sale of securities of the Company. The Company will pay to FCCM certain fees, upon the execution of definitive documentation in connection with the Replacement Receivables Facility.

                            DESCRIPTION OF THE NOTES

GENERAL

     The New Notes are to be issued under the Indenture, dated as of April 23, 1996 (the "Indenture"), among the Company, Avondale Incorporated and The Bank of New York, as Trustee (the "Trustee"). The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting transfer thereof. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding. The Old Notes and New Notes are herein collectively referred to as the "Notes".

     The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at The Bank of New York, 101 Barclay Street, Floor 21W, New York, New York 10286), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Notes will be unsecured senior subordinated obligations of the Company, limited to $125 million aggregate principal amount, and will mature on May 1, 2006. The Notes will bear interest at the rate per annum shown on the cover page hereof from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 1996. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The interest rate on the Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to the Registered Exchange Offer or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "-- Registered Exchange Offer; Registration Rights".

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to May 1, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                            REDEMPTION
                                      PERIOD                                  PRICE
        ------------------------------------------------------------------  ----------
        2001..............................................................    105.125%
        2002..............................................................    103.417
        2003..............................................................    101.709
        2004 and thereafter...............................................    100.000

     In addition, at any time and from time to time prior to May 1, 1999, the Company may redeem in the aggregate up to $25 million principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market (provided that if the Public Equity Offering is a public offering of any class of common stock of Parent, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company), at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $100 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The indebtedness evidenced by the Notes will be senior subordinated, unsecured obligations of the Company. The payment of the principal of, premium (if any) and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including the Company's obligations under the New Credit Facility.


     As of August 30, 1996, the Company's Senior Indebtedness was $178.1. In addition, the Notes will be effectively subordinated to all obligations of any subsidiaries of the Company as may exist from time to time, including any obligation of a Receivables Subsidiary under the Receivables Securitization Facility. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness".


     Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in right of payment to its Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinated or junior to Secured Indebtedness merely because it is unsecured.

     Notwithstanding anything herein to the contrary, the Company may not pay principal of, premium (if any) or interest on the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Indebtedness is not paid when due or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because a Representative of the holders of such Designated Senior Indebtedness has notified the Trustee that the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the Noteholders.

     The terms of the subordination provisions described above will not apply to payment from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance".

GUARANTY

     Parent, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee (the "Guaranty") on a senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by Parent being herein called the "Guaranteed Obligations"). Parent will agree to pay, on a senior subordinated basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Guaranty with respect to Parent. Parent has no material assets other than the common stock of the Company.


     The obligations of Parent under the Guaranty are senior subordinated obligations. As such, the rights of Holders to receive payment by Parent pursuant to the Guaranty will be subordinate in right of payment to the rights of holders of Senior Indebtedness of Parent. As of August 30, 1996, Parent had outstanding $178.1 million of Senior Indebtedness, including its obligations under the New Credit Facility. The Indenture does not limit the incurrence of Indebtedness by Parent.


     The Guaranty is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon Parent and (c) enure to the benefit of and be enforceable by the Trustee, the Holders and their successors, transferees and assigns.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the New Notes sold will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on New Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The New Notes represented by the Global Note are exchangeable for certificated New Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global
Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

     In connection with the original issuance and sale of the Old Notes, the Initial Purchaser and its assignees became entitled to the benefits of the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company agreed that it would at its cost, (i) within 45 days after the date of original issue of the Notes (or, if such 45th day is not a Business Day, the first business day thereafter), file the Registration Statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer to exchange the Old Notes for the New Notes and (ii) use its reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issue of the Old Notes (or, if such 150th day is not a Business Day, the first business day thereafter). Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New

Note having a principal amount equal to that of the surrendered Note. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing SEC interpretations, the New Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the New Notes represents that it is acquiring the New Notes in the ordinary course of its business, that it is not participating in, does not intend to participate in and has no arrangement or understanding with any person to participate in the distribution of the New Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving New Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such New Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.


     A Holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for New Notes in the Registered Exchange Offer will be required to represent that any New Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the date of the Registration Rights Agreement, or if the Initial Purchaser so requests with respect to Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a registration statement (a "Shelf Registration Statement") covering resales of the Old Notes or the New Notes, as the case may be, (b) use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses
(c), (e), (f) and (h) of Rule 144 and (ii) three years from the Issue Date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Exchange Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     If (i) by June 13, 1996, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) by October 28, 1996, neither the Registered Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iii) a "Registration Default"), additional interest will accrue on the Notes and the Exchange Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes and the Exchange Notes. At all other times, the Notes will bear interest at the rate set forth on the cover page hereof.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) prior to the earlier to occur of (A) the first public offering of any class of common stock of Parent or (B) the first public offering of any class of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
     Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (for purposes of this clause (i) and clause
     (ii) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of the Company or any other corporation (in any such case, the "specified corporation") held by Parent or any other corporation (in any such case, the "parent corporation") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of the parent corporation);

          (ii) on or after any such first public offering of common stock referred to in clause (i) above, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause
     (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in clause
     (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation); or

          (iii) (A) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office and (B) the Permitted Holders cease to be the beneficial owners (as defined in clause (ii) above), directly or indirectly, of a majority of the total outstanding Voting Stock of Parent or the Company or cease to have the ability, by voting power, contract or otherwise, to elect or designate for election a majority of the Board of Directors of Parent or the Company.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.


     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness". Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.



     So long as any obligations of the Company remain outstanding under the New Credit Facility and the commitments under the New Credit Facility have not been terminated, the New Credit Facility prohibits (unless permitted by the requisite percentage of lenders thereunder) the Company from purchasing any Notes, or making any deposit with the Trustee pursuant to the provisions described under "-- Defeasance". As of August 30, 1996, borrowings of $161.1 million were outstanding under the New Credit Facility. The New Credit Facility also provides that the occurrence of certain change of control events with respect to the Company will constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of the lenders under the New Credit Facility to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.



     Future Senior Indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company does not, as of the date of this Prospectus, have any indebtedness outstanding that is pari passu with the Notes that contains repurchase provisions in the event of a Change of Control. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.

     (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred by the Company pursuant to the New Credit Facility or any other revolving credit arrangement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of $325 million (less the then outstanding principal amount of Indebtedness arising under any Receivables Program of the Company or any Restricted Subsidiary, other than Indebtedness described in clause (2) below) and the sum of (i) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (ii) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries (other than accounts receivable subject to any Receivables Program of the Company or any Restricted Subsidiary), in each case determined in accordance with GAAP; (2) Indebtedness of the Company owed to and held by a Wholly Owned Subsidiary and Indebtedness of a Wholly Owned Subsidiary owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof; (3) the Notes; (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this paragraph (b)); (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5); (6) Hedging Obligations consisting of Interest Rate or Currency Protection Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture; (7) Indebtedness Incurred by a Receivables Subsidiary, other than Indebtedness described in clause (2) above, in an amount not exceeding 95% of the aggregate unpaid balance of the Receivables and Related Assets of such Receivables Subsidiary at the time of such Incurrence pursuant to a Receivables Program; and (8) Indebtedness Incurred by the Company in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (7) above or paragraph (a)) does not exceed $70 million.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the New Credit Facility on or prior to the date of the Indenture shall be treated as Incurred pursuant to clause (1) of paragraph (b) above and (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     (e) Notwithstanding paragraphs (a) and (b) above, the Company shall not Incur (i) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior

Subordinated Indebtedness or (ii) any Secured Indebtedness that is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company or such Restricted Subsidiary is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under " -- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Issue Date to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of, or as a capital contribution in respect of, its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);
(C) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date to any employee stock ownership plan or to a trust established by the Company or any of its Restricted Subsidiaries for the benefit of their employees to the extent that any such Net Cash Proceeds are equal to an increase in the Consolidated Net Worth of the Company resulting from principal repayments made by such employee stock ownership plan or trust with respect to Indebtedness Incurred by it to finance the purchase of such Capital Stock; (D) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (E) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (F) $10 million.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or capital contribution shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(iv) the repurchase of shares of, or options to purchase shares of, Capital Stock (other than Preferred Stock) of Parent, the Company or any of its Subsidiaries from employees, former employees, directors or former directors of Parent, the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or their respective estates), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent or the Company, as the case may be, under which such individuals purchase or sell or are granted the option or right to purchase or sell such Capital Stock (other than Preferred Stock); provided, however, that the aggregate amount of such repurchases shall not exceed $2 million in any calendar year (excluding any such repurchases funded with the proceeds of any life insurance policy or policies maintained by the Company or under which the Company is the beneficiary); provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments; (v) dividends paid by the Company to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arise as a result of) the operations of the Company and its Restricted Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such Federal, state and local taxes were the Company to pay such taxes as a stand-alone taxpayer and (B) such dividends pursuant to this clause
(v) are used by Parent for such purposes within 20 days of the receipt of such dividends by Parent; provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments; (vi) payments or distributions to shareholders pursuant to appraisal rights in respect of up to 10% of the Capital Stock of Parent or the Company required by law in connection with a consolidation, merger or transfer of assets that complies with the covenant described under "-- Merger and Consolidation" below; provided, however, that any such payments or distributions shall be included in the calculation of the amount of Restricted Payments; (vii) so long as no Default has occurred and is continuing or would result therefrom, any purchase of any fractional share of Capital Stock of Parent or the Company resulting from (A) any dividend or other distribution on outstanding shares of Capital Stock that is payable in shares of such Capital Stock (including any stock split or subdivision of the outstanding Capital Stock of Parent or the Company), (B) any combination of all of the outstanding shares of Capital Stock of Parent or the Company, (C) any reorganization or consolidation of Parent or the Company in any merger of Parent or the Company with or into any other Person or (D) the conversion of any securities of Parent or the Company into shares of Capital Stock of Parent or the Company; provided, however, that such purchases shall be included in the calculation of the amount of Restricted Payments; and (viii) Investments in an aggregate amount not to exceed $15 million in any Person engaged primarily in a Related Business on the date of any such Investment; provided, however, that such Investments shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including without limitation, under the New Credit Facility; (ii) any encumbrance or restriction with respect to a Receivables Subsidiary pursuant to a Receivables Program of such Receivables Subsidiary; provided that such encumbrances and restrictions are customarily required by the institutional sponsor or arranger at the time of entering into such Receivables Program in similar types of documents relating to the purchase of similar receivables in connection with the financing thereof; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iv) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition (which fair market value shall be determined in good faith by the Board of Directors for any transaction (or series of transactions) involving in excess of $500,000 and not involving solely a sale of equipment or other assets specifically contemplated by the Company's capital expenditure budget previously approved by the Board of Directors) and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, subject to paragraph (b) below, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C) to
(x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above (other than such repayment or prepayment of Indebtedness Incurred pursuant to clause (1) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"), the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions in any period of twelve consecutive months which is not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. Notwithstanding anything to the contrary contained herein, the Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $15 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $500,000, (i) are set forth in writing and (ii) have been approved by a majority of the disinterested members of the Board of Directors and (3) if such Affiliate Transaction involves an amount in excess of $10 million, have been determined by nationally recognized investment banking or accounting firm having experience in such matters to be fair, from a financial point of view, to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments"; (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans or arrangements approved by the Board of Directors; (iii) the grant of stock options or similar rights to employees and directors of the Parent or the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time; (v) the payment of reasonable fees to directors of the Parent or the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; (vi) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries; and (vii) any Receivables Program of the Company or a Restricted Subsidiary.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to

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

such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary.

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the Company shall be the resulting, surviving or transferee Person or the resulting, surviving or transferee Person (in either case, the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; provided, however, that notwithstanding clauses (iii) and (iv) above, a Wholly Owned Subsidiary may merge with or into the Company.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that so long as Parent is the Guarantor of the Notes (or the Exchange Notes), the reports, information and other documents required to be filed and provided as described hereunder may, at the Company's option, be filed by and be those of Parent rather than the Company; provided further, however, that in the event Parent conducts any business or holds any significant assets other than the capital stock of the Company at the time of filing and providing any such report, information or other document containing financial statements of Parent, Parent shall include in such report, information or other document summarized financial information (as defined in Rule 1-02(bb) of Regulation S-X promulgated by the SEC) with respect to the Company.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,
(iii) the failure by the Company to comply with its obligations under " -- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase the Notes) or under "-- Certain Covenants" under "-- Limitation on Indebtedness", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate

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

Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" or "-- SEC Reports", (v) the failure by Parent or the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of Parent, the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Parent, the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is rendered against Parent, the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) the Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Guaranty) or Parent denies or disaffirms its obligations under the Guaranty. However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing (other than an Event of Default described in clause (vii) of the preceding paragraph with respect to the Company), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (vii) of the preceding paragraph occurs and is continuing with respect to the Company, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

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

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions,
(viii) make any change to the subordination provisions of the Indenture that would adversely affect the Noteholders or (ix) make any change in the Guaranty that would adversely affect the Noteholders.

     Without the consent of any holder of the Notes, Parent, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consents to such change.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" (and clause (iii) of the first paragraph under "-- Defaults" as it relates to clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation") above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant

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

defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, Parent will be released from all its obligations with respect to the Guaranty.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock), including, without limitation, land, machinery, equipment, leasehold interests and improvements, in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments", "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary. Notwithstanding the foregoing, the following shall not be deemed an "Asset Disposition" for purposes of the Indenture: (a) the sale or other transfer or disposition of Receivables and Related Assets pursuant to a Receivables Program, (b) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (c) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments").

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by
(y) the amount of such payment by (ii) the sum of all such principal or redemption payments.

     "Banks" has the meaning specified in the New Credit Facility.

     "Board of Directors" means, as the context requires, the Board of Directors of Parent or the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Expenditure Indebtedness" means Indebtedness Incurred to finance the purchase or construction of any property acquired or constructed by such Person so long as (i) the purchase or construction price for such property is or should be capitalized in accordance with GAAP, (ii) the acquisition or construction of such property is not part of an acquisition of a Person or business unit and (iii) such Indebtedness is Incurred within 360 days of the acquisition or completion of construction of such property.

     "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under the predecessor revolving credit or similar arrangement) in effect on the last day of such period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of twelve months from the date of Incurrence thereof) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary, (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust and
(xi) any premiums, fees, discounts, expenses and losses on the sale of Receivables and Related Assets (and any amortization thereof) payable in connection with the New Credit Facility, the Receivables Program or the offering of the Notes, all as determined on a consolidated basis in conformity with GAAP.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall be excluded from such Consolidated Net Income, without duplication: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that
(A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) the Indebtedness and all other monetary obligations (including Post-Petition Interest, expenses and fees) under the New Credit Facility and any other obligation, including hedging obligations, secured by the security agreements referred to in the New Credit Facility and
(ii) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the

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

Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "Change of Control" and under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock".

     "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense, (d) non-cash inventory charges recorded as a result of the utilization of the last-in, first-out (LIFO) inventory valuation method and (e) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants (ii) in statements and pronouncements of the Financial Accounting Standards Board (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the published rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to
Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate or Currency Protection Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun

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

shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable (other than, in the case of the Company and its Restricted Subsidiaries, any non-negotiable notes of the Company or its Subsidiaries issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers compensation and liability insurance programs); (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit and time drafts relating to any such letters of credit payable within 180 days after the date of Issuance to the extent such time drafts are issued in the ordinary course of business for the payment of goods or services); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets at such date of determination or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the amount of liability required by GAAP to be accrued or reflected on the most recently published balance sheet of such Person; provided, however, that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (B) Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company.

     "Interest Rate or Currency Protection Agreement" of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements), and/or other types of interest hedging agreements and any currency protection agreement (including foreign exchange contracts, currency swap agreements or other currency hedging arrangements) in support of the Company's business and not of a speculative nature.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of

Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary less (y) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time of such redesignation as a Restricted Subsidiary; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Notes are originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means payments in cash or cash equivalents received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of investment bankers), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, incurred in connection with such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by a Lien on any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Dispositions, all as determined in conformity with GAAP, and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the proceeds of such issuance or sale in the form of cash or cash equivalents net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Credit Facility" means credit facilities provided to the Company pursuant to the Amended and Restated Credit Agreement dated April 29, 1996, among the Company, the lenders thereunder and Wachovia Bank of Georgia, N.A. and The First National Bank of Chicago, as agents, as the same may from time to time be amended, renewed, supplemented or otherwise modified.

     "Parent" means Avondale Incorporated, a Georgia corporation, or any successor corporation.

     "Permitted Holders" means G. Stephen Felker and/or any "Permitted Transferee" (as defined in the Restated and Amended Articles of Incorporation of Parent as of the Issue Date) of G. Stephen Felker.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Receivables Subsidiary or a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is

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

a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; and (ix) a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided, however, that
(A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose or other similar entity consist of Receivables and Related Assets of such Receivables Subsidiary.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding (and interest that would accrue but for the commencement of any Insolvency or Liquidation Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of any class of common stock of the Company or Parent pursuant to an effective registration statement under the Securities Act.

     "Public Market" means any time after (x) an underwritten public equity offering of Parent or the Company has been consummated and (y) at least 10% of the total issued and outstanding common stock of Parent or the Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interest in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all the foregoing.

     "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its accounts receivable, including to a trust, limited liability company, special purpose entity or other similar entity.

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

     "Receivables Subsidiary" means a Wholly Owned Subsidiary (i) created for the purpose of financing receivables created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and related Permitted Investments.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company, (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary or (z) Indebtedness that Refinances Indebtedness of a Subsidiary that was Incurred and outstanding on or prior to the date such Subsidiary was acquired by the Company unless such proposed Refinancing Indebtedness is Incurred by such Subsidiary.

     "Related Business" means the businesses of the Company and the Restricted Subsidiaries on the Issue Date and any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Restricted Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Senior Indebtedness" means with respect to any Person, (i) Indebtedness referred to in clause (i) of the definition of "Designated Senior Indebtedness",
(ii) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (iii) accrued and unpaid interest (including Post-Petition Interest) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

     "Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of outstanding shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by an registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, proposed Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This

Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company or Avondale Incorporated) in connection with resales of such New Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer
for use in connection with any such resale. In addition, until October   , 1996,
all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.


     Neither the Company nor Avondale Incorporated will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company promptly will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all of the holders of Old Notes) other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The legality of the New Notes offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                    EXPERTS

     The Consolidated Financial Statements of the Company at August 26, 1994 and August 25, 1995 and for each of the three years in the period ended August 25, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Historical Consolidated Financial Data" pertaining to Avondale Incorporated for each of the five years in the period ended August 25, 1995, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements have been included herein in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.


     With respect to the unaudited condensed consolidated interim financial information of the Company as of and for the thirty-nine week periods ended May 26, 1995 and May 24, 1996, included in this Prospectus and Registration Statement, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for review of such information. However, their separate report dated August 27, 1996, included herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such financial information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

     The Financial Statements of Graniteville at January 2, 1994, January 1, 1995 and December 31, 1995 and for the ten months ended January 2, 1994 and for each of the two years in the period ended December 31, 1995 included elsewhere in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been included in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
AVONDALE INCORPORATED
UNAUDITED FINANCIAL STATEMENTS:
Independent Accountants' Review Report................................................   F-2
Condensed Consolidated Balance Sheets (Unaudited) as of May 26, 1995 and May 24,
  1996................................................................................   F-3
Condensed Consolidated Statements of Income and Retained Earnings
  (Unaudited) -- Thirty-Nine Weeks Ended May 26, 1995 and May 24, 1996................   F-4
Condensed Consolidated Statements of Cash Flows (Unaudited) -- Thirty-Nine Weeks Ended
  May 26, 1995 and May 24, 1996.......................................................   F-5
Notes to Condensed Consolidated Financial Statements (Unaudited)......................   F-6
AUDITED FINANCIAL STATEMENTS:
Report of Independent Auditors........................................................  F-11
Consolidated Balance Sheets as of August 26, 1994 and August 25, 1995.................  F-12
Consolidated Statements of Income -- Fiscal Years Ended August 27, 1993, August 26,
  1994 and August 25, 1995............................................................  F-13
Consolidated Statements of Shareholders' Equity -- Years Ended August 27, 1993, August
  26, 1994 and August 25, 1995........................................................  F-14
Consolidated Statements of Cash Flows -- Fiscal Years Ended August 27, 1993, August
  26, 1994 and August 25, 1995........................................................  F-15
Notes to Consolidated Financial Statements............................................  F-16
GRANITEVILLE
UNAUDITED FINANCIAL STATEMENTS:
Condensed Statements of Assets and Liabilities as of April 2, 1995 and March 31,
  1996................................................................................  F-22
Condensed Statements of Operations for the Thirteen Weeks ended April 2, 1995 and
  March 31, 1996......................................................................  F-23
Condensed Statements of Equity for the Thirteen Weeks ended April 2, 1995 and
  March 31, 1996......................................................................  F-24
Condensed Statements of Cash Flows for the Thirteen Weeks ended April 2, 1995 and
  March 31, 1996......................................................................  F-25
Notes to Condensed Financial Statements...............................................  F-26
AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report..........................................................  F-28
Statements of Assets and Liabilities as of January 2, 1994, January 1, 1995 and
  December 31, 1995...................................................................  F-29
Statements of Operations -- Ten Months Ended January 2, 1994, Years Ended January 1,
  1995 and December 31, 1995..........................................................  F-30
Statements of Equity -- Ten Months Ended January 2, 1994, Years Ended January 1, 1995
  and December 31, 1995...............................................................  F-31
Statements of Cash Flows -- Ten Months Ended January 2, 1994, Years Ended January 1,
  1995 and December 31, 1995..........................................................  F-32
Notes to Financial Statements.........................................................  F-33

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Shareholders
Avondale Incorporated


     We have reviewed the accompanying condensed consolidated balance sheets of Avondale Incorporated as of May 24, 1996 and May 26, 1995, and the related condensed consolidated statements of income and retained earnings, and cash flows for the thirty-nine week periods then ended. These financial statements are the responsibility of the Company's management.


     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Birmingham, Alabama

August 27, 1996

                             AVONDALE INCORPORATED



               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                           MAY 26,    MAY 24,
                                                                             1995       1996
                                                                           --------   --------
                                            ASSETS
Current assets
  Cash...................................................................  $    501   $  8,558
  Accounts receivable, less allowance for doubtful accounts of $2,239 in
     1995 and $4,360 in 1996.............................................    92,254     78,914
  Due from Triarc........................................................        --     10,145
  Inventories............................................................    47,072    137,101
  Prepaid expenses.......................................................       680      1,140
                                                                           --------   --------
          Total current assets...........................................   140,507    235,858
Real estate held for sale................................................    11,486     11,482
Property, plant and equipment
  Land...................................................................       970      8,532
  Buildings..............................................................    36,813     64,314
  Machinery and equipment................................................   240,114    348,820
                                                                           --------   --------
                                                                            277,897    421,666
  Less accumulated depreciation..........................................  (155,756)  (180,980)
                                                                           --------   --------
                                                                            122,141    240,686
Other assets.............................................................     4,047     19,686
                                                                           --------   --------
                                                                           $278,181   $507,712
                                                                           ========   ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.......................................................  $ 22,418   $ 47,572
  Accrued compensation, benefits and related expenses....................    10,674     20,015
  Other accrued expenses.................................................     7,377     28,018
  Long-term debt due in one year.........................................     3,000      4,000
  Income taxes payable...................................................       473        160
  Deferred income taxes..................................................     2,203      1,823
                                                                           --------   --------
          Total current liabilities......................................    46,145    101,588
Long-term debt...........................................................   187,443    314,425
Deferred income taxes and other long-term liabilities....................    28,876     31,484
Commitments and contingencies (Note 10)
Shareholders' equity
  Preferred Stock
     $.01 par value; 10,000 shares authorized............................        --         --
  Common Stock
     Class A, $.01 par value; 100,000 shares authorized; issued and
      outstanding -- 10,090 shares in 1995 and 12,312 shares in 1996.....       101        123
     Class B, $.01 par value; 5,000 shares authorized; issued and
      outstanding -- 979 shares in 1995 and 1996.........................        10         10
  Capital in excess of par value.........................................     2,566     41,844
  Retained earnings......................................................    13,040     18,238
                                                                           --------   --------
          Total shareholders' equity.....................................    15,717     60,215
                                                                           --------   --------
                                                                           $278,181   $507,712
                                                                           ========   ========



 See independent accountants' review report and notes to condensed consolidated financial statements.

                             AVONDALE INCORPORATED



                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                       AND RETAINED EARNINGS (UNAUDITED)


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                            39 WEEKS ENDED
                                                                         ---------------------
                                                                         MAY 26,      MAY 24,
                                                                           1995         1996
                                                                         --------     --------
Net sales..............................................................  $410,615     $423,092
Operating costs and expenses
  Cost of goods sold...................................................   334,758      360,007
  Depreciation.........................................................    17,744       20,455
  Selling and administrative expenses..................................    18,134       21,325
                                                                         --------     --------
          Operating income.............................................    39,979       21,305
Interest expense.......................................................    11,166       10,724
Discount and expenses on sale of receivables...........................        --        2,180
Other income, net......................................................      (344)        (450)
                                                                         --------     --------
  Income before income taxes...........................................    29,157        8,851
Provision for income taxes.............................................    11,250        3,430
                                                                         --------     --------
          Net income...................................................    17,907        5,421
Retained earnings, beginning of period.................................    (2,543)      15,297
                                                                         --------     --------
                                                                           15,364       20,718
Cash dividends declared on common stock................................    (2,324)      (2,480)
                                                                         --------     --------
Retained earnings, end of period.......................................  $ 13,040     $ 18,238
                                                                         ========     ========
Per share data:
  Net income...........................................................  $   1.61     $    .48
                                                                         ========     ========
  Dividends declared...................................................  $   0.21     $   0.21
                                                                         ========     ========
Weighted average shares outstanding....................................    11,133       11,387
                                                                         ========     ========



 See independent accountant's review report and notes to condensed consolidated financial statements.

                             AVONDALE INCORPORATED



          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                 (IN THOUSANDS)



                                                                        MAY 26,       MAY 24,
                                                                          1995         1996
                                                                        --------     ---------
Operating activities
  Net income..........................................................  $ 17,907     $   5,421
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization....................................    17,778        20,532
     Provision for deferred income taxes..............................       153          (522)
     Interest expense on payment-in-kind notes........................     2,337         2,671
     Gain on sale of equipment........................................      (405)         (655)
     Changes in operating assets and liabilities......................   (12,998)      (15,354)
                                                                        --------     ---------
          Net cash provided by operating activities...................    24,772        12,093
Investing activities
  Purchase of Graniteville............................................        --      (244,897)
  Due from Triarc.....................................................        --       (10,145)
  Purchase of debt securities.........................................        --        (7,500)
  Purchase of property, plant and equipment...........................   (11,411)      (24,197)
  Proceeds from sale of property, plant and equipment.................       428           605
                                                                        --------     ---------
          Net cash used in investing activities.......................   (10,983)     (286,134)
Financing activities
  Principal payments on revolving line of credit and long-term debt...   (11,850)       (2,000)
  Additions to revolving line of credit and long-term debt............        --        67,850
  Issuance of long-term debt..........................................        --       125,000
  Deferred financing costs............................................        --        (6,728)
  Sale of accounts receivable.........................................        --       105,178
  Issuance of common stock............................................        --        39,300
  Retirement of subordinated debt.....................................        --       (45,014)
  Dividends paid......................................................    (2,324)       (2,480)
                                                                        --------     ---------
          Net cash (used in) provided by financing activities.........   (14,174)      281,106
                                                                        --------     ---------
Increase (decrease) in cash and cash equivalents......................      (385)        7,065
Cash and cash equivalents at beginning of period......................       886         1,493
                                                                        --------     ---------
          Cash and cash equivalents at end of period..................  $    501     $   8,558
                                                                        ========     =========



 See independent accountants' review report and notes to condensed consolidated financial statements.

                             AVONDALE INCORPORATED



                        NOTES TO CONDENSED CONSOLIDATED


                        FINANCIAL STATEMENTS (UNAUDITED)


                                  MAY 24, 1996



(1) BASIS OF PRESENTATION



     The accompanying unaudited condensed consolidated financial statements include the accounts of Avondale Incorporated and its wholly owned subsidiaries, Avondale Mills, Inc. and Avondale Receivables Company (collectively, the "Company"). These statements have been prepared in accordance with generally accepted accounting principles for interim financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The basis of presentation and accounting policies followed by the Company are presented in Notes 1 and 2 to the August 25, 1995 Audited Consolidated Financial Statements.



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



     In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. Operating results for the thirty-nine weeks ended May 24, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending August 30, 1996.



(2) PURCHASE OF THE TEXTILE BUSINESS OF GRANITEVILLE COMPANY



     On April 29, 1996, the Company acquired substantially all of the textile assets (the "Textile Business") of Graniteville Company ("Graniteville"), pursuant to an Asset Purchase Agreement with Graniteville and Triarc Companies, Inc. ("Triarc"), for cash consideration plus the assumption of certain liabilities other than long term debt. The amount paid at the closing, $255,000,000, is to be adjusted based on the excess ("deficit amount") of $242,000,000 over the net book value, as of April 28, 1996, of the assets acquired and the liabilities assumed in connection with the acquisition. The Company's preliminary determination of the deficit amount of $15,145,000, has been recorded as an adjustment to the aggregate purchase price. On May 21, 1996, Graniteville paid the Company $5,000,000 plus accrued interest, in partial settlement of the deficit amount. Final determination of the deficit amount will be conducted in accordance with the terms of the Asset Purchase Agreement.



     The funds used to acquire the Textile Business were provided by the issuance of senior subordinated notes, the sale of accounts receivable under a securitization facility, the sale of the Company's Class A common stock and borrowings against the Company's amended revolving credit facility.



     The acquisition was accounted for as a purchase; accordingly, the results of operations of the Textile Business have been included in the operating results since the date of acquisition. The excess of the aggregate purchase price, including acquisition related expenses, over the fair market value of tangible assets acquired and liabilities assumed of approximately $225,000, has been recognized as goodwill and is being amortized over 20 years.



                  See independent accountants' review report.

                             AVONDALE INCORPORATED



                        NOTES TO CONDENSED CONSOLIDATED


                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



     The following summary, prepared on a pro forma basis, combines the consolidated results of operations of the Company and the Textile Business as if the Textile Business had been acquired as of the beginning of the periods presented, after including the impact of certain adjustments on depreciation, interest expense and amortization of intangibles, and the elimination of Triarc management fees and intercompany transactions (in thousands, except per share data).



                                                                        39 WEEKS ENDED
                                                                     ---------------------
                                                                     MAY 26,      MAY 24,
                                                                       1995         1996
                                                                     --------     --------
    Net sales......................................................  $783,428     $753,078
    Net income (loss)..............................................  $ 21,533     $   (139)
    Net income (loss) per share....................................  $   1.61     $   (.01)



     The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been in effect for the entire periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.



(3) RECEIVABLES SECURITIZATION FACILITY



     On April 29, 1996, the Company entered into an agreement with a bank (the "Agreement") under which it may sell an undivided interest in a defined pool of revolving trade accounts receivable (the "Receivables") held by Avondale Receivables Company. Under the bank facility, the Receivables are transferred to a trust at a discount. The trust sells variable funding certificates to lending institutions or other investors representing undivided ownership interests in a defined portion of the Receivables. Such certificates do not represent obligations or interests in, and are not guaranteed or insured by, the Company. The proceeds from the issuance of the certificates are remitted to the Company.



     The Company retains a residual interest in the Receivables in an amount equal to the excess of the Receivables over the certificates sold. Such residual interest is included in Accounts receivable in the Condensed Consolidated Balance Sheet. All losses, credits or other adjustments relating to the Receivables constitute deductions applicable to the Company's residual interest in the Receivables. Accordingly, the Company maintains an allowance for such deductions based upon the expected collectibility of the Receivables. At May 24, 1996, an allowance of $6.3 million related to the Receivables is included in Other accrued expenses in the Condensed Consolidated Balance Sheet.



     The Agreement requires the Company to maintain sufficient levels of Receivables to collateralize the outstanding certificates. The Agreement also contains various covenants, representations and warranties customary to the operation of such securitization programs, but does not include financial covenants or cross defaults to any other obligations of the Company. The Company, as agent for the trust, is responsible for the collection and administrative processing of the Receivables.



     Under the Agreement, the trust may issue certificates of up to $120 million. Certificates of $104 million were outstanding at May 24, 1996. Accounts receivable in the Condensed Consolidated Balance Sheet have been reduced by $105.2 million, representing the face amount of the receivables sold.



     For the period ended May 24, 1996, the discount on the initial sale of Receivables of $1,178,000, fees and expenses of $555,000 to establish the facility, and subsequent discounts of $447,000 on additional sales of Receivables have been included in Discount and expenses on sale of receivables in the Condensed Consolidated Statement of Income and Retained Earnings. The Company considers selling the Receivables in this manner as an alternative to incurring additional debt. Viewed on this basis, the Company's ongoing cost of



                  See independent accountants' review report.

                             AVONDALE INCORPORATED



                        NOTES TO CONDENSED CONSOLIDATED


                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



the facility is equal to the Eurodollar rate (adjusted for any reserves) plus
 .625% or the bank's base rate. A commitment fee of .375% per annum is payable quarterly on the unused portion of the facility.



(4) INVENTORIES



     Components of inventories are as follows (in thousands):



                                                                        MAY 26,   MAY 24,
                                                                         1995       1996
                                                                        -------   --------
    Finished goods....................................................  $ 8,177   $ 36,686
    Work in process...................................................   10,814     58,849
    Raw materials.....................................................   29,936     35,537
    Dyes and chemicals................................................      999      6,837
                                                                        -------   --------
    Inventories at FIFO...............................................   49,926    137,909
    Less allowance to reduce carrying value to LIFO basis.............   (8,540)    (8,693)
                                                                        -------   --------
                                                                         41,386    129,216
    Supplies at average cost..........................................    5,686      7,885
                                                                        -------   --------
                                                                        $47,072   $137,101
                                                                        =======   ========



     Valuation of the Company's inventories under the last-in, first-out ("LIFO") method at May 26, 1995 and May 24, 1996, and the related impact on the Condensed Consolidated Statement of Income and Retained Earnings for the thirty-nine weeks then ended, has been determined using estimated quantities and costs as of the respective fiscal year-ends. Because these estimates are subject to many forces beyond management's control, including the cost of cotton, interim results are subject to the final year-end LIFO calculation.



(5) REAL ESTATE HELD FOR SALE



     On June 7, 1996, the Company sold its real estate held for sale for approximately $12 million in cash, resulting in a pretax book gain of $557,000. Proceeds from the sale, net of the payment of related income taxes of $4.8 million, calculated based on the tax basis of the assets, were used to reduce amounts borrowed under the revolving credit facility.



(6) INVESTMENT IN DEBT SECURITIES



     In January 1996, the Company purchased a $7.5 million subordinated note due February 26, 1999 from Oneita Industries, Inc. ("Oneita"). The investment in the subordinated note having convertible features is included in Other assets in the Condensed Consolidated Balance Sheet. Interest on the subordinated note was payable semi-annually at the rate of 10% per annum. On August 27, 1996, the Company converted the subordinated note plus accrued interest into 2,270,833 shares of common stock of Oneita, representing ownership of 24.8% of Oneita's outstanding shares.



                  See independent accountants' review report.

                             AVONDALE INCORPORATED



                        NOTES TO CONDENSED CONSOLIDATED


                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



(7) LONG TERM DEBT



     Long term debt consists of the following (in thousands):



                                                                       MAY 26,    MAY 24,
                                                                         1995       1996
                                                                       --------   --------
    Revolving credit facility, interest tied to banks' base rate or at alternative rates, 6.35% - 8.75% in 1996, due April 28,
      2001...........................................................  $125,100   $174,425
    Industrial revenue bonds, floating rate, 3.20% - 5.35% in 1996,
      due in various installments through 2002.......................    23,000     19,000
    Subordinated payment-in-kind notes, 5.65%, due March 1998........    42,343         --
    Senior subordinated notes, 10.25%, due May 1, 2006...............        --    125,000
                                                                       --------   --------
                                                                        190,443    318,425
    Less current portion.............................................    (3,000)    (4,000)
                                                                       --------   --------
                                                                       $187,443   $314,425
                                                                       ========   ========



     On April 29, 1996, the Company amended its revolving credit facility with a group of banks to provide aggregate borrowing availability of a maximum of $225 million through April 28, 2001.



     At May 24, 1996, the Company had interest rate swap agreements with notional amounts aggregating $100 million providing an effective interest rate of 7.6% on that equivalent portion of the revolving credit facility. The fair value of these swap agreements at May 24, 1996 is estimated to represent a net liability of approximately $600,000 based on current market rates.



     In conjunction with the acquisition discussed in note 2, the Company issued $125 million of 10.25% senior subordinated notes which mature on May 1, 2006. The notes are unsecured and subordinate to all existing and future senior indebtedness of the Company. Interest on the notes is due on May 1 and November 1 of each year, commencing November 1, 1996.



     The senior subordinated notes contain a redemption feature allowing the Company, at any time prior to May 1, 1999, to redeem up to an aggregate of $25 million of the principal amount of the notes with the proceeds of one or more public equity offerings, at a redemption price of 110% plus accrued interest to the redemption date, provided that at least $100 million aggregate principal amount of the notes remain outstanding after such redemption. On or after May 1, 2001, the notes will be redeemable at the Company's option, in whole or in part, at a scheduled redemption price of 105.125% in 2001 declining to 100% in 2004 and thereafter.



     The indenture, under which the senior subordinated notes were issued, contains certain restrictive covenants on issuance of additional debt, payment of dividends, retirement of capital stock or indebtedness, purchase of investments, sales or transfers of assets, certain consolidations or mergers and certain transactions with affiliates.



(8) COMMON STOCK



     To finance a portion of the purchase price of the Graniteville acquisition, the Company sold 2.2 million shares of Class A Common Stock to investors for $40 million, less fees and expenses of $700,000. In connection with the sale, the Company entered into shareholders and registration rights agreements which, among other matters, grants the investors certain preemptive rights with respect to future sales of common stock and certain registration rights with respect to the investors' shares.



                  See independent accountants' review report.

                             AVONDALE INCORPORATED



                        NOTES TO CONDENSED CONSOLIDATED


                FINANCIAL STATEMENTS (UNAUDITED) -- (CONTINUED)



(9) RELATED PARTY TRANSACTIONS



     A director of the Company is a former partner with a law firm that performs various legal services for the Company. The Company incurred fees of approximately $148,000 and $1.1 million during 1995 and 1996, respectively, for these legal services.



     The Chairman of the Company is a director of Wachovia Bank of Georgia, N.A. ("Wachovia"). The Company maintains a revolving credit facility with a group of banks, including Wachovia. During 1996, the Company paid Wachovia aggregate fees of approximately $1.9 million related to an amendment of the revolving credit facility.



     Another director of the Company is affiliated with certain purchasers of the 2.2 million shares of the Company's Class A Common Stock sold to finance a portion of the purchase price for the Textile Business. The Company paid a $600,000 closing fee to an affiliate of such purchasers in connection with the sale of stock described in Note 8. This director is also an affiliate of an investment bank to which the Company paid an investment advisory fee and expenses of $1.6 million and placement fees of $3.1 million related to the Company's issuance of the senior subordinated notes during the thirty-nine weeks ended May 24, 1996.



(10) CONTINGENCIES



     The Company is involved in certain legal matters described in Note 12 of the Textile Business of Graniteville Company December 31, 1995 Financial Statements. The Company has provided reserves to cover management's estimates of the cost of monitoring and remediating these and other environmental conditions. If more costly remediation measures are necessary than those believed to be probable based on current facts and circumstances, actual costs may exceed the reserves provided. However, based on the information currently available, management does not believe that the outcome of these matters will have a material adverse effect on its future results of operations or financial position.



     The Company is also a party to litigation incidental to its business from time to time. The Company is not currently a party to any litigation that management believes, if determined adversely to the Company, would have a material adverse effect on the Company.



                  See independent accountants' review report.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Avondale Incorporated

     We have audited the accompanying consolidated balance sheets of Avondale Incorporated as of August 26, 1994 and August 25, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended August 25, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avondale Incorporated at August 26, 1994 and August 25, 1995, and the consolidated results of its operations and its cash flows for each of the three fiscal years in the period ended August 25, 1995 in conformity with generally accepted accounting principles.


     We also previously have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Avondale Incorporated as of August 30, 1991, August 28, 1992 and August 27, 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for the fiscal years ended August 30, 1991 and August 28, 1992 (none of which are presented separately herein); and we expressed unqualified opinions on those consolidated financial statements. The information set forth as Statement of Income Data and Balance Sheet Data in the Selected Historical Consolidated Financial Data for each of the five fiscal years in the period ended August 25, 1995, appearing on page 25 was derived from the consolidated financial statements which we audited. In our opinion, the aforementioned information derived from the consolidated financial statements is fairly stated in all material respects in relation to those consolidated financial statements.


                                                               Ernst & Young LLP

Birmingham, Alabama
September 22, 1995

                             AVONDALE INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        AUGUST 26,    AUGUST 25,
                                                                           1994          1995
                                                                        ----------    ----------
                                             ASSETS
Current assets
  Cash................................................................  $      886    $    1,335
  Accounts receivable, less allowance for doubtful accounts of $2,153
     in 1994 and $2,239 in 1995.......................................      88,271        82,129
  Inventories.........................................................      31,467        36,391
  Prepaid expenses....................................................       2,444           412
                                                                        ----------    ----------
          Total current assets........................................     123,068       120,267
Real estate held for sale.............................................      11,490        11,485
Property, plant and equipment
  Land................................................................         971           971
  Buildings...........................................................      36,608        36,827
  Machinery and equipment.............................................     229,390       244,287
                                                                        ----------    ----------
                                                                           266,969       282,085
  Less accumulated depreciation.......................................    (138,547)     (161,592)
                                                                        ----------    ----------
                                                                           128,422       120,493
Other assets..........................................................       4,669         5,177
                                                                        ----------    ----------
                                                                        $  267,649    $  257,422
                                                                         =========     =========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable....................................................  $   20,530    $   19,352
  Accrued compensation, benefits and related expenses.................       7,507        11,274
  Other accrued expenses..............................................       9,183         6,570
  Long-term debt due in one year......................................       3,000         4,000
  Income taxes payable................................................          --           352
  Deferred income taxes...............................................       3,007         2,352
                                                                        ----------    ----------
          Total current liabilities...................................      43,227        43,900
Long-term debt........................................................     196,956       165,918
Deferred income taxes and other long-term liabilities.................      27,332        29,630
Commitments and contingencies (Notes 4, 6 and 7)
Shareholders' equity
  Preferred Stock
     $.01 par value; 10,000 shares authorized.........................          --            --
  Common Stock
     Class A, $.01 par value; 100,000 shares authorized, 10,090 issued
      and outstanding.................................................         101           101
     Class B, $.01 par value; 5,000 shares authorized, 979 issued and
       outstanding....................................................          10            10
  Capital in excess of par value......................................       2,566         2,566
  Retained earnings...................................................      (2,543)       15,297
                                                                        ----------    ----------
          Total shareholders' equity..................................         134        17,974
                                                                        ----------    ----------
                                                                        $  267,649    $  257,422
                                                                         =========     =========


                See notes to consolidated financial statements.

                             AVONDALE INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          FISCAL YEAR ENDED
                                                                 ------------------------------------
                                                                 AUGUST 27,   AUGUST 26,   AUGUST 25,
                                                                    1993         1994         1995
                                                                 ----------   ----------   ----------
Net sales......................................................   $ 495,542    $ 481,580    $ 538,652
Operating costs and expenses
  Cost of goods sold...........................................     373,708      407,352      443,726
  Depreciation.................................................      22,375       23,269       23,709
  Selling and administrative expenses..........................      22,693       22,069       23,606
                                                                 ----------   ----------   ----------
     Operating income..........................................      76,766       28,890       47,611
Interest expense...............................................       2,051        6,541       14,333
Other, net.....................................................         529         (227)        (761)
                                                                 ----------   ----------   ----------
Income before income taxes and extraordinary item..............      74,186       22,576       34,039
Provision for income taxes.....................................      29,011        8,535       13,100
                                                                 ----------   ----------   ----------
Income before extraordinary item...............................      45,175       14,041       20,939
Loss on retirement of debt, net of income taxes of $1,570......      (2,766)          --           --
                                                                 ----------   ----------   ----------
Net income.....................................................   $  42,409    $  14,041    $  20,939
                                                                   ========     ========     ========
Earnings per common share:
  Income before extraordinary item.............................   $    2.20    $    0.85    $    1.88
  Extraordinary item...........................................       (0.14)          --           --
                                                                 ----------   ----------   ----------
  Net income...................................................   $    2.06    $    0.85    $    1.88
                                                                   ========     ========     ========
Weighted average shares outstanding............................      20,561       16,609       11,133
                                                                   ========     ========     ========

                See notes to consolidated financial statements.

                             AVONDALE INCORPORATED

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            COMMON STOCK     CAPITAL IN
                                                               ISSUED        EXCESS OF
                                                           ---------------      PAR       RETAINED
                                                           SHARES   AMOUNT     VALUE      EARNINGS
                                                           ------   ------   ----------   ---------
Balance at August 28, 1992...............................  20,811    $208     $  4,812    $ 127,416
Net income...............................................      --      --           --       42,409
Cash dividends ($0.96 per share).........................      --      --           --      (19,372)
Purchase and retirement of treasury stock................    (267)     (3)         (42)      (1,365)
                                                           ------   ------   ----------   ---------
Balance at August 27, 1993...............................  20,544     205        4,770      149,088
Net income...............................................      --      --           --       14,041
Cash dividends ($0.28 per share).........................      --      --           --       (3,758)
Purchase and retirement of treasury stock................  (9,475)    (94)      (2,204)    (161,914)
                                                           ------   ------   ----------   ---------
Balance at August 26, 1994...............................  11,069     111        2,566       (2,543)
Net income...............................................      --      --           --       20,939
Cash dividends ($0.28 per share).........................      --      --           --       (3,099)
                                                           ------   ------   ----------   ---------
Balance at August 25, 1995...............................  11,069    $111     $  2,566    $  15,297
                                                           ======   ======     =======    =========

                See notes to consolidated financial statements.

                             AVONDALE INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                         FISCAL YEAR ENDED
                                                                ------------------------------------
                                                                AUGUST 27,   AUGUST 26,   AUGUST 25,
                                                                   1993         1994         1995
                                                                ----------   ----------   ----------
Operating activities
  Net income..................................................   $  42,409   $   14,041    $  20,939
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization of goodwill................      22,435       23,318       23,849
     Provision for (benefit of) deferred income taxes.........       1,471        1,639          (85)
     Interest expense on payment-in-kind notes................          --           --        2,337
     Gain on sale of equipment................................        (407)        (207)        (738)
     Loss on retirement of debt, net of income taxes..........       2,766           --           --
     Changes in operating assets and liabilities:
       Accounts receivable....................................       9,325      (18,107)       6,142
       Inventories............................................        (927)       3,531       (4,924)
       Prepaid expenses.......................................        (222)      (1,716)       2,032
       Other assets...........................................      (1,172)      (1,342)        (643)
       Accounts payable and accrued expenses..................     (11,228)       1,635          (24)
       Income taxes payable...................................      (4,306)        (334)         352
       Other liabilities......................................       1,286          447        1,211
                                                                ----------   ----------   ----------
          Net cash provided by operating activities...........      61,430       22,905       50,448
Investing activities
  Purchase of property, plant and equipment...................     (36,434)     (17,605)     (15,823)
  Restricted funds held for the purchase of property, plant
     and equipment............................................       3,807           --           --
  Payments received on real estate purchase option............          --           --          517
  Proceeds from sale of property, plant and equipment.........         479          433          781
                                                                ----------   ----------   ----------
          Net cash used in investing activities...............     (32,148)     (17,172)     (14,525)
Financing activities
  Principal payments on long-term debt........................     (33,778)      (2,000)     (32,375)
  Issuance of long-term debt..................................      11,075      124,875           --
  Purchase and retirement of treasury stock...................      (1,599)    (124,656)          --
  Dividends paid..............................................     (19,372)      (3,758)      (3,099)
                                                                ----------   ----------   ----------
          Net cash used in financing activities...............     (43,674)      (5,539)     (35,474)
                                                                ----------   ----------   ----------
Increase (decrease) in cash and cash equivalents..............     (14,392)         194          449
Cash and cash equivalents at beginning of year................      15,084          692          886
                                                                ----------   ----------   ----------
          Cash and cash equivalents at end of year............   $     692   $      886    $   1,335
                                                                  ========    =========     ========

                See notes to consolidated financial statements.

                             AVONDALE INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 25, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The Consolidated Financial Statements include the accounts of Avondale Incorporated and its wholly owned subsidiary, Avondale Mills, Inc. and its subsidiaries (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated. Unless otherwise stated, all references to years relate to the Company's fiscal year, which ends on the last Friday in August, rather than calendar years.

     Avondale Incorporated is a holding company and has no operations or assets other than its investment in Avondale Mills, Inc. and has no obligations after making adjustments for inter-company loans. Summarized financial information for Avondale Mills, Inc. and its subsidiaries is as follows (in thousands):

                                                                          AUGUST 26,   AUGUST 26,
                                                                             1994         1995
                                                                          ----------   ----------
    Current assets.....................................................    $ 123,068    $ 120,267
    Noncurrent assets..................................................      144,581      137,155
                                                                          ----------   ----------
                                                                           $ 267,649    $ 257,422
                                                                            ========     ========
    Current liabilities................................................    $  43,227    $  43,900
    Noncurrent liabilities.............................................      215,979      187,135
    Shareholder's equity...............................................        8,443       26,387
                                                                          ----------   ----------
                                                                           $ 267,649    $ 257,422
                                                                            ========     ========

                                                                      FISCAL YEAR ENDED
                                                             ------------------------------------
                                                             AUGUST 27,   AUGUST 26,   AUGUST 26,
                                                                1993         1994         1995
                                                             ----------   ----------   ----------
    Net sales..............................................   $ 459,702    $ 481,580    $ 538,652
    Gross profit...........................................      91,520       50,994       71,242
    Income before extraordinary item.......................      42,941       13,937       20,830
    Net income.............................................      40,175       13,937       20,830

     The Company operates in a single business segment, manufacturing cotton and cotton-blend yarns and fabrics, which are marketed primarily to the apparel market and, to a lesser extent, the home furnishings and industrial products markets. Sales generally are recorded by the Company when products are shipped to customers. The credit status of each customer is approved and monitored by the Company. Sales to V.F. Corporation and its affiliates represented 28% of net sales for fiscal 1993, 1994 and 1995. Accounts receivable from this customer represented 34% and 38% of the Company's net accounts receivable at August 26, 1994 and August 25, 1995, respectively.

     Cash and Cash Equivalents: The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories: Inventories are stated at the lower of cost or market value. Except for certain supply inventories valued on an average cost basis, cost is determined on a last-in, first-out (LIFO) basis.

     Periodically, the Company purchases cotton futures and options contracts to hedge exposure to price fluctuations in the cotton acquired from various suppliers. Gains and losses on these hedging contracts are deferred as an adjustment to the carrying value of inventories and recognized when these inventories are sold. At August 25, 1995, the Company had no such contracts outstanding.

     Property, Plant and Equipment: Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the related assets. Depreciation is calculated primarily using the straight-line method.

                             AVONDALE INCORPORATED

     Associate Benefit Plans: The Company has a discretionary non-contributory profit sharing plan covering substantially all associates. Annual contributions by the Company are made to the plan in amounts determined by the board of directors. In addition, the plan has 401(k) savings options that are available to all associates. The Company matches 25% of the first 3% of compensation contributed by each associate. The Company also has a deferred compensation plan for certain key personnel. The related expense for these plans is charged to operations currently and totaled $6,205,000, $2,840,000 and $4,310,000 for 1993,
1994 and 1995, respectively.

     Other Assets and Other Long-Term Liabilities: Other assets consist primarily of unamortized loan fees, cash surrender value of life insurance and deposits on machinery and equipment purchases. Other long-term liabilities consist of accrued postretirement and workers' compensation benefits, deferred compensation for certain key management personnel and payments received on an option to purchase real estate held for sale.

     Earnings Per Share: Earnings per share are based on the weighted average shares of common stock and dilutive common stock equivalents (for stock options using the treasury stock method) outstanding during each year.

     Recent Accounting Pronouncements: In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when circumstances indicate that the carrying amount of an asset may not be recoverable. The Company will adopt Statement 121 in the first fiscal quarter of 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

     The Company accounts for its stock compensation arrangements described in
Note 6 under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and intends to continue to do so.

  Revenue Recognition

     The Company records revenues principally when products are shipped to customers. Consistent with recognized practice in the textile industry, the Company also records revenues to a lesser extent (10%, 13% and 8% of total revenues in 1993, 1994 and 1995, respectively), on a bill and hold basis under which the goods are complete, packaged and ready for shipment. These goods are effectively segregated from inventory which is available for sale, the risks of ownership of the goods have passed to the customer, and the underlying customer orders are supported by contracts or written confirmations.

NOTE 2 -- INVENTORIES

     Components of inventories are as follows (in thousands):

                                                                      1994          1995
                                                                     -------       -------
    Finished goods.................................................  $ 6,604       $ 7,101
    Work in process................................................    9,966         9,769
    Raw materials..................................................   15,877        22,949
    Dyes and chemicals.............................................    1,544         1,905
                                                                     -------       -------
    Inventories at FIFO............................................   33,991        41,724
    Less allowance to reduce carrying value to LIFO basis..........   (6,790)       (9,693)
                                                                     -------       -------
                                                                      27,201        32,031
    Supplies at average cost.......................................    4,266         4,360
                                                                     -------       -------
                                                                     $31,467       $36,391
                                                                     =======       =======

                             AVONDALE INCORPORATED

NOTE 3 -- INCOME TAXES

     Provision for income taxes is composed of the following (in thousands):

                                                              1993        1994       1995
                                                             -------     ------     -------
    Current:
      Federal..............................................  $24,139     $5,924     $11,376
      State................................................    3,401        972       1,809
                                                             -------     ------     -------
                                                              27,540      6,896      13,185
    Deferred:
      Federal..............................................    1,285      1,565         (86)
      State................................................      186         74           1
                                                             -------     ------     -------
                                                               1,471      1,639         (85)
                                                             -------     ------     -------
                                                             $29,011     $8,535     $13,100
                                                             =======     ======     =======

     The following table shows the reconciliation of federal income tax expense at the statutory rate on income before income taxes to reported income tax expense (in thousands):

                                                              1993        1994       1995
                                                             -------     ------     -------
    Taxes on earnings at 34.7% in 1993, 35% in 1994 and
      1995.................................................  $25,743     $7,901     $11,914
    State income taxes, net of federal tax benefit.........    2,342        680       1,177
    Other..................................................      926        (46)          9
                                                             -------     ------     -------
                                                             $29,011     $8,535     $13,100
                                                             =======     ======     =======

     The Company made income tax payments of $24,974,000, $6,923,000 and $12,620,000 during fiscal 1993, 1994 and 1995, respectively.

     Deferred income taxes are provided for temporary differences in financial and income tax reporting. Significant components of the Company's year-end deferred tax liabilities and assets are as follows (in thousands):

                                                                          1994      1995
                                                                         -------   -------
    Deferred tax liabilities:
      Depreciation.....................................................  $18,826   $19,499
      Inventory valuation..............................................    6,428     6,295
      Other............................................................    3,142     3,030
                                                                         -------   -------
         Deferred tax liabilities......................................   28,396    28,824
    Deferred tax assets:
      Employee benefit programs........................................    4,392     4,859
      Bad debt expense.................................................      800       832
      Other............................................................      602       616
                                                                         -------   -------
         Deferred tax assets...........................................    5,794     6,307
                                                                         -------   -------
         Net deferred tax liabilities..................................  $22,602   $22,517
                                                                         =======   =======

                             AVONDALE INCORPORATED

NOTE 4 -- LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                                         1994       1995
                                                                       --------   --------
    Revolving credit facility, interest tied to banks' base rate or
      at alternative rates, 6.5%-9.2% in 1995, due September 1997....  $135,950    106,575
    Industrial Revenue Bonds, floating rate, 2.7%-5.8% in 1995, due
      in various installments through 2002...........................    24,000     21,000
    Subordinated payment-in-kind notes, 5.65%, due March 1998........    40,006     42,343
                                                                       --------   --------
                                                                        199,956    169,918
    Less current portion.............................................    (3,000)    (4,000)
                                                                       --------   --------
                                                                       $196,956   $165,918
                                                                       ========   ========

     The Company maintains a secured revolving credit facility with a group of banks which provides aggregate borrowing availability of a maximum of $164 million through September 1997. Under the terms of this agreement, the Company can designate an interest rate tied to the banks' base rate or alternative rates negotiated with the banks, for specified time periods. A commitment fee of 3/8 of 1% per annum is payable quarterly on the average daily unused portion of the revolving credit commitment. The revolving credit facility is secured by accounts receivable and inventories. Covenants of the credit agreement require the Company to maintain certain cash flow ratios and debt to equity ratios, and contain restrictions on capital spending and payment of dividends.

     The Company uses interest rate swap agreements to effectively convert a portion of its outstanding revolving credit facility to a fixed rate basis, thus reducing the impact of interest rate changes on future income. These agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments over the lives of the agreements without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or received from counterparties is included in other liabilities or assets. At August 25, 1995, the Company had interest rate swap agreements with notional amounts aggregating $40 million covered by interest rate swap agreements providing an effective interest rate of 7.3% on that equivalent portion of the revolving credit facility. The fair value of these swap agreements at August 25, 1995 is estimated to represent a net liability of approximately $600,000 based on current market rates.

     Concurrent with the repurchase of Common Stock of the Company discussed in
Note 6, the Company issued $40 million of unsecured 5.65% payment-in-kind notes, subordinate to the revolving credit facility. Under the terms of these notes, additional 5.65% payment-in-kind notes ($2,337,000 in 1995) are issued semiannually in an amount equal to, and in payment of, interest accrued on notes outstanding. The notes substantially adopt the restrictive covenant provisions of the revolving credit facility.

     Two of the industrial revenue bonds which were issued to acquire property, plant and equipment represent capital lease obligations. These lease obligations plus the other industrial revenue bonds are secured by letter of credit agreements with a bank. The letter of credit agreements are, in turn, secured by the property, plant and equipment at three plant locations, which had a carrying value of approximately $36 million at August 25, 1995. Covenants of the letter of credit agreements substantially adopt the restrictive covenant provisions of the revolving credit facility.

     At August 25, 1995, the Company was in compliance with the debt and letter of credit covenants.

     As a result of the favorable rate and terms of the Company's subordinated payment-in-kind notes, the fair value of these notes, estimated using discounted cash flow analysis and current market rates for similar

                             AVONDALE INCORPORATED
borrowing arrangements, is approximately $3.5 million less than their carrying value. The carrying value of the Company's remaining long-term debt approximates fair value.

     Aggregate maturities of long-term debt are as follows (in thousands):

    1996......................................................................  $  4,000
    1997......................................................................     3,250
    1998......................................................................   152,168
    1999......................................................................     2,250
    2000......................................................................     3,250
    Thereafter through 2002...................................................     5,000
                                                                                --------
                                                                                $169,918
                                                                                ========

     In connection with the Company's borrowings, no interest has been capitalized. The Company paid interest on revolving credit and long-term debt of approximately $4,140,000, $4,005,000 and $12,235,000 in 1993, 1994 and 1995,
respectively.

     Commitments for future additions to plant and equipment were approximately $19 million at August 25, 1995.

NOTE 5 -- POSTRETIREMENT BENEFITS

     The Company accrues postretirement benefits over the service lives of the associates expected to receive such benefits. These benefits, provided by the Company from its general assets, include life and medical insurance coverage after retirement to associates who were in designated positions of management with Avondale Mills, Inc. on August 12, 1964, and life insurance coverage for all associates of Avondale Mills, Inc. who attained age 55 on or before September 1, 1981, at which time the program was terminated. At August 25, 1995, the accumulated postretirement benefit obligation was $5,458,000, calculated using an assumed discount rate of 8%. Pretax postretirement benefits expense, including interest costs, was $422,000, $541,000 and $941,000 for 1993, 1994 and
1995, respectively.

     The rate of increase in the per capita costs of covered health care benefits is assumed to be 11% in 1996, decreasing gradually to 6% by the year 2011. Increasing the assumed health care cost trend rate by 1% would not have a significant impact on the accumulated postretirement benefit obligation or the net periodic postretirement benefit cost.

NOTE 6 -- CAPITAL STOCK

     Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 20 votes with respect to matters submitted to a vote of shareholders. Each share of the Class B Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock. The Class B Common Stock will convert automatically into Class A Common Stock, and thereby lose its special voting rights, if such Class B Common Stock is sold or otherwise transferred to any person or entity other than certain designated transferees.

     In September 1993, the Company purchased and retired 62,000 shares of Class A Common Stock of the Company from an officer of the Company. This transaction was recorded net of related income tax benefits.

     In March 1994, the Company purchased and retired a total of 9,413,000 shares of Class A Common Stock of the Company from five former shareholders for an aggregate purchase price of $163,317,000. Payment of the purchase price consisted of cash in an amount equal to $13.10 per share, with the balance paid through the issuance of subordinated payment-in-kind notes (see Note 4).

                             AVONDALE INCORPORATED

     Under an agreement with an officer, the Company may be required to purchase a portion of the shares of Common Stock of the Company held by that officer (representing approximately 9% of the Company's outstanding Common Stock) upon the death of the officer. The purchase price, as defined, will approximate market value. The Company has purchased term life insurance on the officer to assist in funding the acquisition of such Common Stock.

     During August 1993, the Company adopted a Stock Option Plan that allows for the grant of non-qualified and incentive stock options. Under the Stock Option Plan, options to purchase up to 1,081,250 shares of Class A common stock may be granted to full-time associates, including executive officers of the Company. During 1995, 640,000 shares of nonqualified options were granted at an option price per share of $12.50, the approximate fair market value on the date of grant. All options granted vest ratably over 5 years and may be exercised for a period of 10 years. At August 25, 1995, no stock options were exercisable.

NOTE 7 -- CONTINGENCIES

     In the normal course of business, the Company is involved in various lawsuits. Management, in consultation with legal counsel, does not believe the outcome of these lawsuits will have a materially adverse impact on the financial position of the Company or the results of its operations.

NOTE 8 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Quarterly financial information for 1994 is summarized below (amounts in thousands, except per share data):

                                                                  QUARTERS ENDED
                                                ---------------------------------------------------
                                                NOVEMBER 26,   FEBRUARY 25,   MAY 27,    AUGUST 26,
                                                ------------   ------------   --------   ----------
     Net sales................................    $116,030       $109,000     $122,722    $ 133,828
                                                ==========      =========     ========     ========
     Gross profit.............................    $ 16,581       $ 12,460     $ 10,858    $  11,060
                                                ==========      =========     ========     ========
     Net income...............................    $  6,197       $  4,054     $  2,134    $   1,656
                                                ==========      =========     ========     ========
     Earnings per common share................    $   0.30       $   0.20     $   0.15    $    0.15
                                                ==========      =========     ========     ========
     Weighted average shares outstanding......      20,506         20,482       14,379       11,069
                                                ==========      =========     ========     ========

     Quarterly financial information for 1995 is summarized below (amounts in thousands, except per share data):

                                                                  QUARTERS ENDED
                                                 ------------------------------------------------
                                                 NOVEMBER 25   FEBRUARY 24    MAY 26    AUGUST 25
                                                 -----------   -----------   --------   ---------
     Net sales.................................   $ 132,637     $ 132,958    $145,021   $ 128,036
                                                  =========     =========    ========    ========
     Gross profit..............................   $  17,123     $  19,244    $ 21,746   $  13,104
                                                  =========     =========    ========    ========
     Net income................................   $   4,644     $   5,905    $  7,358   $   3,032
                                                  =========     =========    ========    ========
     Earnings per common share.................   $    0.42     $    0.53    $   0.66   $    0.27
                                                  =========     =========    ========    ========
     Weighted average shares outstanding.......      11,133        11,133      11,133      11,133
                                                  =========     =========    ========    ========

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                 CONDENSED STATEMENTS OF ASSETS AND LIABILITIES

                                                                           APRIL 2,   MARCH 31,
                                                                             1995       1996
                                                                           --------   ---------
                                                                              (IN THOUSANDS)
                                                                               (UNAUDITED)
                                            ASSETS
Current assets:
  Cash...................................................................  $  3,618   $   1,628
  Receivables, net.......................................................   104,087      99,834
  Inventories............................................................    71,385      72,496
  Other current assets...................................................       589       3,015
                                                                           --------   ---------
          Total current assets...........................................   179,679     176,973
                                                                           --------   ---------
Properties, at cost......................................................   186,621     187,787
Less accumulated depreciation and amortization...........................    70,797      76,084
                                                                           --------   ---------
                                                                            115,824     111,703
                                                                           --------   ---------
Cost in excess of net assets acquired....................................     7,743       8,190
Other assets.............................................................     4,484       4,780
                                                                           --------   ---------
                                                                           $307,730   $ 301,646
                                                                           ========    ========
                                    LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt......................................  $ 13,339   $  14,473
  Accounts payable.......................................................    33,547      23,298
  Accrued salaries and wages.............................................     3,957       3,114
  Deferred income taxes..................................................     8,288       7,747
  Other current liabilities..............................................     7,191       8,981
                                                                           --------   ---------
          Total current liabilities......................................    66,322      57,613
Long-term debt...........................................................   155,528     192,637
Deferred income taxes....................................................    22,756      24,130
Payable to C.H. Patrick & Company, Inc...................................     6,308       7,226
Other liabilities........................................................     1,113       1,020
                                                                           --------   ---------
                                                                            252,027     282,626
                                                                           --------   ---------
Commitments and contingencies
Equity...................................................................    55,703      19,020
                                                                           --------   ---------
                                                                           $307,730   $ 301,646
                                                                           ========    ========

                  See notes to condensed financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                          THIRTEEN WEEKS ENDED
                                                                         ----------------------
                                                                         APRIL 2,     MARCH 31,
                                                                           1995         1996
                                                                         --------     ---------
                                                                              (UNAUDITED)
                                                                             (IN THOUSANDS)
Net sales..............................................................  $134,377     $ 121,018
                                                                         --------     ---------
Operating costs and expenses:
  Cost of goods sold...................................................   116,495       105,498
  Depreciation and amortization........................................     3,753         3,793
  Selling and administrative expenses..................................     6,855         7,377
  Management fees and other administrative expenses allocated from
     parent............................................................     1,140         1,168
                                                                         --------     ---------
                                                                          128,243       117,836
                                                                         --------     ---------
     Operating profit..................................................     6,134         3,182
                                                                         --------     ---------
Other expenses (income):
  Interest expense.....................................................     4,913         5,276
  Interest expense with affiliate......................................       151           168
  Interest income......................................................      (209)         (167)
  Gain on insurance recovery...........................................    (1,875)           --
  Other, net...........................................................       (24)          103
                                                                         --------     ---------
                                                                            2,956         5,380
                                                                         --------     ---------
     Income (loss) before income taxes.................................     3,178        (2,198)
Provision for (benefit from) income taxes..............................     1,745          (781)
                                                                         --------     ---------
     Net income (loss).................................................  $  1,433     $  (1,417)
                                                                         ========      ========

                  See notes to condensed financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                         CONDENSED STATEMENTS OF EQUITY

                                                                          THIRTEEN WEEKS ENDED
                                                                        ------------------------
                                                                        APRIL 2,       MARCH 31,
                                                                          1995           1996
                                                                        --------       ---------
                                                                             (IN THOUSANDS)
                                                                              (UNAUDITED)
Balance at beginning of period........................................  $ 54,844        $21,434
Net income (loss).....................................................     1,433         (1,417)
Effect of carve-out accounting........................................      (574)          (997)
                                                                        --------       ---------
Balance at end of period..............................................  $ 55,703        $19,020
                                                                         =======        =======

                  See notes to condensed financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                          THIRTEEN WEEKS ENDED
                                                                         ----------------------
                                                                         APRIL 2,     MARCH 31,
                                                                           1995         1996
                                                                         --------     ---------
                                                                             (IN THOUSANDS)
                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................................  $  1,433      $(1,417)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities
     Depreciation and amortization of properties.......................     3,753        3,793
     Amortization of deferred financing costs..........................       346          443
     Provision for deferred income taxes...............................     2,956           85
     Provision for doubtful accounts...................................       349        1,027
     Other, net........................................................        (2)          33
     Decrease (increase) in:
       Receivables.....................................................   (13,754)       3,514
       Inventories.....................................................    (1,406)      (7,456)
       Other current assets............................................       618          778
     Increase (decrease) in:
       Accounts payable................................................     9,388        1,268
       Other current liabilities.......................................       535          929
       Other liabilities...............................................        --           (1)
                                                                         --------     ---------
          Net cash provided by operating activities....................     4,216        2,996
                                                                         --------     ---------
Cash flows from investing activities:
  Capital expenditures.................................................    (1,665)        (749)
  Proceeds from sale of properties.....................................         2           64
  Other, net...........................................................         4           28
                                                                         --------     ---------
          Net cash used in investing activities........................    (1,659)        (657)
                                                                         --------     ---------
Cash flows from financing activities:
  Increase in payable to C.H. Patrick & Company, Inc...................       150          514
  Repayment of long-term debt..........................................    (2,305)      (3,261)
  Effect of carve-out accounting.......................................      (574)        (997)
  Increase in deferred financing costs.................................      (151)        (368)
                                                                         --------     ---------
          Net cash used in financing activities........................    (2,880)      (4,112)
                                                                         --------     ---------
Net decrease in cash...................................................      (323)      (1,773)
Cash at beginning of period............................................     3,941        3,401
                                                                         --------     ---------
Cash at end of period..................................................  $  3,618      $ 1,628
                                                                         ========      =======

                  See notes to condensed financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 MARCH 31, 1996

(1)  BASIS OF PRESENTATION

     Graniteville Company ("the Company"), is an indirect wholly-owned subsidiary of Triarc Companies, Inc. (referred to herein as "Triarc" and, collectively with its subsidiaries, "Triarc Companies"). On January 25, 1996, Triarc signed a letter of intent to sell substantially all of the textile assets of the Company (the "Textile Business") to Avondale Incorporated ("Avondale") for cash consideration of $225,000,000 plus the assumption of certain liabilities other than long-term debt. The sale closed on April 29, 1996.

     The Textile Business has no separate legal status and is a part of the operations of the Company. The accompanying financial statements have been prepared from the books and records of the Company and present the assets, liabilities, equity and operations of the Textile Business and exclude the assets of the Company's wholly-owned subsidiary, C. H. Patrick & Company, Inc. ("C. H. Patrick"), and certain other assets, principally real estate and notes receivable from Triarc, not directly related to the Textile Business. Accordingly, these financial statements do not purport to represent the financial position or results of operations of the Company.

     The accompanying unaudited interim financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Textile Business as of April 2, 1995 and March 31, 1996 and its results of operations and cash flows for the thirteen-week periods then ended. Results of operations for interim periods should not be regarded as necessarily indicative of the results to be expected for the full year.

     These unaudited interim financial statements should be read in conjunction with the financial statements of the Textile Business and related notes for the ten months ended January 2, 1994 and the years ended January 1, 1995 and December 31, 1995.

     The effect of carving out the balances and transactions not related to the Textile Business is reflected as "Effect of carve-out accounting" in the accompanying statements of equity and cash flows.

(2)  INVENTORIES

     The following is a summary of the major classification of inventories:

                                                                    APRIL 2,       MARCH 31,
                                                                      1995           1996
                                                                    --------       ---------
                                                                         (IN THOUSANDS)
    Raw materials.................................................  $ 13,218        $12,184
    Work in process...............................................     6,675          6,543
    Finished goods................................................    48,789         51,157
    Supplies......................................................     2,703          2,612
                                                                    --------       ---------
                                                                    $ 71,385        $72,496
                                                                     =======        =======

     Had the first-in, first-out method been used, inventories would have been $4,580,000 and $9,042,000 higher at April 2, 1995 and March 31, 1996, respectively.

(3)  LEGAL MATTERS

     The Textile Business participates in regional wastewater treatment facilities and considers that it is in substantial compliance with water pollution regulations. In 1987, the Textile Business was, however, notified by the South Carolina Department of Health and Environmental Control ("DHEC") that DHEC discovered certain contamination of Langley Pond near Graniteville, South Carolina and asserted that the Textile

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

Business may be one of the parties responsible for such contamination. In 1990 and 1991, the Textile Business provided reports to DHEC summarizing its required study and investigation of the alleged pollution and its sources which concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects (i) on human health, (ii) to existing recreational uses or (iii) to the existing biological communities. In March 1994, DHEC appeared to conclude that while environmental monitoring at Langley Pond should be continued, based on currently available information, the most reasonable alternative is to leave the pond sediments undisturbed and in place. DHEC requested the Textile Business to submit a proposal by mid-April 1995 concerning periodic monitoring of sediment deposition in the pond. The Textile Business submitted a proposed protocol for monitoring sediment deposition in Langley Pond on April 26, 1995. DHEC responded to the proposal on October 30, 1995 requesting some additional information. This information was provided to DHEC in February 1996. In April 1996, DHEC accepted the proposed protocol for monitoring pond sediment which is expected to occur over the next two years. The cost of monitoring pond sediment is currently expected to range from $25,000 to $35,000 annually. Management is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given DHEC's apparent conclusion in March 1994 and the absence of reasonable remediation alternatives, the Textile Business believes the ultimate outcome of this matter will not have a material adverse effect on its future results of operations or financial position.

     The Textile Business owns a nine acre property in Aiken County, South Carolina (the "Vaucluse Landfill"), which was used as a landfill from approximately 1950 to 1973. The Vaucluse Landfill was operated jointly by the Textile Business and Aiken County and may have received municipal waste and possibly industrial waste from the Textile Business and sources other than the Textile Business. In March 1990, a "Site Screening Investigation" was conducted by DHEC. The Textile Business conducted an initial investigation in June 1992 which included the installation and testing of two ground water monitoring wells. The United States Environmental Protection Agency conducted an Expanded Site Inspection (an "ESI") in January 1994 and the Textile Business conducted a supplemental investigation in February 1994. In response to the ESI, DHEC has indicated its desire to have an investigation of the Vaucluse Landfill. On April 7, 1995, the Textile Business submitted a conceptual investigation approach to DHEC. On August 22, 1995 DHEC requested that the Textile Business enter into a consent agreement to conduct an investigation. The Textile Business has responded to DHEC that a consent agreement is inappropriate considering the Textile Business' demonstrated willingness to cooperate with DHEC's requests and asked DHEC to approve the Textile Business' April 7, 1995 conceptual investigation approach. The cost of the study proposed by the Textile Business is estimated to be between $125,000 and $150,000. Since an investigation has not yet commenced, the Textile Business is currently unable to estimate the cost, if any, to remediate the landfill. Such cost could vary based on the actual parameters of the study. Based on currently available information, the Textile Business does not believe that the outcome of this matter will have a material adverse effect on its future results of operations or financial position.

     The Textile Business is a defendant in certain other legal proceedings arising out of the ordinary conduct of its business. In the opinion of management, the ultimate outcome of these legal proceedings will not have a material adverse effect on the Textile Business' future results of operations or financial position.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Graniteville Company
Graniteville, South Carolina:

     We have audited the accompanying statements of assets and liabilities of the Textile Business of Graniteville Company (a South Carolina corporation and an indirect wholly-owned subsidiary of Triarc Companies, Inc.) as of January 2, 1994, January 1, 1995 and December 31, 1995, and the related statements of operations, equity, and cash flows for the ten months ended January 2, 1994 and the years ended January 1, 1995 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Textile Business of Graniteville Company as of January 2, 1994, January 1, 1995 and December 31, 1995, and the results of its operations, and its cash flows for the ten months ended January 2, 1994 and the years ended January 1, 1995 and December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, Triarc Companies, Inc. has entered into a letter of intent with Avondale Incorporated to sell substantially all of the textile assets of the Textile Business of Graniteville Company.

Deloitte & Touche LLP
Greenville, South Carolina
March 22, 1996

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                      STATEMENTS OF ASSETS AND LIABILITIES
                                 (IN THOUSANDS)

                                                               JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                                  1994         1995          1995
                                                               ----------   ----------   ------------
                                               ASSETS
Current assets:
  Cash.......................................................   $   2,163    $   3,941     $  3,401
  Receivables, net (Notes 1, 4 and 8)........................      81,955       90,682      104,374
  Inventories (Notes 1, 5 and 8).............................      78,484       69,979       65,040
  Other current assets.......................................         736        1,207        3,783
                                                               ----------   ----------   ------------
          Total current assets...............................     163,338      165,809      176,598
                                                               ----------   ----------   ------------
Properties, at cost (Notes 3, 6 and 8).......................     163,178      184,931      188,256
Less accumulated depreciation and amortization...............      56,179       67,135       73,480
                                                               ----------   ----------   ------------
                                                                  106,999      117,796      114,776
                                                               ----------   ----------   ------------
Cost in excess of net assets acquired (Notes 1 and 3)........          --        7,835        8,309
Other assets.................................................       6,115        4,707        4,885
                                                               ----------   ----------   ------------
                                                                $ 276,452    $ 296,147     $304,568
                                                                 ========     ========   ==========
                                       LIABILITIES AND EQUITY
Current liabilities:
  Current portion of long-term debt (Note 8).................   $  12,174    $  16,541     $ 13,701
  Accounts payable...........................................      22,601       24,159       22,031
  Accrued salaries and wages (Note 13).......................       5,008        3,052        1,404
  Deferred income taxes (Notes 1 and 7)......................       6,563        7,359        7,746
  Other current liabilities..................................       7,334        7,561        9,698
                                                               ----------   ----------   ------------
          Total current liabilities..........................      53,680       58,672       54,580
Long-term debt (Note 8)......................................     150,949      154,632      196,670
Deferred income taxes (Notes 1, 3 and 7).....................      19,760       20,728       24,061
Payable to C. H. Patrick & Company, Inc. (Note 11)...........       8,301        6,158        6,801
Other liabilities (Note 10)..................................       1,231        1,113        1,022
                                                               ----------   ----------   ------------
                                                                  233,921      241,303      283,134
                                                               ----------   ----------   ------------
Commitments and contingencies (Notes 2, 7, 8, 9 and 12)
Equity.......................................................      42,531       54,844       21,434
                                                               ----------   ----------   ------------
                                                                $ 276,452    $ 296,147     $304,568
                                                                 ========     ========   ==========

                See accompanying notes to financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                              TEN MONTHS          YEAR ENDED
                                                                ENDED      -------------------------
                                                              JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                                 1994         1995          1995
                                                              ----------   ----------   ------------
Net sales (Note 1)..........................................   $416,418     $ 497,068     $505,687
                                                              ----------   ----------   ------------
Operating costs and expenses:
  Cost of goods sold (Notes 5 and 11).......................    352,308       430,840      446,921
  Depreciation and amortization.............................     10,362        13,204       14,430
  Selling and administrative expenses (Note 13).............     22,659        27,233       25,623
  Management fees and other administrative expenses
     allocated from parent (Notes 11 and 14)................      7,696         4,721        4,556
  Facilities relocation and corporate restructuring charges
     (Note 14)..............................................      1,843            --           --
                                                              ----------   ----------   ------------
                                                                394,868       475,998      491,530
                                                              ----------   ----------   ------------
          Operating profit..................................     21,550        21,070       14,157
                                                              ----------   ----------   ------------
Other expenses (income):
  Interest expense..........................................     11,998        15,974       21,152
  Interest expense with affiliate (Note 11).................        492           607          643
  Interest income...........................................       (385)         (582)        (738)
  Loss on investment in Chesapeake Insurance Company Limited
     (Note 11)..............................................      2,500            --           --
  Gain on insurance recovery (Note 16)......................         --            --       (1,875)
  Other, net................................................       (554)          (97)         465
                                                              ----------   ----------   ------------
                                                                 14,051        15,902       19,647
                                                              ----------   ----------   ------------
          Income (loss) before income taxes.................      7,499         5,168       (5,490)
Provision for income taxes (Note 7).........................      4,826         2,105          859
                                                              ----------   ----------   ------------
          Net income (loss).................................   $  2,673     $   3,063     $ (6,349)
                                                              =========      ========   ============


                See accompanying notes to financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                              STATEMENTS OF EQUITY
                                 (IN THOUSANDS)

                                                               TEN MONTHS          YEAR ENDED
                                                                 ENDED      -------------------------
                                                               JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                                  1994         1995          1995
                                                               ----------   ----------   ------------
Balance at beginning of period...............................   $100,050     $ 42,531      $ 54,844
Net income (loss)............................................      2,673        3,063        (6,349)
Additional paid-in capital resulting from SEPSCO merger (Note
  3).........................................................         --        9,700           845
Effect of carve-out accounting (Note 1)......................    (60,192)        (450)      (27,906)
                                                               ----------   ----------   ------------
Balance at end of period.....................................   $ 42,531     $ 54,844      $ 21,434
                                                               =========      =======    ==========

                See accompanying notes to financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        TEN MONTHS           YEAR ENDED
                                                                          ENDED       -------------------------
                                                                        JANUARY 2,    JANUARY 1,   DECEMBER 31,
                                                                           1994          1995          1995
                                                                       ------------   ----------   ------------
Cash flows from operating activities:
  Net income (loss)..................................................    $  2,673      $   3,063     $ (6,349)
  Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities
    Depreciation and amortization of properties......................      10,362         13,204       14,430
    Amortization of deferred financing costs.........................         893          1,465        1,579
    Provision for deferred income taxes..............................       1,338            737        3,720
    Provision for doubtful accounts..................................         838           (175)         971
    Loss on investment in Chesapeake Insurance Company Limited.......       2,500             --           --
    Other, net.......................................................        (466)            24          135
    Decrease (increase) in:
      Receivables....................................................     (20,541)        (8,551)     (14,664)
      Inventories....................................................      (7,338)         8,505        4,939
      Other current assets...........................................         (97)          (471)        (549)
    Increase (decrease) in:
      Accounts payable...............................................      (3,265)         1,558       (2,128)
      Other current liabilities......................................      (1,126)        (1,729)      (1,535)
      Other liabilities..............................................          80           (118)         (93)
                                                                       ------------   ----------   ------------
         Net cash provided by (used in) operating activities.........     (14,149)        17,512          456
                                                                       ------------   ----------   ------------
Cash flows from investing activities:
  Capital expenditures...............................................     (21,923)       (21,385)     (11,699)
  Proceeds from sale of properties...................................         534            613          549
  Other, net.........................................................         112             84           86
                                                                       ------------   ----------   ------------
         Net cash used in investing activities.......................     (21,277)       (20,688)     (11,064)
                                                                       ------------   ----------   ------------
Cash flows from financing activities:
  Increase (decrease) in payable to C. H. Patrick & Company, Inc.....       2,972         (2,143)         643
  Repayment of long-term debt........................................     (69,810)       (12,740)      (8,822)
  Additions to long-term debt........................................     169,384         20,470       48,020
  Effect of carve-out accounting.....................................     (60,192)          (450)     (27,906)
  Increase in deferred financing costs...............................      (6,000)          (183)      (1,867)
                                                                       ------------   ----------   ------------
         Net cash provided by financing activities...................      36,354          4,954       10,068
                                                                       ------------   ----------   ------------
Net increase (decrease) in cash......................................         928          1,778         (540)
Cash at beginning of period..........................................       1,235          2,163        3,941
                                                                       ------------   ----------   ------------
Cash at end of period................................................    $  2,163      $   3,941     $  3,401
                                                                       ============    =========   ===========
Supplemental disclosures of cash flow information:
  Cash paid (received) during the period for:
    Interest.........................................................    $ 10,796      $  13,980     $ 18,937
                                                                       ============    =========   ===========
    Income taxes.....................................................    $  4,278      $  (2,019)    $ (1,061)
                                                                       ============    =========   ===========
Supplemental schedule of non-cash investing and financing activities:
  Total capital expenditures.........................................    $ 22,767      $  21,705     $ 11,699
  Capital expenditures financed by capital leases....................        (844)          (320)          --
                                                                       ------------   ----------   ------------
                                                                         $ 21,923      $  21,385     $ 11,699
                                                                       ============    =========   ===========

     In April 1994 the Company's ultimate parent, Triarc Companies, Inc. ("Triarc"), acquired the 28.9% minority interest in its subsidiary and the 50% owner of the Company, Southeastern Public Service Company ("SEPSCO"), that it did not already own through the issuance of its common stock. As discussed further in Note 3 to the accompanying financial statements, $13,768,000 of Triarc's excess of cost over the carrying value of the minority interest acquired was pushed down to the Company in the year ended January 1, 1995 and an additional sum of $1,159,000 was pushed down in the year ended December 31, 1995. Due to its noncash nature, such pushdown has not been reflected in the statement of cash flows for the years ended January 1, 1995 or December 31, 1995.

                See accompanying notes to financial statements.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     Graniteville Company ("the Company"), is a 50% owned subsidiary of Southeastern Public Service Company ("SEPSCO") and an indirect wholly-owned subsidiary of Triarc Companies, Inc. (referred to herein as "Triarc" and, collectively with its subsidiaries, "Triarc Companies"). On January 25, 1996, Triarc signed a letter of intent to sell substantially all of the textile assets of the Company (the "Textile Business") to Avondale Incorporated ("Avondale") for cash consideration of $255,000,000 plus the assumption of certain liabilities other than long-term debt. The letter of intent specifies that Avondale and the Company's wholly-owned subsidiary, C. H. Patrick & Company, Inc. ("C. H. Patrick")will enter into a ten year supply agreement at the closing of the sale. The sale is expected to close in the second quarter of calendar year 1996.

     The Textile Business has no separate legal status and is a part of the operations of the Company. The accompanying financial statements have been prepared from the books and records of the Company and present the assets, liabilities, equity and operations of the Textile Business and exclude the assets of C. H. Patrick and certain other assets, principally real estate and notes receivable from Triarc, not directly related to the Textile Business. Accordingly, these financial statements do not purport to represent the financial position or results of operations of the Company.

     The effect of carving out the balances and transactions not related to the Textile Business is reflected as "Effect of carve-out accounting" in the accompanying statements of equity and cash flows.

     The Textile Business manufactures, dyes and finishes cotton, synthetic and blended (cotton and polyester) apparel fabrics for utility wear including uniforms and other occupational apparel, piece-dyed fabrics for sportswear, casual wear and outerwear, indigo-dyed fabrics for jeans, sportswear and outerwear and specialty fabrics for recreational, industrial and military end-uses.

  Fiscal Year/Change in Fiscal Year

     On October 27, 1993, the Board of Directors of Triarc approved a change in Triarc's fiscal year from a fiscal year ending April 30 to a calendar year ending December 31 effective for the transition period ended December 31, 1993. The fiscal years of all of Triarc's subsidiaries which did not end on December 31 were also changed. Accordingly, the Company has adopted a 52-53 week period ending on the Sunday nearest the last day of December. As used herein, "Transition 1993" refers to the ten month period (44 weeks) ended January 2, 1994, "Calendar 1994" refers to the year (52 weeks) ended January 1, 1995 and "Calendar 1995" refers to the year (52 weeks) ended December 31, 1995.

  Inventories

     The Textile Business' inventories, consisting of materials, labor and overhead, are valued at the lower of cost or market. Cost for approximately 92%, 89% and 89% of all inventories is determined on the last-in, first-out ("LIFO") basis as of January 2, 1994, January 1, 1995 and December 31, 1995, respectively. Cost for the remaining portion of the inventories is determined using the first-in, first-out ("FIFO") method.

  Depreciation

     Depreciation is computed principally on the straight-line basis using the estimated useful lives of the related major classes of properties: 3 to 6 years for automotive and transportation equipment; 12 to 14 years for machinery and equipment; and 15 to 60 years for buildings and improvements. Gains and losses arising from disposals are included in current operations.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

  Amortization of Deferred Financing Costs

     Deferred financing costs are being amortized as interest expense over the life of the respective debt using the interest method. Unamortized deferred financing costs are included in "Other assets" in the accompanying statements of assets and liabilities.

  Amortization of Cost in Excess of Net Assets Acquired

     Cost in excess of net assets acquired ("Goodwill") is being amortized on the straight-line basis over 30 years. Amortization expense was $208,000 and $371,000 in Calendar 1994 and Calendar 1995, respectively (none in Transition
1993). Accumulated amortization was $208,000 at January 1, 1995 and $579,000 at December 31, 1995.

     The Company periodically evaluates the value of the carrying amount of Goodwill using estimates of future cash flows and operating earnings of the business. Adjustments to the carrying amount or amortization period of Goodwill will be made if the earnings and cash flow outlook do not support the current carrying value.

  Impairment of Long-Lived Assets

     In Calendar 1995 the Textile Business adopted Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This standard requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of this standard had no effect on the results of operations or financial position of the Textile Business.

  Derivative Financial Instruments

     The Textile Business is a party to an interest rate swap agreement under which it receives or pays an amount each month which effectively fixes the interest rate of certain of its floating rate debt (See Note 8). The Textile Business recognizes such amount currently as a component of interest expense. The recognition of gain or loss from the interest rate swap agreement is effectively correlated with the stated interest on the underlying debt.

  Research and Development

     Research and development costs are expensed during the period in which the costs are incurred and amounted to $640,000 in Transition 1993, $866,000 in Calendar 1994 and $811,000 in Calendar 1995.

  Income Taxes

     The Company files a consolidated Federal income tax return with Triarc effective April 14, 1994.

     Deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

  Revenue Recognition

     The Textile Business records revenues principally when inventory is shipped. The Textile Business also records revenues to a lesser extent (18%, 16% and 15% of total Textile Business revenues in Transition 1993, Calendar 1994, and Calendar 1995, respectively) on a bill and hold basis under which the goods are complete, packaged and ready for shipment; such goods are effectively segregated from inventory which is available for

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY sale; the risks of ownership of the goods have passed to the customer; and such underlying customer orders are supported by written confirmation.

  Concentration of Credit Risk

     Financial instruments which potentially subject the Textile Business to concentration of credit risk consist primarily of trade accounts receivable. The Textile Business' customers consist of domestic and foreign apparel producers and other users of textile products. The Textile Business performs ongoing credit evaluations of its customers' financial condition and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. In addition, the Textile Business factors, on a non-recourse basis, a significant volume of accounts receivable, thereby reducing its exposure to credit risk. Historically, the Textile Business has not incurred material credit-related losses.

  Major Customer

     Sales to a group of customers under common control totaled approximately 12%, 12% and 11% of the Textile Business' sales in Transition 1993, Calendar 1994 and Calendar 1995, respectively. No other customer or similar group accounted for more than 10% of sales in such periods.

(2) SIGNIFICANT RISKS AND UNCERTAINTIES

  Nature of Operations

     The Textile Business manufactures, dyes and finishes cotton, synthetic and blended (cotton and polyester) apparel fabrics.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain Risk Concentrations

     The Textile Business' significant concentration arises from apparel fabrics being its principal product. The Textile Business' profitability, in part, depends upon the cost of the Textile Business' principal raw materials, cotton and polyester, and the demand for the Textile Business' products which can significantly affect the Textile Business' ability to pass on cost increases in the form of higher selling prices. To the extent cost increases cannot be passed on to customers, the Textile Business' margins can be adversely affected. The Textile Business is also impacted by competition from domestic textile producers and foreign textile producers that have access to less expensive labor, and in certain cases, raw materials. U.S. Government trade policy has changed in recent years with passage of The North American Free Trade Agreement ("NAFTA") and a new agreement under the General Agreement on Tariffs and Trade ("GATT"). These agreements provide for either the elimination of tariffs or quantitative restrictions on imports and could increase competitive pressures on the Textile Business and, accordingly, have an adverse affect on the Textile Business.

(3) SEPSCO MERGER

     On April 14, 1994, SEPSCO's shareholders other than Triarc approved an agreement and plan of merger between Triarc and SEPSCO (the "SEPSCO Merger") pursuant to which on that date a subsidiary of Triarc

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY was merged into SEPSCO, whereby each holder of shares of SEPSCO's common stock (the "SEPSCO Common Stock") other than Triarc, aggregating a 28.9% minority interest in SEPSCO, received in exchange for each share of SEPSCO Common Stock,
0.8 shares of Triarc's Class A Common Stock or an aggregate of 2,691,824 shares. Following the SEPSCO Merger, the Company became an indirect wholly-owned subsidiary of Triarc.

     The fair value as of April 14, 1994 of the 2,691,824 shares of Triarc's Class A Common Stock issued in the SEPSCO Merger, net of certain related costs, aggregated $52,105,000 (the "Merger Consideration"). The SEPSCO Merger has been accounted for by Triarc in accordance with the "pushdown" method of accounting. In accordance with the pushdown method of accounting, the excess of $23,888,000 of the Merger Consideration over Triarc's minority interest ($28,217,000) in SEPSCO was "pushed-down" to SEPSCO ($17,004,000) and to the Company ($6,884,000) as increases in Triarc's bases in SEPSCO and the Company, respectively, and SEPSCO, in turn, "pushed-down" $6,884,000 to the Company in Calendar 1994 and an aggregate additional sum of $1,159,000 was "pushed down" to the Company by Triarc and SEPSCO in Calendar 1995 as increases in Triarc's and SEPSCO's bases in the Company. The aggregate $14,927,000 increased "Additional paid-in capital" reflecting Triarc and SEPSCO's increased bases in the Company and was assigned as follows:

                                                                              AMOUNTS RELATED
                                                               TOTAL        TO TEXTILE BUSINESS
                                                              -------       -------------------
                                                                       (IN THOUSANDS)
    Goodwill................................................  $12,192             $ 8,888
    Properties..............................................    4,429               2,684
    Deferred income taxes...................................   (1,694)             (1,027)
                                                              -------          ----------
    Additional paid-in capital..............................  $14,927             $10,545
                                                              =======       ==============

(4) RECEIVABLES, NET

     The following is a summary of the components of receivables:

                                                            JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                               1994         1995          1995
                                                            ----------   ----------   ------------
                                                                        (IN THOUSANDS)
    Receivables:
      Trade...............................................   $ 84,644     $ 92,145      $104,771
      Other...............................................      1,595        1,728         2,971
                                                            ----------   ----------   ------------
                                                               86,239       93,873       107,742
    Less allowance for doubtful accounts (trade)..........      4,284        3,191         3,368
                                                            ----------   ----------   ------------
                                                             $ 81,955     $ 90,682      $104,374
                                                              =======      =======    ==========

     The following is an analysis of the allowance for doubtful accounts:

                                                           TEN MONTHS          YEAR ENDED
                                                             ENDED      -------------------------
                                                           JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                              1994         1995          1995
                                                           ----------   ----------   ------------
                                                                       (IN THOUSANDS)
    Balance at beginning of period.......................    $3,454       $4,284        $3,191
    Provision for doubtful accounts......................       949         (173)          971
    Recoveries of doubtful accounts......................        85           --            16
    Uncollectible accounts written off...................      (204)        (920)         (810)
                                                           ----------   ----------   ------------
    Balance at end of period.............................    $4,284       $3,191        $3,368
                                                           =========     =======     ==========

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

(5) INVENTORIES

     The following is a summary of the major classifications of inventories:

                                                            JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                               1994         1995          1995
                                                            ----------   ----------   ------------
                                                                        (IN THOUSANDS)
    Raw materials.........................................   $ 10,145     $  7,632      $  8,138
    Work in process.......................................      6,190        6,753         5,676
    Finished goods........................................     59,589       52,830        48,433
    Supplies..............................................      2,560        2,764         2,793
                                                            ----------   ----------   ------------
                                                             $ 78,484     $ 69,979      $ 65,040
                                                              =======      =======    ==========

     The current cost of LIFO inventories exceeded the carrying value thereof by approximately $2,245,000, $4,332,000 and $8,400,000 at January 2, 1994, January
1, 1995 and December 31, 1995, respectively. In Calendar 1994 and Calendar 1995 certain inventory quantities were reduced resulting in liquidations of LIFO inventory quantities carried at lower costs from prior years. The effect of such liquidations was to decrease cost of goods sold by $2,462,000 and $1,206,000, respectively. Liquidations of LIFO inventory quantities in Transition 1993 were not significant.

(6) PROPERTIES

     The following is a summary of the major classifications of properties:

                                                           JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                              1994         1995          1995
                                                           ----------   ----------   ------------
                                                                       (IN THOUSANDS)
    Land.................................................   $   1,090    $   1,741     $  1,737
    Buildings and improvements...........................      31,574       43,150       45,756
    Machinery and equipment..............................     126,501      135,825      136,453
    Automotive and transportation equipment..............       4,013        4,215        4,310
                                                           ----------   ----------   ------------
                                                              163,178      184,931      188,256
    Less accumulated depreciation and amortization.......      56,179       67,135       73,480
                                                           ----------   ----------   ------------
                                                            $ 106,999    $ 117,796     $114,776
                                                             ========     ========   ==========

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

(7) INCOME TAXES

     The provision for income taxes consists of the following components:

                                                           TEN MONTHS          YEAR ENDED
                                                             ENDED      -------------------------
                                                           JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                              1994         1995          1995
                                                           ----------   ----------   ------------
                                                                       (IN THOUSANDS)
    Current:
      Federal............................................    $2,904       $1,207       $ (2,489)
      State..............................................       584          161           (372)
                                                           ----------   ----------   ------------
                                                              3,488        1,368         (2,861)
                                                           ----------   ----------   ------------
    Deferred:
      Federal............................................     1,204          611          3,576
      State..............................................       134          126            144
                                                           ----------   ----------   ------------
                                                              1,338          737          3,720
                                                           ----------   ----------   ------------
                                                             $4,826       $2,105       $    859
                                                           =========     =======     ==========

     Deferred tax liabilities consist of the following components:

                                  JANUARY 2, 1994           JANUARY 1, 1995          DECEMBER 31, 1995
                              -----------------------   -----------------------   -----------------------
                               CURRENT    NON-CURRENT    CURRENT    NON-CURRENT    CURRENT    NON-CURRENT
                              LIABILITY    LIABILITY    LIABILITY    LIABILITY    LIABILITY    LIABILITY
                              ---------   -----------   ---------   -----------   ---------   -----------
                                                            (IN THOUSANDS)
    Receivables.............  $   1,639    $      --    $   1,220    $      --    $   1,228    $      --
    Inventories.............    (10,583)          --      (10,545)          --      (10,839)          --
    Accrued salaries
      and wages.............      1,361           --          547          252          122          406
    Other accrued
      liabilities...........      1,009           --        1,404           --        1,732           --
    Properties..............         --      (18,014)          --      (19,339)          --      (20,324)
    Other, net..............         11       (1,746)          15       (1,641)          11       (4,143)
                              ---------   -----------   ---------   -----------   ---------   -----------
                              $  (6,563)   $ (19,760)   $  (7,359)   $ (20,728)   $  (7,746)   $ (24,061)
                              =========   ==========    =========   ==========    =========   ==========

     The increase in the aggregate net deferred tax liability from $26,323,000 at January 2, 1994 to $28,087,000 at January 1, 1995 of $1,764,000 is $1,027,000
greater than the deferred tax provision of $737,000 included in the provision for income taxes for Calendar 1994. Such difference results from the deferred taxes of $1,027,000 provided in connection with the pushdown of a portion of Triarc's and SEPSCO's increased basis in the Company relating to its acquisition of the minority interest of SEPSCO in the SEPSCO Merger as discussed in Note 3.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

     The difference between the reported provision for income taxes and a computed tax based on income (loss) before income taxes at the statutory rate of 35% is reconciled as follows:

                                                           TEN MONTHS          YEAR ENDED
                                                             ENDED      -------------------------
                                                           JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                              1994         1995          1995
                                                           ----------   ----------   ------------
                                                                       (IN THOUSANDS)
    Income (loss) before income taxes....................    $7,499       $5,168       $ (5,490)
                                                           =========     =======     ==========
    Computed expected tax provision (benefit)............    $2,625       $1,809       $ (1,922)
    Increases in Federal Taxes resulting from:
      State income taxes net of federal benefit..........       467          186           (148)
      Provision for income tax contingencies.............        --           --          2,500
      Amortization of non-deductible goodwill............        --           73            130
      Capital loss carryforward..........................       875           --             --
      Change in deferred taxes for rate increase to
         35%.............................................       615           --             --
      Other, net.........................................       244           37            299
                                                           ----------   ----------   ------------
                                                             $4,826       $2,105       $    859
                                                           =========     =======     ==========

     The Internal Revenue Service ("IRS") is currently examining the Company's Federal income tax returns for the tax years from 1989 through 1992 and has issued to date notices of proposed adjustments increasing the Company's taxable income by approximately $41,000,000, the majority of which will be contested by the Company, the tax effect of which has not yet been determined. During Calendar 1995, the Company provided $2,500,000 in the provision for income taxes relating to such examination. The amount and timing of any payments required as a result of such proposed adjustments cannot presently be determined. However, the Company believes that it has adequate reserves for any tax liabilities, including interest, that may result from the resolution of such proposed adjustments.

     As a result of SEPSCO's merger with Triarc on April 14, 1994 (see Note 3), the Company and its subsidiaries became eligible to join in Triarc's consolidated Federal tax return. Under the tax sharing agreement with Triarc, the Company pays to Triarc an amount equal to the Federal income tax liability that the Company and its subsidiaries would have paid if they had filed a separate consolidated Federal income tax return. The Company has continued to file separate state income tax returns.

(8) LONG-TERM DEBT

     The following information relates to the Company's long-term debt, all of which is attributable to the Textile Business. Avondale is not expected to assume any of this indebtedness.

     Long-term debt consists of the following:

                                                         JANUARY     JANUARY     DECEMBER
                                                           2,          1,           31,
                                                          1994        1995         1995
                                                        ---------   ---------   -----------
                                                                  (IN THOUSANDS)
    Term loan.........................................  $ 72,500    $ 61,000     $  85,200
    Revolving loan....................................    89,324     103,038       113,435
    Capitalized lease obligations (Note 9)............       793         853           574
    Notes collateralized by machinery and equipment...       506       6,282        11,162
                                                        ---------   ---------   -----------
                                                         163,123     171,173       210,371
         Less current portion of long-term debt.......    12,174      16,541        13,701
                                                        ---------   ---------   -----------
                                                        $150,949    $154,632     $ 196,670
                                                        =========   =========   ============

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

     Aggregate annual maturities of the long-term debt as of December 31, 1995 are as follows (in thousands):

1996...........................................................  $ 13,701
1997...........................................................    14,453
1998...........................................................    14,405
1999...........................................................    14,304
2000...........................................................   151,707
Thereafter.....................................................     1,801
                                                                 --------
                                                                 $210,371
                                                                 ========

     On April 23, 1993 the Company and C. H. Patrick entered into an $180,000,000 senior secured credit facility (the "Graniteville Credit Facility") with the Company's commercial lender as agent for itself and various lenders, repaid its prior term loan and repurchased all receivables that had been sold to such commercial lender under the Company's non-notification factoring arrangement. On August 3, 1995 the Company amended the Graniteville Credit Facility (the "Amended Credit Facility"). The Amended Credit Facility consists of a senior secured revolving credit facility of up to $130,000,000 (the "Revolving Loan") with a $5,000,000 sublimit for letters of credit and an $86,000,000 senior secured term loan (the "Term Loan"), of which $800,000 was repaid in Calendar 1995, and expires in 2000. As part of the Amended Credit Facility, Graniteville's commercial lender continues to factor the Company's and
C. H. Patrick's receivables through April 23, 1999, with credit balances assigned to secure the Amended Credit Facility (the "Factoring Arrangement").

     The Revolving Loan does not require any amortization of principal prior to its expiration in 2000. Borrowings under the Revolving Loan bear interest, at the Company's option, at either the prime rate plus 1.00% per annum or the 90-day London Interbank Offered Rate (the "LIBOR rate") plus 2.75% per annum (weighted average interest rate of 8.95% at December 31, 1995). All LIBOR rate loans have a 90-day interest period and are limited to 75% of the outstanding balance in multiples of $10,000,000 under the Amended Credit Facility. The borrowing base for the Revolving Loan is the sum of 95% of accounts receivable (90% effective August 3, 1996) which are credit-approved by the factor ("Credit Approved Receivables"), plus 90% of all other eligible accounts receivable (85% effective August 3, 1996) not to exceed $18,000,000, plus 65% of eligible inventory, provided that advances against eligible inventory shall not exceed $42,000,000 at any one time. The Company, in addition to the aforementioned interest, pays a commission of 0.35% on all Credit-Approved Receivables, including a 0.20% bad debt reserve which is shared equally by Graniteville's commercial lender and the Company after deducting customer credit losses. Minimum annual factoring commissions of $1,200,000 are payable under the Factoring Arrangement through April 23, 1999.

     At December 31, 1995, the Company had approximately $15,000,000 available under the Revolving Loan.

     The Term Loan is repayable $11,600,000 in 1996, $12,400,000 in 1997 through 1999 and $36,400,000 in 2000. Until the unpaid principal of the Term Loan is equal to or less than $60,000,000 at the end of any year, the Company must make mandatory prepayments in an amount equal to 50% of Excess Cash Flow, as defined, for such years. In accordance therewith, no prepayments were required in Transition 1993, Calendar 1994 or Calendar 1995. The Term Loan bears interest, at the Company's option, at the prime rate plus 1.50% per annum or the 90-day LIBOR plus 3.25% per annum (weighted average interest rate of 9.20% at December 31, 1995). When the unpaid principal balance of the Term Loan is less than or equal to $72,000,000, the interest rate thereon will be reduced to the prime rate plus 1.50% or the 90-day LIBOR rate plus 3.00%. When the unpaid principal balance of the Term Loan is less than or equal to $57,000,000, the LIBOR rate option will be reduced to the 90-day LIBOR plus 2.75%. In each case, the LIBOR rate is limited to the unpaid principal balance less the principal amount of the next two (2) quarterly payments. In the event that the Company

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY prepays the Term Loan, in whole or in part, in the three year period commencing August 1995, then a prepayment fee shall be payable as follows: 2.0% of the amount prepaid if the prepayment occurs in the first year, 1.0% of the prepayment during the second year and 1/2 of 1.0% in the third year.

     On August 4, 1995, the Company borrowed $36,000,000 under the Amended Credit Facility which it loaned to Triarc.

     The Amended Credit Facility is secured by all of the assets of the Company and C. H. Patrick, including all accounts receivable, notes receivable, inventory, machinery and equipment, trademarks, patents and other intangible assets, and all real estate. The Company has also pledged as collateral the stock of C. H. Patrick. Additionally, Triarc and Graniteville International Sales, Inc. ("Graniteville International") have unconditionally guaranteed all obligations under the Amended Credit Facility. As collateral for such guarantee, Triarc Companies pledged all of the issued and outstanding stock of the Company (including the 50% owned by SEPSCO and subject to a pre-existing pledge of the 50% owned by Triarc in connection with Triarc's intercompany note payable to SEPSCO in the principal amount of $26,538,000), and the issued and outstanding common stock of SEPSCO owned by Triarc.

     The Amended Credit Facility contains various covenants which (a) require meeting certain financial amount and ratio tests; (b) limit, among other items
(i) the incurrence of indebtedness, (ii) investments, (iii) asset dispositions,
(iv) capital expenditures and (v) affiliate transactions other than in the normal course of business; and (c) restrict the payment of dividends (see below).

     At December 31, 1995, the Company was not in compliance with certain of the covenants under the Amended Credit Facility. On March 22, 1996, the Company received waivers and negotiated amended covenants through December 31, 1996. As a result, the related debt under the Amended Credit Facility is classified as long-term in the accompanying statement of assets and liabilities.

     The Company will be permitted to pay dividends or make loans or advances to its affiliates in an amount equal to 50% of the net income of the Company accumulated from the beginning of the first year commencing on or after December 20, 1994, provided that the outstanding principal balance of the Term Loan is less than $50,000,000 at the time of the payments and certain other conditions are met. Accordingly, based upon scheduled repayments of the Term Loan, the Company is unable to pay any dividends or make any loans or advances to its stockholders, including Triarc, prior to December 31, 1998.

     On August 25, 1995 the Company entered into a two-year interest rate cap agreement required by the Amended Credit Facility which effectively caps the Company's interest rate on $108,000,000 of its borrowings by providing for the Company to receive payment of the excess, if any, of the 90-day LIBOR rate (5.88% at December 31, 1995) over 9.00% on the $108,000,000 contract amount.

     In April 1994 and June 1995, the Company entered into seven year loan agreements to finance the acquisition of certain machinery and equipment. The loans, in the original amount of $6,500,000 and $6,600,000, respectively, are repayable in equal monthly installments of principal plus accrued interest. In connection with the April 1994 loan, the Company entered into an interest rate swap agreement (the "Swap Agreement") that effectively fixed the interest rate on such borrowings at 6.9% per annum for the seven year term of the loan. The June 1995 loan bears interest at a fixed rate of 8.19% per annum.

(9) LEASE COMMITMENTS

     The Textile Business leases certain machinery and equipment under long-term lease obligations which are accounted for as capital leases and are included in "Properties, at cost" in the accompanying statement of assets and liabilities in the amount of $1,006,000 at January 2, 1994 and $1,299,000 at both January 1, 1995 and December 31, 1995.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

     The future minimum lease payments (net of sublease rentals which are not significant) under capital leases and operating leases with an initial noncancellable term in excess of one year are as follows:

                                                                      CAPITAL       OPERATING
                                                                      LEASES         LEASES
                                                                      -------       ---------
                                                                          (IN THOUSANDS)
      1996..........................................................   $ 257         $ 1,397
      1997..........................................................     199             712
      1998..........................................................     140             641
      1999..........................................................      33             416
      2000..........................................................      --             389
      Thereafter....................................................      --           1,910
                                                                      -------       ---------
    Total minimum lease payments....................................     629         $ 5,465
                                                                                     =======
    Less amounts representing interest..............................      55
                                                                      -------
    Present value of minimum lease payments (Note 8)................   $ 574
                                                                       =====

     Rental expense under operating leases which is primarily for the rental of real estate and equipment, was $1,911,000 in Transition 1993, $2,261,000 in Calendar 1994 and $1,498,000 in Calendar 1995.

(10) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     Postretirement benefits other than pensions consist of health care and life insurance benefits provided to a group of former employees who retired prior to January 1, 1990, and a limited health care benefit program provided to early retirees who have attained age 55 and have ten years of service with the Textile Business. With the exception of a group of retirees who retired prior to January 1, 1982, a portion of the cost of these benefits is paid by the retiree.

     Net periodic postretirement benefit cost consists of the following:

                                                       TEN MONTHS             YEAR ENDED
                                                         ENDED        ---------------------------
                                                       JANUARY 2,     JANUARY 1,     DECEMBER 31,
                                                          1994           1995            1995
                                                       ----------     ----------     ------------
                                                                     (IN THOUSANDS)
    Service cost-benefits earned during the period...     $  6           $  5            $  7
    Interest cost on accumulated postretirement
      benefit obligation.............................       74             65              61
    Net amortization of unrecognized gain............       --            (10)            (20)
                                                           ---        ----------       ------
                                                          $ 80           $ 60            $ 48
                                                       =========      =======        ==========

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

     The accumulated postretirement benefit obligation is included in "Other liabilities" in the accompanying statements of assets and liabilities and consists of the following:

                                                          JANUARY 2,    JANUARY 1,   DECEMBER 31,
                                                             1994          1995          1995
                                                          -----------   ----------   ------------
                                                                      (IN THOUSANDS)
    Retirees and dependents.............................    $ 1,013       $  751        $  631
    Active employees eligible to retire.................         96           50            93
    Active employees not eligible to retire.............        131           61           117
                                                          -----------   ----------   ------------
              Accumulated postretirement benefit
                obligation..............................      1,240          862           841
    Unrecognized net gain (loss)........................        (97)         224           179
                                                          -----------   ----------   ------------
    Accrued postretirement benefit obligation recognized
      in the statements of assets and liabilities.......    $ 1,143       $1,086        $1,020
                                                          =========      =======     ==========

     The determination of net periodic postretirement benefit cost and accumulated postretirement benefit obligation is based upon the Plan's benefit provisions and the following assumptions:

                                                           TEN MONTHS          YEAR ENDED
                                                             ENDED      -------------------------
                                                           JANUARY 2,   JANUARY 1,   DECEMBER 31,
                                                              1994         1995          1995
                                                           ----------   ----------   ------------
    Assumed health care cost trend rate used to measure
      expected costs.....................................     12.0%        11.0%         10.0%
    Ultimate health care cost trend rate (to be achieved
      in 1999)...........................................      6.0%         6.0%          6.0%
    Discount rate for accumulated benefits...............       --          8.0%          7.0%
    Discount rate for net periodic costs.................      7.0%         7.0%          8.0%

     If the health care cost trend rate were increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1995 would have been increased by approximately $63,000. The effect of this change on the aggregate of the service cost and interest cost components of the net periodic postretirement benefit cost for Calendar 1995 would be an increase of approximately $10,000.

(11) TRANSACTIONS WITH AFFILIATES

     By agreement, Triarc provides certain management services including, among others, legal, insurance and financial services and incurs certain costs on behalf of the Textile Business. In Transition 1993, Calendar 1994 and Calendar 1995, such costs aggregated $5,424,000, $4,721,000 and $4,556,000, respectively and is included in "Selling and administrative expenses allocated from parent" in the accompanying statements of operations. The Textile Business, through Triarc, also leased space from an affiliate for approximately $612,000 in Transition 1993. In July 1993, Triarc Companies gave notice to terminate the lease effective January 31, 1994 and the Textile Business recorded a charge of $1,614,000 in Transition 1993 representing the allocated cost of such lease termination (see Note 14).

     Prior to December 1993, the Textile Business maintained certain property insurance coverage with Chesapeake Insurance Company Limited ("Chesapeake Insurance"), an affiliated company registered in Bermuda. Premiums attributable to such insurance coverage amounted to $84,000 in Transition 1993. The Textile Business also maintained certain insurance coverage with an unaffiliated insurance company for which Chesapeake Insurance reinsured a portion of the risk. Net premiums attributable to such reinsurance were approximately $1,643,000 in Transition 1993. In addition, prior to July 1, 1993, Insurance and Risk Management Inc., an affiliate until April 23, 1993, acted as agent or broker in connection with insurance coverage obtained by the Textile Business and provided claims processing services for the Textile Business.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

The commissions and payments for such services paid to such company were $77,000 in the applicable period of Transition 1993.

     In prior years, the Textile Business had a $2,500,000 investment in the convertible preferred stock of Chesapeake Insurance. During its quarter ended September 30, 1993, Chesapeake Insurance increased its reserve for insurance and reinsurance losses by $10,000,000 and as a result reduced the stockholders' equity of Chesapeake Insurance to $308,000. In December 1993, Triarc decided to cease writing insurance and reinsurance of any kind through Chesapeake Insurance. As a result, Chesapeake Insurance will not have any future operating cash flows and its remaining liabilities, including payment of claims on insurance previously written, will be liquidated with assets on hand. Accordingly, the preferred stock investment is not recoverable and the Textile Business wrote off its investment in such stock in Transition 1993 since the decline in value was deemed to be other than temporary.

     The Textile Business purchases dyes and chemicals from C. H. Patrick. Such purchases aggregated $24,859,000, $27,930,000 and $28,981,000 in Transition 1993, Calendar 1994 and Calendar 1995, respectively.

     The Textile Business has certain intercompany obligations with C. H. Patrick which bear interest at prime plus 1.25%. Interest expense on these obligations aggregated $492,000, $607,000 and $643,000 in Transition 1993, Calendar 1994 and Calendar 1995, respectively, and is reported as "Interest expense with affiliate" in the accompanying statements of operations.

(12) LEGAL MATTERS

     The Textile Business participates in regional wastewater treatment facilities and considers that it is in substantial compliance with water pollution regulations. In 1987, the Textile Business was, however, notified by the South Carolina Department of Health and Environmental Control ("DHEC") that DHEC discovered certain contamination of Langley Pond near Graniteville, South Carolina and asserted that the Textile Business may be one of the parties responsible for such contamination. In 1990 and 1991, the Textile Business provided reports to DHEC summarizing its required study and investigation of the alleged pollution and its sources which concluded that pond sediments should be left undisturbed and in place and that other less passive remediation alternatives either provided no significant additional benefits or themselves involved adverse effects on (i) human health, (ii) to existing recreational uses or (iii) to the existing biological communities. In March 1994, DHEC appeared to conclude that while environmental monitoring at Langley Pond should be continued, based on currently available information, the most reasonable alternative is to leave the pond sediments undisturbed and in place. DHEC requested the Textile Business to submit a proposal by mid-April 1995 concerning periodic monitoring of sediment deposition in the pond. The Textile Business submitted a proposed protocol for monitoring sediment deposition in Langley Pond on April 26, 1995. DHEC responded to this proposal on October 30, 1995 requesting some additional information. This information was provided to DHEC in February 1996. Management is unable to predict at this time what further actions, if any, may be required in connection with Langley Pond or what the cost thereof may be. However, given DHEC's recent conclusion and the absence of reasonable remediation alternatives, the Textile Business believes the ultimate outcome of this matter will not have a material adverse effect on its future results of operations or financial position.

     The Textile Business owns a nine acre property in Aiken County, South Carolina (the "Vaucluse Landfill"), which was used as a landfill from approximately 1950 to 1973. The Vaucluse Landfill was operated jointly by the Textile Business and Aiken County and may have received municipal waste and possibly industrial waste from the Textile Business and sources other than the Textile Business. In March 1990, a "Site Screening Investigation" was conducted by DHEC. The Textile Business conducted an initial investigation in June 1992 which included the installation and testing of two ground water monitoring wells. The United States Environmental Protection Agency conducted an Expanded Site Inspection (an "ESI") in January 1994 and the Textile Business conducted a supplemental investigation in February 1994. In response to the ESI, DHEC

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY has indicated its desire to have an investigation of the Vaucluse Landfill. On April 7, 1995, the Textile Business submitted a conceptual investigation approach to DHEC. On August 22, 1995 DHEC requested that the Textile Business enter into a consent agreement to conduct an investigation. The Textile Business has responded to DHEC that a consent agreement is inappropriate considering the Textile Business' demonstrated willingness to cooperate with DHEC's requests and asked DHEC to approve the Textile Business' April 7, 1995 conceptual investigation approach. The cost of the study proposed by the Textile Business is estimated to be between $125,000 and $150,000. Since an investigation has not yet commenced, the Textile Business is currently unable to estimate the cost to remediate the landfill. Such cost could vary based on the actual parameters of the study. Based on currently available information, the Textile Business does not believe that the outcome of this matter will have a material adverse effect on its future results of operations or financial position.

     The Textile Business is a defendant in certain other legal proceedings arising out of the ordinary conduct of its business. In the opinion of management, the ultimate outcome of these legal proceedings will not have a material adverse effect on the Textile Business' future results of operations or financial position.

(13) RETIREMENT AND INCENTIVE COMPENSATION PLANS

     The Textile Business maintains a 401(k) defined contribution plan which covers substantially all employees. Prior to March 1994 employees could contribute from 1% to 8% of their total earnings, subject to certain limitations. In addition, the Textile Business may make discretionary contributions to the plan. Discretionary retirement contribution expense was $1,000,000 in Transition 1993 and is included in "General and administrative expenses" in the accompanying statement of operations.

     Effective March 1994, the Textile Business made various changes to the retirement plan including an increase in allowable employee contributions. Employees may now contribute up to 15% of earnings and the Textile Business will match up to 75% of employee contributions based on years of service but limited to the first 4% of employee compensation. Employer matching contributions aggregated $1,198,000 in Calendar 1994 and $1,356,000 in Calendar 1995 and are included in "Selling and administrative expenses" in the accompanying statements of operations.

     Prior to Transition 1993, the Textile Business maintained management incentive plans (the "Incentive Plans") which provided for incentive compensation of up to 10% of operating earnings and up to 10% of earnings from sales or other dispositions of assets. The plans were administered by the Compensation Committee of the Board of Directors of Triarc and awards for elected corporate officers were approved by the Board. In Transition 1993, the Textile Business reversed prior year accruals of $968,000 due to the termination of the plans.

     During Transition 1993, the Textile Business replaced the previous Incentive Plans with annual and mid-term cash incentive plans (the "New Incentive Plans") for certain officers and key employees. The New Incentive Plans provide for discretionary cash awards depending upon the Textile Business' financial performance as compared to target performance. The New Incentive Plans are designed to yield a target award in cash if the Textile Business achieves an agreed-upon profit over a one-year and three-year performance cycle. An amount is accrued each year based upon the amount by which the Textile Business' profit for such year exceeds the target performance. A new three-year performance cycle begins each year, such that after the third year the annual amount paid to participants will equal the target award if the Textile Business' profit goals have been achieved. Amounts provided under the New Incentive Plans aggregated $1,998,000 in Transition 1993 and $1,018,000 in Calendar 1994. In Calendar 1995, the Textile Business reversed prior year accruals of $381,000.

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY

     Net incentive compensation expense under the Incentive Plans and the New Incentive Plans was $1,030,000, $1,018,000 and ($381,000) in Transition 1993,
Calendar 1994, and Calendar 1995, respectively, and is included in "Selling and administrative expenses" in the accompanying statements of operations.

     During Transition 1993, Triarc granted 50,000 restricted shares of Triarc Class A common stock to the Textile Business' chief executive officer under Triarc's Amended and Restated 1993 Equity Participation Plan (the "Triarc Equity Plan"). The value of the award at date of grant of $900,000 was being accrued by the Textile Business as compensation expense over the applicable vesting period through December 31, 1996. In December 1995, the Board of Directors of Triarc authorized the termination of the "restriction period" related to the restricted stock award. Accordingly, in Calendar 1995 the Textile Business accrued the remaining balance of the compensation expense related to this award. In addition, during Transition 1993 and Calendar 1994 Triarc granted stock options to certain key employees of the Textile Business under the Triarc Equity Plan. Of the Transition 1993 options, 65,000 were granted at an option price of $20.00 that was lower than the fair market value of Triarc's Class A common stock at the date of grant of $31.75. The aggregate difference of $764,000 between the option price and the fair market value at the date of grant is being recognized in compensation expense over the applicable vesting period through September 28, 1998. Compensation expense resulting from the grant of restricted shares and below market stock options, including the additional amortization resulting from the termination of the "restriction period", aggregated $455,000 in Calendar 1994 and $690,000 in Calendar 1995 and is included in "Selling and administrative expenses" in the accompanying statements of operations.

(14) SIGNIFICANT CHARGES IN TRANSITION 1993

     The accompanying Transition 1993 statement of operations includes the following significant charges (in thousands):

          Estimated cost allocated to the Textile Business by Triarc to terminate the lease on Triarc's existing corporate
            headquarters..................................................  $ 1,614
          Costs allocated to the Textile Business by Triarc related to a five-year consulting agreement extending through April 1998
            between Triarc and the former Vice Chairman of Triarc.........      229
                                                                            -------
          Total facilities relocation and corporate restructuring costs
            (A)...........................................................    1,843
          Estimated cost allocated to the Textile Business by Triarc for compensation paid to the Special Committee of the Board of
            Directors of Triarc (B).......................................    1,660
          Income tax benefit relating to the above charges................   (1,179)
                                                                            -------
                                                                            $ 2,324
                                                                            =======

(A) In Transition 1993, results of operations were significantly impacted by facilities relocation and corporate restructuring charges allocated to the Textile Business by Triarc aggregating $1,843,000 consisting of: (i) estimated allocated costs of $1,614,000 to relocate Triarc's existing corporate headquarters and to terminate the lease on its existing corporate facilities, and (ii) total allocated costs of $229,000 relating to a five-year consulting agreement (the "Consulting Agreement") extending through April 1998 between Triarc and Steven Posner, the former Vice Chairman of Triarc. All of such charges are related to a series of transactions by which DWG Acquisition Group, L.P. ("DWG Acquisition") acquired control of Triarc in April 1993 (the "Change in Control"). In connection with the Change in Control, Victor Posner and Steven Posner resigned as officers and directors of Triarc. In order to induce Steven Posner to resign, Triarc entered into the Consulting Agreement with him. The allocated cost related to the Consulting Agreement was recorded as a charge in Transition 1993 because the Consulting Agreement does not require any substantial services and Triarc does not expect to receive

                    TEXTILE BUSINESS OF GRANITEVILLE COMPANY any services that will have substantial value. As a part of the Change in Control, Triarc's Board of Directors was reconstituted. The first meeting of Triarc's reconstituted Board of Directors was held on April 24, 1993. At that meeting, based on a report and recommendations from a management consulting firm that had conducted an extensive review of Triarc and subsidiaries operations and management structure, Triarc's Board of Directors approved a plan of decentralization and restructuring which entailed, among other things, the following features: (i) the strategic decision to manage Triarc in the future on a decentralized rather than on a centralized basis; (ii) the hiring of new executive officers for Triarc;
     (iii) the termination of a significant number of employees as a result of both the new management philosophy and the hiring of an almost entirely new management team; and (iv) the relocation of the Triarc and certain affiliates corporate headquarters. The Textile Business' allocated costs to relocate the corporate headquarters of Triarc and terminate the lease on Triarc's existing corporate facilities ($1,614,000) stemmed from the decentralization and restructuring plan formally adopted at the April 24, 1993 meeting of Triarc's reconstituted Board of Directors and accordingly, were recorded in Transition 1993.
(B) In accordance with certain court proceedings and related settlements, five directors, including three court-appointed directors, were appointed in 1991 to serve on a special committee (the "Triarc Special Committee") of Triarc's Board of Directors. Such committee was empowered to review and pass on transactions between Triarc and Victor Posner, the then largest shareholder of Triarc, and his affiliates.
     The Textile Business has been charged $1,660,000 as an allocation of the cash portion of a success fee paid to the Triarc Special Committee attributable to the Change in Control. Such amount has been provided in "Management fees and other administrative expenses allocated from parent" in the accompanying statement of operations for Transition 1993.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of applicable financial instruments and related underlying assumptions are as follows as of January 2, 1994, January 1, 1995 and December 31, 1995:

     Long-term debt -- The Textile Business estimates that the carrying value of $163,123,000, $171,173,000 and $210,371,000 at January 2, 1994, January 1, 1995
and December 31, 1995, respectively, approximates the fair value of debt based upon the floating rate of interest applicable to the Graniteville Credit Facility or the Amended Credit Facility and the recent origination of other debt.

     Interest rate swap -- As of January 1, 1995, the fair value of the Swap Agreement was an asset of approximately $338,000 and at December 31, 1995 such fair value was a liability of approximately $53,000. Such amounts represent the estimated amount the Textile Business would pay or receive to terminate the Swap Agreement, as quoted by the financial institution. The Swap Agreement has been entered into with a major financial institution which, therefore, is expected to be able to fully perform under the terms of the agreement, thereby mitigating any credit risk of the transaction.

(16) FIRE AND INSURANCE SETTLEMENT

     On February 3, 1995, the Textile Business suffered fire damage to equipment in the weaving department at one of its manufacturing facilities. The Textile Business negotiated a property settlement with its insurance company for the fire damaged equipment. A gain of $1,875,000 has been recognized based upon the excess of the insurance proceeds over the book value of the damaged equipment and certain related costs.

- ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information..................   i
Prospectus Summary.....................   1
Risk Factors...........................  12
Use of Proceeds........................  18
Capitalization.........................  19
Pro Forma Financial Information........  20
Selected Historical Consolidated
  Financial Data.......................  25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................  28
Industry Overview......................  39
Business -- The Company................  41
Business -- Graniteville...............  53
The Exchange Offer.....................  56
The Recent Transactions................  63
Management.............................  66
Security Ownership of Certain
  Beneficial Owners and
  Management...........................  72
Certain Transactions...................  73
Description of Certain Indebtedness....  74
Description of the Notes...............  76
Certain Federal Income Tax
  Consequences......................... 102
Plan of Distribution................... 102
Legal Matters.......................... 103
Experts................................ 103
Index to Financial Statements.......... F-1


- ------------------------------------------------------

- ------------------------------------------------------

                               [AVONDALE LOGO]

                             Avondale Mills, Inc.

                                 $125,000,000

                              Offer to Exchange
                                     Its
                         10 1/4% Senior Subordinated
                                Notes Due 2006
                                     For
                         10 1/4% Senior Subordinated
                                Notes Due 2006
                          That Have Been Registered
                                  Under the
                            Securities Act of 1933

                                  Prospectus
- ------------------------------------------------------

                                                                     SCHEDULE II

                             AVONDALE INCORPORATED

                   CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                   BALANCE AT  CHARGED TO              BALANCE AT
                                                                   BEGINNING   COSTS AND      (A)        END OF
                                            DESCRIPTION            OF PERIOD    EARNINGS   DEDUCTIONS    PERIOD
                                  -------------------------------- ----------  ----------  ----------  ----------
Year Ended August 27, 1993......  Allowance for doubtful accounts    $1,797      $  277     $   (178)    $1,896
Year Ended August 28, 1994......  Allowance for doubtful accounts     1,896         926         (669)     2,153
Year Ended August 25, 1995......  Allowance for doubtful accounts     2,153       1,206       (1,120)     2,239

- ---------------

(A) Deductions represent customer account balances written off during the period.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Avondale Incorporated's rights and obligations with respect to indemnification of its controlling persons, directors and officers are governed by the following provisions from its charter, bylaws and applicable state law:

          Avondale Incorporated's Restated and Amended Articles of Incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of directors to Avondale Incorporated or its shareholders for monetary damages for breach of duty of care or any other duty owed to Avondale Incorporated as a director. The Georgia Business Corporation Code currently provides that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of Avondale Incorporated, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

          Under Article VI of Avondale Incorporated's Bylaws, Avondale Incorporated is required to indemnify its directors, officers, employees and agents or pay any judgment, settlement, penalty or fine, and against expenses (including attorney's fees and expenses), incurred in connection with any action, suit or proceedings brought against such person because he was a director, officer, employee or agent of Avondale Incorporated, without regard to any limitations in the Georgia Business Corporation Code; provided, however, that Avondale Incorporated shall have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to Avondale Incorporated or is subjected to injunctive relief in favor of Avondale Incorporated (a) for any appropriation, in violation of such person's duties, of any business opportunity of Avondale Incorporated, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. Avondale Incorporated's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

     The Company's rights and obligations with respect to indemnification of its controlling persons, directors and officers are governed by the following provisions from its bylaws and applicable state law:

          Sections 10-2B-8.51 and 10-2B-8.56, Code of Alabama 1975 (the "Code"), allow indemnification by a corporation, under certain circumstances, of any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed claims, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trustee, employee benefit plan or other enterprise; provided, that such person acted in good faith and in a manner he reasonably believed to be, in the case of conduct in his or her official capacity with the corporation, in its best interests, and, in all other cases, in or not opposed to its best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation also has the power under Section 10-2B-8.57 of the Code to purchase and maintain indemnity insurance against such threatened, pending or completed claim, action suit or proceeding on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

          Article IV of the Bylaws of the Company provides that the Company shall indemnify any current or former director or officer of the Company and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Company against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he is a party by reason of his being or having been a director, officer or employee of the Company or his serving, at the Company's request, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Articles of Incorporation of the Company are silent as to indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBIT
- ------       -----------------------------------------------------------------------------------
  2.1*   --  Asset Purchase Agreement, dated March 31, 1996 among the Company, Avondale
             Incorporated, Graniteville Company and Triarc Companies, Inc.
  3.1*   --  Restated and Amended Articles of Incorporation of Avondale Incorporated.
  3.2*   --  Bylaws of Avondale Incorporated.
  3.3++  --  Articles of Incorporation of the Company, as amended.
  3.4*   --  Bylaws of the Company.
  4.1*   --  Indenture for the Notes between the Company, Avondale Incorporated and The Bank of
             New York, as Trustee.
  4.2*   --  Registration Rights Agreement, dated April 23, 1996 among the Company, Avondale
             Incorporated and the CS First Boston Corporation.
  4.3*   --  Amended and Restated Credit Agreement, dated as of April 29, 1996, among the
             Company, the Banks listed therein and Wachovia Bank of Georgia, N.A., as Agent.
  4.4*   --  Amended and Restated Security Agreement, dated April 29, 1996, between the Company and Wachovia Bank of Georgia, N.A., as agent for the Banks which are parties to the
             Amended and Restated Credit Agreement.
  4.5*   --  Amended and Restated Parent Guaranty, dated April 29, 1996, executed by Avondale
             Incorporated in favor of Wachovia Bank of Georgia, N.A., as agent for the Banks which are parties to the Amended and Restated Credit Agreement.
  4.6*   --  Amended and Restated Stock Pledge Agreement, dated April 29, 1996, between Wachovia
             Bank of Georgia, N.A., as agent for the Banks which are parties to the Amended and
             Restated Credit Agreement, and Avondale Incorporated.
  4.7*   --  Agreement to Provide Certain Debt Instruments to the Commission upon Request.
  5.1++  --  Opinion of King & Spalding.
 10.1*   --  Receivables Purchase Agreement, dated April 29, 1996, among the Company, the
             Company, as Servicer, and Avondale Receivables Company.
 10.2*   --  Pooling and Servicing Agreement, dated April 29, 1996, among Avondale Receivables
             Company, the Company and Manufacturers and Traders Trust Company.
 10.3*   --  Series 1996-1 Supplement to the Pooling and Servicing Agreement, dated April 29,
             1996, among Avondale Receivables Company, the Company and Manufacturers and Traders
             Trust Company.
 10.4*   --  The Certificate Purchase Agreement, dated April 29, 1996, among Avondale
             Receivables Company, the Company, the purchasers described therein and First
             National Bank of Chicago, as agent.
 10.5*   --  Note Purchase Agreement, dated December 28, 1995, among Oneita, Robert M. Gintel and the Company.
 10.6*   --  Registration Rights Agreement, dated January 25, 1996, among Oneita and the Holders as listed therein.
 10.7*   --  10% Subordinated Promissory Note, dated January 25, 1996, executed by Oneita in favor of the Company.
 10.8*   --  Registration Rights Agreement, dated April 29, 1996 between Avondale Incorporated and the Persons listed therein.
 10.9*   --  Shareholders Agreement, dated April 29, 1996 among Avondale Incorporated, the
             Investors listed therein, the Shareholders listed therein and Clipper Capital
             Partners, L.P., in its capacity as Purchaser Representative under the Agreement.
 10.10*  --  Post-Merger Stock Transfer and Repurchase Agreement, dated August 27, 1993 by and among Walton Monroe Mills, Inc., Metropolitan Life Insurance Company, 1985 Merchant
             Investment Partnership, Merchant LBO, Inc., G. Stephen Felker, John F. Maypole and
             Jack R. Altherr, Jr.

EXHIBIT
NUMBER                                     DESCRIPTION OF EXHIBIT
- ------       -----------------------------------------------------------------------------------
 10.11*  --  Post-Merger Stock Transfer and Repurchase Agreement, dated August 27, 1993 by and among Walton Monroe Mills, Inc., Metropolitan Life Insurance Company, 1985 Merchant
             Investment Partnership, Merchant LBO, Inc., G. Stephen Felker, John F. Maypole and
             T. Wayne Spraggins.
 10.12*  --  Avondale Incorporated Stock Option Plan.
 10.13*  --  Avondale Mills, Inc. Associate Profit Sharing and Savings Plan.
 10.14*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for G. Stephen Felker.
 10.15*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for Jack R. Altherr, Jr.
 10.16*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for Richard H. Monk, Jr.
 10.17*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for T. Wayne Spraggins.
 10.18*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for C. Michael
             Billingsley.
 10.19*  --  Phantom Unit Awards to G. Stephen Felker.
 10.20*  --  Phantom Unit Awards to Richard H. Monk, Jr.
 10.21*  --  Phantom Unit Awards to Jack R. Altherr, Jr.
 10.22*  --  Phantom Unit Awards to C. Michael Billingsley.
 10.23*  --  Phantom Unit Awards to T. Wayne Spraggins.
 10.24   --  Supply Agreement dated March 31, 1996 between the Company and C. H. Patrick & Co.,
             Inc.
 12.1*   --  Computation of Ratio of Earnings to Fixed Charges.
 23.1++  --  Consent of King & Spalding (included as part of its opinion filed as Exhibit 5.1).
 23.2    --  Consent of Ernst & Young LLP, independent public accountants.
 23.3    --  Consent of Deloitte & Touche LLP, independent public accountants.
 25.1*   --  Statement of Eligibility of Trustee on Form T-1 (bound separately).
 99.1    --  Form of Letter of Transmittal for 10 1/4% Senior Subordinated Notes Due 2006.
 99.2    --  Form of Notice of Guaranteed Delivery.
 99.3    --  Acknowledgement of Ernst & Young LLP


- ---------------


* Previously filed.


++ To be filed by Amendment.


     (b) Financial Statement Schedule.

     Schedule II -- Valuation and Qualifying Accounts

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Georgia, on the 13th day of September, 1996.


                                          AVONDALE INCORPORATED

                                          By:     /s/  G. STEPHEN FELKER
                                             ----------------------------------
                                                     G. Stephen Felker
                                              Chairman of the Board, President
                                                and Chief Executive Officer

                                          AVONDALE MILLS, INC.


                                          By:     /s/  G. STEPHEN FELKER

                                            ------------------------------------
                                                     G. Stephen Felker
                                              Chairman of the Board, President
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of September, 1996.



                  SIGNATURE                                         TITLE
- ---------------------------------------------   ----------------------------------------------
               /s/  G. STEPHEN FELKER           Chairman of the Board, President and Chief
- ---------------------------------------------     Executive Officer of the Company and
              G. Stephen Felker                   Avondale Incorporated

             /s/  JACK R. ALTHERR, JR.          Vice Chairman, Chief Financial Officer,
- ---------------------------------------------     Secretary and Director of the Company and
            Jack R. Altherr, Jr.                  Avondale Incorporated (Principal Financial
                                                  and Accounting Officer)

                          *                     Director of the Company and Avondale
- ---------------------------------------------     Incorporated
             Kenneth H. Callaway

                          *                     Director of the Company and Avondale
- ---------------------------------------------     Incorporated
              Robert B. Calhoun

                          *                     Director of the Company and Avondale
- ---------------------------------------------     Incorporated
               Harry C. Howard

                          *                     Director of the Company and Avondale
- ---------------------------------------------     Incorporated
           C. Linden Longino, Jr.

                          *                     Director of the Company and Avondale
- ---------------------------------------------     Incorporated
                Dale J. Boden

                          *                     Director of the Company and Avondale
- ---------------------------------------------     Incorporated
               John P. Stevens

      *By:    /s/  JACK R. ALTHERR, JR.
- ---------------------------------------------
            Jack R. Altherr, Jr.
              Attorney-in-Fact

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                DESCRIPTION OF EXHIBIT                                PAGE
- ------       ------------------------------------------------------------------------   ------------
  2.1*   --  Asset Purchase Agreement, dated March 31, 1996 among the Company,
             Avondale Incorporated, Graniteville Company and Triarc Companies, Inc.
  3.1*   --  Restated and Amended Articles of Incorporation of Avondale Incorporated.
  3.2*   --  Bylaws of Avondale Incorporated.
  3.3++  --  Articles of Incorporation of the Company, as amended.
  3.4*   --  Bylaws of the Company.
  4.1*   --  Indenture for the Notes between the Company, Avondale Incorporated and
             The Bank of New York, as Trustee.
  4.2*   --  Registration Rights Agreement, dated April 23, 1996 among the Company,
             Avondale Incorporated and the CS First Boston Corporation.
  4.3*   --  Amended and Restated Credit Agreement, dated as of April 29, 1996, among the Company, the Banks listed therein and Wachovia Bank of Georgia,
             N.A., as Agent.
  4.4*   --  Amended and Restated Security Agreement, dated April 29, 1996, between the Company and Wachovia Bank of Georgia, N.A., as agent for the Banks which are parties to the Amended and Restated Credit Agreement.
  4.5*   --  Amended and Restated Parent Guaranty, dated April 29, 1996, executed by
             Avondale Incorporated in favor of Wachovia Bank of Georgia, N.A., as agent for the Banks which are parties to the Amended and Restated Credit
             Agreement.
  4.6*   --  Amended and Restated Stock Pledge Agreement, dated April 29, 1996, between Wachovia Bank of Georgia, N.A., as agent for the Banks which are parties to the Amended and Restated Credit Agreement, and Avondale
             Incorporated.
  4.7*   --  Agreement to Provide Certain Debt Instruments to the Commission upon
             Request.
  5.1++  --  Opinion of King & Spalding.
 10.1*   --  Receivables Purchase Agreement, dated April 29, 1996, among the Company, the Company, as Servicer, and Avondale Receivables Company.
 10.2*   --  Pooling and Servicing Agreement, dated April 29, 1996, among Avondale
             Receivables Company, the Company and Manufacturers and Traders Trust
             Company.
 10.3*   --  Series 1996-1 Supplement to the Pooling and Servicing Agreement, dated
             April 29, 1996, among Avondale Receivables Company, the Company and
             Manufacturers and Traders Trust Company.
 10.4*   --  The Certificate Purchase Agreement, dated April 29, 1996, among Avondale
             Receivables Company, the Company, the purchasers described therein and
             First National Bank of Chicago, as agent.
 10.5*   --  Note Purchase Agreement, dated December 28, 1995, among Oneita, Robert
             M. Gintel and the Company.
 10.6*   --  Registration Rights Agreement, dated January 25, 1996, among Oneita and the Holders as listed therein.
 10.7*   --  10% Subordinated Promissory Note, dated January 25, 1996, executed by
             Oneita in favor of the Company.
 10.8*   --  Registration Rights Agreement, dated April 29, 1996 between Avondale
             Incorporated and the Persons listed therein.
 10.9*   --  Shareholders Agreement, dated April 29, 1996 among Avondale
             Incorporated, the Investors listed therein, the Shareholders listed therein and Clipper Capital Partners, L.P., in its capacity as Purchaser
             Representative under the Agreement.
 10.10*  --  Post-Merger Stock Transfer and Repurchase Agreement, dated August 27,
             1993 by and among Walton Monroe Mills, Inc., Metropolitan Life Insurance
             Company, 1985 Merchant Investment Partnership, Merchant LBO, Inc., G.
             Stephen Felker, John F. Maypole and Jack R. Altherr, Jr.

                                                                                        SEQUENTIALLY
EXHIBIT                                                                                   NUMBERED
NUMBER                                DESCRIPTION OF EXHIBIT                                PAGE
- ------       ------------------------------------------------------------------------   ------------
 10.11*  --  Post-Merger Stock Transfer and Repurchase Agreement, dated August 27,
             1993 by and among Walton Monroe Mills, Inc., Metropolitan Life Insurance
             Company, 1985 Merchant Investment Partnership, Merchant LBO, Inc., G.
             Stephen Felker, John F. Maypole and T. Wayne Spraggins.
 10.12*  --  Avondale Incorporated Stock Option Plan.
 10.13*  --  Avondale Mills, Inc. Associate Profit Sharing and Savings Plan.
 10.14*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for G.
             Stephen Felker.
 10.15*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for Jack R.
             Altherr, Jr.
 10.16*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for Richard
             H. Monk, Jr.
 10.17*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for T. Wayne
             Spraggins.
 10.18*  --  Avondale Mills, Inc. Fiscal 1995 Management Incentive Plan for C.
             Michael Billingsley.
 10.19*  --  Phantom Unit Awards to G. Stephen Felker.
 10.20*  --  Phantom Unit Awards to Richard H. Monk, Jr.
 10.21*  --  Phantom Unit Awards to Jack R. Altherr, Jr.
 10.22*  --  Phantom Unit Awards to C. Michael Billingsley.
 10.23*  --  Phantom Unit Awards to T. Wayne Spraggins.
 10.24   --  Supply Agreement dated March 31, 1996 between the Company and C. H.
             Patrick & Co., Inc.
 12.1*   --  Computation of Ratio of Earnings to Fixed Charges.
 23.1++  --  Consent of King & Spalding (included as part of its opinion filed as
             Exhibit 5.1).
 23.2    --  Consent of Ernst & Young LLP, independent public accountants.
 23.3    --  Consent of Deloitte & Touche LLP, independent public accountants.
 25.1*   --  Statement of Eligibility of Trustee on Form T-1 (bound separately).
 99.1    --  Form of Letter of Transmittal for 10 1/4% Senior Subordinated Notes Due
             2006.
 99.2    --  Form of Notice of Guaranteed Delivery.
 99.3    --  Acknowledgement of Ernst & Young LLP


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* Previously filed.


++ To be filed by Amendment.